As filed with the Securities and Exchange Commission on June 24, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH INTERNATIONAL, INC.

Delaware	1-8514	95-3822631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16740 East Hardy Road
Houston, Texas 77032
(281) 443-3370
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard E. Chandler, Jr.
Senior Vice President, General Counsel and Corporate Secretary
Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
(281) 443-3370
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel A. Neff
David E. Shapiro
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering	Aggregate Offering	Amount of
Securities to be Registered	to be Registered(2)	Price per Unit	Price(3)	Registration Fee(4)
Common stock, par value $1.00 per share (together with the associated preferred share purchase rights)(1)	N/A	N/A	$1,396,526,372	$54,883.49

(1)	Each share of Smith common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, pursuant to the Rights Agreement, dated as of June 8, 2000, as amended, between Smith International, Inc. and First Chicago Trust Company of New York, as rights agent.

(2)	In accordance with Rule 457(o), the number of shares has not been included.

(3)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 32,383,154 shares of W-H common stock (the sum of (x) 30,711,232 shares of W-H common stock outstanding, (y) 1,411,838 shares of W-H common stock issuable upon the exercise of outstanding options and (z) 260,084 restricted stock awards outstanding, each as of June 23, 2008 (as set forth by W-H in its Solicitation/Recommendation Statement on Schedule 14D-9, filed June 24, 2008) and (ii) the average of the high and low sales prices of W-H common stock as reported on the New York Stock Exchange on June 17, 2008 ($93.65), minus $1,636,156,000, the estimated maximum aggregate amount of cash to be paid by Smith in the exchange offer and proposed merger.

(4)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00003930.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. Smith International, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Smith International, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SMITH INTERNATIONAL, INC.

Offer by Whitehall Acquisition Corp.
to Exchange Each Outstanding Share of Common Stock
of

W-H ENERGY SERVICES, INC.

for
$56.10 in Cash and
0.48 Shares of Common Stock of Smith International, Inc.
or
$93.55 in Cash
or
1.1990 Shares of Common Stock of Smith International, Inc.
subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 22, 2008, UNLESS EXTENDED.

Whitehall Acquisition Corp. (“Offeror”), a wholly owned subsidiary of Smith International, Inc. (“Smith”), is offering to exchange for each outstanding share of common stock of W-H Energy Services, Inc. (“W-H”), par value $0.0001 per share, including the associated preferred share purchase rights (the “Shares”), validly tendered and not withdrawn in the offer, at the election of the holder of such Share, either:

•	$56.10 in cash, without interest, and 0.48 shares of Smith common stock, par value $1.00 per share, including the associated preferred share purchase rights (“Smith Common Stock”) (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, W-H shareholders electing All-Cash Consideration or All-Stock Consideration may be subject to proration and may receive a different form of consideration than selected. W-H shareholders who otherwise would be entitled to receive a fractional share of Smith Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the All-Cash Consideration. See “The Offer — Elections and Proration” for a detailed description of the proration procedure.

The purpose of the Offer is for Smith to acquire control of, and ultimately the entire equity interest in, W-H. The Offer is the first step in Smith’s plan to acquire all of the outstanding Shares. Promptly after completion of the Offer, Smith intends to consummate a merger of Offeror with and into W-H, with W-H surviving the Merger (this merger is referred to herein as the “Merger” and W-H after the Merger is sometimes referred to as the “Surviving Corporation”). The purpose of the Merger is for Smith to acquire all Shares not acquired in the Offer. After the Merger, the Surviving Corporation will be a wholly owned subsidiary of Smith and the former W-H shareholders will no longer have any direct ownership interest in the Surviving Corporation. As promptly as practicable following the Merger, Smith intends to cause the Surviving Corporation to merge with and into a wholly owned subsidiary of Smith, with such wholly owned subsidiary surviving such merger (we refer to this second merger as the “Post-Closing Merger” and together with the Merger, the “Mergers”).

Offeror’s obligation to accept for exchange, and to exchange, Shares for cash and shares of Smith Common Stock in the Offer is subject to a number of conditions, which are more fully described in “The Offer — Conditions of the Offer.”

Smith’s common stock is listed on the New York Stock Exchange under the symbol “SII.” W-H’s Shares are listed on the New York Stock Exchange under the symbol “WHQ.”

For a discussion of certain factors that W-H shareholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 7.

Smith has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Smith.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is June 24, 2008.

This prospectus/offer to exchange incorporates by reference important business and financial information about Smith, W-H and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this prospectus/offer to exchange. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where To Obtain More Information.”

W-H shareholders also may request copies of these publicly-filed documents from Smith, without charge, upon written or oral request to Smith’s information agent at its address or telephone number set forth on the back cover of this prospectus/offer to exchange. In order to receive timely delivery of the documents, W-H shareholders must make such request no later than July 14, 2008, or five business days before the expiration date of the Offer, whichever is later.

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of shareholders of W-H. We are not asking you for a proxy and you are requested not to send us a proxy. Any solicitation of proxies that Smith or W-H might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE TO OBTAIN MORE INFORMATION

Smith and W-H file annual, quarterly and current reports, proxy statements and other information with the SEC. W-H shareholders may read and copy any reports, statements or other information that Smith or W-H file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Smith’s and W-H’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Smith has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Smith Common Stock to be issued in the Offer and the Merger. This prospectus/offer to exchange is a part of that registration statement. Smith may also file amendments to such registration statement. In addition, on June 24, 2008, Smith filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act together with exhibits, to furnish certain information about the Offer. Smith may file amendments to the Schedule TO. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

The SEC allows Smith to incorporate information into this prospectus/offer to exchange “by reference,” which means that Smith and Offeror can disclose important information to W-H shareholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information amended or superseded by information contained in, or incorporated by reference into, this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents and information set forth below that Smith and W-H have previously filed with the SEC. These documents contain important information about Smith and W-H and their financial conditions.

Smith Filings (File No. 001-08514):

Smith Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2007, as filed with the SEC on February 29, 2008

The description of Smith Common Stock set forth in Smith’s Registration Statement on Form 8-A, filed with the SEC on May 20, 1959, including all amendments and reports filed for the purpose of updating such description.

The description of Smith preferred share purchase rights set forth in Smith’s Registration Statement on Form 8-A12B, filed with the SEC on June 15, 2000, including all amendments or reports filed for the purpose of updating such description.

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2008, as filed with the SEC on May 12, 2008

Current Reports on Form 8-K	Filed on:
• April 29, 2008
• May 19, 2008
• June 5, 2008

v

W-H Filings (File No. 001-31346):

W-H Information Incorporated by Reference	Period Covered or Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2007, as filed with the SEC on February 28, 2008

The description of W-H’s common stock set forth in W-H’s Registration Statement on Form 8-A, filed with the SEC on July 28, 2003, including all amendments and reports filed for the purpose of updating such description.

The description of W-H’s stock purchase rights set forth in W-H’s Registration Statement on Form 8-A, filed with the SEC on July 28, 2003, including all amendments and reports filed for the purpose of updating such description.

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2008, as filed with the SEC on May 8, 2008

Current Reports on Form 8-K	Filed with the SEC on:
• January 3, 2008
• June 5, 2008
• June 12, 2008

Smith also hereby incorporates by reference any additional documents that either it or W-H may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the Offer. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

W-H shareholders may obtain any of these documents without charge upon written or oral request to the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, collect at (212) 929-5500 or toll-free at (800) 322-2885, or from the SEC at the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this prospectus/offer to exchange may contain forward-looking statements, concerning, among other things, Smith’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Management believes these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the Offer and the Mergers on the terms summarized in this prospectus/offer to exchange. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on our operations and future prospects or the completion of the Offer and the Mergers include, but are not limited to:

•	failure to satisfy the conditions to consummate the Offer and the Mergers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the failure of the Offer or the Mergers to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the Offer and the Mergers;

•	general economic and business conditions;

•	the level of oil and natural gas exploration and development activities;

•	global economic growth and activity;

•	political stability of oil-producing countries;

•	finding and development costs of operations;

•	decline and depletion rates for oil and natural gas wells;

•	seasonal weather conditions;

•	industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this prospectus/offer to exchange, should be considered in evaluating any forward-looking statements contained in this prospectus/offer to exchange. All forward-looking statements speak only as of the date of this prospectus/offer to exchange. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of Shares may have regarding the Offer and answers to those questions. You are urged to carefully read the remainder of this prospectus/offer to exchange and the related letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this prospectus/offer to exchange and the related letter of election and transmittal. See “Where To Obtain More Information.”

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires, “Smith” or “we” refers to Smith and its consolidated subsidiaries, “Offeror” refers to Whitehall Acquisition Corp., and “W-H” refers to W-H and its consolidated subsidiaries.

Who is offering to buy my Shares?

The Offer is made by Whitehall Acquisition Corp., a Texas corporation formed for the purpose of making the Offer and consummating the Merger. Offeror is a wholly owned subsidiary of Smith. Smith is a leading global provider of premium products and services to the oil and gas exploration and production industry. Smith provides a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbine products, tubulars, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. Smith also offers supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

What are the classes and amounts of W-H securities that Smith is offering to acquire in the Offer?

We are seeking to acquire all issued and outstanding shares of W-H common stock, par value $0.0001 per share, including the associated preferred share purchase rights.

What will I receive for my Shares?

We are offering to exchange for each outstanding Share validly tendered pursuant to the Offer and not properly withdrawn:

•	$56.10 in cash, without interest, and 0.48 shares of Smith Common Stock (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, W-H shareholders electing All-Cash Consideration or All-Stock Consideration may be subject to proration and may receive a different form of consideration than selected. W-H shareholders who otherwise would be entitled to receive a fractional share of Smith Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the All-Cash Consideration. See “The Offer — Elections and Proration” for a detailed description of the proration procedure.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration, the All-Cash Consideration and the All-Stock Consideration based on different assumed trading prices for the Smith Common Stock.

	Market Value of	Value of	Market Value of
Assumed Smith	Mixed Consideration	All-Cash Consideration	All-Stock Consideration
Common Stock Price	(Per Share Exchanged)	(Per Share Exchanged)	(Per Share Exchanged)

$70.00	$89.70	$93.55	$83.93
$75.00	$92.10	$93.55	$89.93
$78.02	$93.55	$93.55	$93.55
$80.00	$94.50	$93.55	$95.92
$85.00	$96.90	$93.55	$101.92
$90.00	$99.30	$93.55	$107.91

The market prices of Smith Common Stock used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical W-H shareholder would receive, are for purposes of illustration only. The price of Smith Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, W-H shareholders electing the All-Cash Consideration and the All-Stock Consideration are subject to proration if holders of Shares, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration to be paid in the Offer. As a consequence, the elections of other W-H shareholders will impact whether a tendering W-H shareholder electing the All-Cash Consideration or the All-Stock Consideration receives solely the type of consideration elected or if a portion of such shareholder’s tendered Shares are exchanged for another form of consideration.

W-H shareholders should consider the potential effects of proration and should obtain current market quotations for shares of Smith Common Stock before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Will I have to pay any fee or commission to exchange Shares?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Offeror making this Offer?

The purpose of the Offer is for Smith to acquire control of, and ultimately the entire equity interest in, W-H. The Offer is the first step in Smith’s plan to acquire all of the outstanding Shares. Promptly after completion of the Offer, Smith intends to consummate the Merger. The purpose of the Merger is for Smith to acquire all Shares not acquired in the Offer. After the Merger, the Surviving Corporation will be a wholly owned subsidiary of Smith and the former W-H shareholders will no longer have any direct ownership interest in the Surviving Corporation. As promptly as practicable following the Merger, Smith intends to consummate the Post-Closing Merger.

What does the W-H board of directors recommend?

The W-H board of directors has unanimously (i) deemed the Agreement and Plan of Merger, dated June 3, 2008, among Smith, Offeror and W-H (the “Merger Agreement”) and the transactions contemplated thereby, including the Offer and the Mergers, to be in the best interests of the W-H shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Mergers, in all respects and (iii) recommended that you accept the Offer and tender your Shares to Offeror and, if applicable, that you approve and adopt the Merger Agreement and the Merger (the “W-H Recommendation”).

A description of the reasons why the W-H board of directors approved the Offer is set forth in W-H’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this prospectus/offer to exchange.

The directors and executive officers of W-H currently beneficially own approximately 5.0% of the outstanding Shares on a fully diluted basis. Except for Shares that may be sold in market transactions prior to the completion of the Offer, after reasonable inquiry and to the best of W-H’s knowledge, each executive officer and director of W-H currently intends, subject to compliance with applicable law including Section 16(b) of the Exchange Act, to tender all Shares held of record or beneficially owned by such person to the Offeror pursuant to the Offer.

What are the conditions of the Offer?

The Offer is conditioned upon, among other things, the following:

•	W-H shareholders shall have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that shall be at least 66 2/3% of the Shares outstanding on a fully diluted basis (the “Minimum Condition”).

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated and any other requisite clearances and/or approvals under any other federal, state or foreign antitrust or competition law shall have been obtained.

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933 (the “Securities Act”) and no stop order or proceeding seeking a stop order shall have been issued.

•	No order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued and no statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares.

•	No “W-H Material Adverse Effect” shall have occurred nor shall any fact, circumstance, occurrence, event, development or change have occurred or exist that would reasonably be expected to have a W-H Material Adverse Effect, as described in the section of this prospectus/offer to exchange entitled “The Offer — Conditions of the Offer.”

•	None of the following events shall have occurred and continue to exist: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any material limitation (whether or not mandatory) by any United States governmental entity on the extension of credit by banks or other financial institutions.

•	The Merger Agreement shall not have been terminated in accordance with its terms.

•	The W-H board of directors shall not have made an adverse recommendation change, as described in the section of this prospectus/offer to exchange entitled “Merger Agreement — Changes of Recommendation.”

The Offer is subject to a number of additional conditions set forth below in the section entitled “The Offer — Conditions of the Offer.” The conditions to the Offer are for the sole benefit of Smith and Offeror and may be asserted by Smith or Offeror regardless of the circumstances (including any action or inaction by Smith or Offeror) giving rise to such condition or may be waived by Smith or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Condition, which may only be waived by Smith or Offeror with the express written consent of W-H.

x

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the third quarter of 2008, subject to the conditions described in “The Offer — Conditions of the Offer” and “Merger Agreement — Conditions to the Merger.”

Is Smith’s financial condition relevant to my decision to tender Shares in the Offer?

Yes. Smith’s financial condition is relevant to your decision to tender your Shares because part of the consideration you may receive if your Shares are exchanged in the Offer could consist of shares of Smith Common Stock. As a result of the proration procedures described in this prospectus/offer to exchange, you may receive shares of Smith Common Stock in addition to cash even if you elect to receive the All-Cash Consideration. You should therefore consider Smith’s financial condition as you could become one of Smith’s shareholders through the Offer. You also should consider the likely effect that Smith’s acquisition of W-H could have on Smith’s financial condition. This prospectus/offer to exchange contains financial information regarding Smith and W-H, as well as pro forma financial information for the proposed combination of Smith and W-H, all of which we encourage you to review.

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 22, 2008, which is the Initial Expiration Date, unless further extended by Smith. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of W-H, (1) from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived or (2) from time to time extend the Offer, if at the scheduled Expiration Date less than 90% of the number of Shares then outstanding on a fully diluted basis have been validly tendered and not withdrawn. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer — Extension, Termination and Amendment.”

How do I tender my Shares?

To tender Shares into the Offer, you must deliver the certificates representing your Shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare Trust Company, N.A., the exchange agent for the Offer, not later than the time the Offer expires. The letter of election and transmittal (and the instructions thereto) is enclosed with this prospectus/offer to exchange. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

For a complete discussion of the procedures for tendering your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer — Procedure for Tendering.”

Until what time can I withdraw tendered Shares?

You may withdraw previously tendered Shares at any time prior to the expiration of the Offer. For a complete discussion of the procedures for withdrawing your Shares, please see the section of this prospectus/offer to exchange entitled “The Offer — Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. For a complete discussion on the procedures for withdrawing your Shares, including the applicable deadlines for effecting withdrawals, please see the section of this prospectus/offer to exchange entitled “The Offer — Withdrawal Rights.”

When and how will I receive the Offer consideration in exchange for my tendered Shares?

Offeror will exchange all validly tendered and not properly withdrawn Shares promptly after the Expiration Date, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this prospectus/offer to exchange entitled “The Offer — Conditions of the Offer.” Offeror will deliver the consideration for your validly tendered and not properly withdrawn Shares by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting such consideration to you. In all cases, an exchange of tendered Shares will be made only after timely receipt by the exchange agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares as described in the section of this prospectus/offer to exchange entitled “The Offer — Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal and any other required documents for such Shares.

Why does the cover page to this prospectus/offer to exchange state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

No. Completion of this preliminary prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the Offer to commence. The Offer was commenced on the date of the initial filing of the registration statement of which this prospectus/offer to exchange is a part. We cannot, however, accept for exchange any Shares tendered in the Offer or exchange any Shares until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or waived.

Where can I find more information about Smith and W-H?

You can find more information about Smith and W-H from various sources described in the section of this prospectus/offer to exchange entitled “Where To Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to W-H shareholders. You are urged to carefully read the remainder of this prospectus/offer to exchange and the related letter of election and transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offer (Page 44)

Under the terms of the Offer, each W-H shareholder may elect to receive, for each outstanding Share validly tendered and not withdrawn in the Offer, at the election of such holder either:

•	$56.10 in cash, without interest, and 0.48 shares of Smith Common Stock (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, W-H shareholders electing the All-Cash Consideration or the All-Stock Consideration may be subject to proration and may receive some Offer consideration in a different form than selected.

The value of the Mixed Consideration and the All-Stock Consideration will fluctuate prior to the Expiration Date as the market price of Smith Common Stock changes.

W-H shareholders will not receive any fractional shares of Smith Common Stock in the Offer. Instead of receiving any fractional shares of Smith Common Stock to which W-H shareholders otherwise would be entitled, tendering W-H shareholders will receive an amount in cash (without interest) equal to such fraction multiplied by the All-Cash Consideration, as described in “The Offer — Fractional Shares.”

Purpose of the Offer; The Merger (Page 54)

Smith intends, promptly after the completion of the Offer, to have Offeror merge into W-H, with W-H surviving the merger (this merger is referred to herein as the “Merger” and W-H after the Merger is sometimes referred to as the “Surviving Corporation”). After the Merger, the Surviving Corporation will be a wholly owned subsidiary of Smith and the former W-H shareholders will not have any direct equity ownership interest in W-H or the Surviving Corporation. In the Merger, each issued and outstanding Share (except for Shares held in W-H’s treasury, Shares beneficially owned by any direct or indirect wholly owned subsidiary of W-H and Shares beneficially owned directly or indirectly by Smith or Offeror, including Shares acquired in the Offer) will be converted into the right to receive the Mixed Consideration, without interest, subject to such adjustments as are necessary to preserve the status of the Offer and the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and subject to dissenter’s rights under Texas law, as more fully described under “The Offer — Purpose of the Offer; the Merger; Dissenter’s Rights.”

The Post-Closing Merger (Page 55)

As promptly as practicable after the Merger, Smith intends to cause the Surviving Corporation to merge with and into a wholly owned subsidiary of Smith. Immediately before the Post-Closing Merger, Smith will be the sole owner of the entity surviving the Post-Closing Merger, and none of the former W-H shareholders will have any direct economic interest in, or approval or other rights with respect to, the Post-Closing Merger.

The Companies (Page 16)

Smith

Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
(281) 443-3370

Smith is a leading global provider of premium products and services to the oil and gas exploration and production industry. Smith provides a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbine products, tubulars, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. Smith also offers supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Offeror

Whitehall Acquisition Corp.
c/o Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
(281) 443-3370

Offeror, a Texas corporation, is a wholly owned subsidiary of Smith. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

W-H

W-H Energy Services, Inc.
2000 West Sam Houston Parkway South
Suite 500
Houston, Texas 77042
(713) 974-9071

W-H, a Texas corporation, is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has operations in North America and select areas internationally. W-H provides drilling related products and services, which include logging-while-drilling, measurement-while-drilling, directional drilling, down-hole drilling motors, drilling fluids and rental tools as well as completion and workover related products and services, which include cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment, coiled tubing, completion fluids and rental tools.

Reasons for the Offer (Page 22)

The purpose of the Offer is for Smith to acquire control of, and ultimately the entire equity interest in, W-H. Offeror is making the Offer and Smith plans to complete the Merger because it believes that the acquisition of W-H by Smith will provide significant beneficial long-term growth prospects and increased shareholder value for the combined company. Smith believes that the Offer and the Merger will increase its market presence and opportunities, enhance its product mix, increase operating efficiencies, combine significant management talent and enhance employee opportunities.

Expiration of the Offer (Page 47)

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 22, 2008, which is the Initial Expiration Date, unless further extended by Offeror. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination or Amendment (Page 47)

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of W-H, (1) from time to time extend the Offer for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived or (2) from time to time extend the Offer, if at the scheduled Expiration Date less than 90% of the number of Shares then outstanding on a fully diluted basis have been validly tendered and not withdrawn. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer — Extension, Termination and Amendment. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release to Business Wire. During any extension, Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each W-H shareholder to withdraw previously tendered Shares.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before December 3, 2008, and Offeror may not extend the Offer beyond such date without the prior written consent of W-H.

Subject to applicable SEC rules and regulations, Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer — Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent.

No subsequent offering period will be available following the expiration of the Offer.

Withdrawal Rights (Page 48)

Tendered Shares may be withdrawn at any time prior to the Expiration Date. Additionally, if Offeror has not agreed to accept the Shares for exchange on or prior to August 23, 2008, W-H shareholders may thereafter withdraw their Shares from tender at any time after such date until Offeror accepts the Shares for exchange. Once Offeror accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 49)

To validly tender Shares pursuant to the Offer, W-H shareholders must:

•	deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Shares to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, all of which must be received by the exchange agent prior to the Expiration Date; or

•	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth on the back cover of this prospectus/offer to exchange, and Shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the Expiration Date.

W-H shareholders who hold Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of Shares; Delivery of Cash and Shares of Smith Common Stock (Page 48)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the Expiration Date, Offeror will accept for exchange, and will exchange, all Shares validly tendered and not withdrawn prior to the Expiration Date.

Elections and Proration (Page 45)

W-H shareholders may elect to receive the Mixed Consideration, the All-Cash Consideration or the All-Stock Consideration in exchange for each Share validly tendered and not withdrawn pursuant to the Offer, subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or the All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. If a W-H shareholder decides to change its election after tendering its Shares, it must first properly withdraw the tendered Shares and then re-tender the Shares prior to the Expiration Date, with a new letter of election and transmittal that indicates the revised election.

Top-Up Option (Page 47)

Under the Merger Agreement, Offeror has an irrevocable option (the “Top-Up Option”) to purchase a number of additional Shares such that following the consummation of the Offer, Smith and Offeror shall own one Share more than 90% of the Shares then outstanding on a fully diluted basis. The Top-Up Option’s per share purchase price, which is equal to the All-Cash Consideration, may be paid in cash or a promissory note, or a combination thereof.

Certain Legal Matters; Regulatory Approvals (Page 58)

The Offer and the Merger cannot be consummated until certain information that Smith and W-H have furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) has been reviewed and certain waiting period requirements have been satisfied. These requirements and other issues are discussed under “The Offer — Certain Legal Matters; Regulatory Approvals.”

Source and Amount of Funds (Page 62)

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming W-H holders elect the Mixed Consideration, all stock options are exercised and all incentive equity awards tender into the Offer, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate $3.1 billion, including $1.8 billion of cash. Smith is currently negotiating term and bridge loan facilities with a group of financial institutions which will be used to finance the cash portion of the Transaction. The details of the term and bridge loan facilities will be disclosed when material terms and conditions are finalized.

Dissenter’s Rights (Page 55)

No dissenter’s rights are available in connection with the Offer. However, W-H shareholders would have dissenter’s rights under Texas law in connection with the Merger. See “The Offer — Purpose of the Offer; the Merger; Dissenter’s Rights.”

Comparative Market Price Data (Page 11)

Shares of Smith Common Stock are listed on the New York Stock Exchange under the symbol “SII.” The Shares trade on the New York Stock Exchange under the symbol “WHQ.” On June 2, 2008, the last full trading day before the public announcement of Smith’s proposal to acquire W-H, the closing sales price of Smith Common Stock on the New York Stock Exchange was $78.02 and the closing sales price of the Shares on the New York Stock Exchange was $85.54. W-H shareholders should obtain current market quotations for Smith Common Stock and the Shares before deciding whether to tender Shares in the Offer and before electing the form of Offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of Smith After the Offer and the Merger (Page 51)

Smith estimates that if all Shares (assuming all stock options are exercised and all incentive equity awards tender into the Offer) are exchanged for Mixed Consideration pursuant to the Offer and the Merger, former W-H shareholders would own, in the aggregate, approximately 7.2% of the shares of Smith Common Stock outstanding after the Merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer — Ownership of Smith After the Offer and the Merger.”

Comparison of Shareholders’ Rights (Page 74)

The rights of Smith stockholders are different in some respects from the rights of W-H shareholders. Therefore, W-H shareholders will have different rights as shareholders once they become Smith stockholders. The differences are described in more detail under “Comparison of Shareholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 51)

The Offer and the Mergers, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”). Neither the Offer nor the Mergers are conditioned on the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Offer and the Mergers. If the Offer and the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to W-H shareholders who receive shares of Smith Common Stock and/or cash in exchange for their Shares pursuant to the Offer and/or the Merger generally will be as follows:

•	if a W-H shareholder receives solely shares of Smith Common Stock in exchange for such shareholder’s Shares, such shareholder generally will not recognize any gain or loss, except with respect to cash received in lieu of fractional shares of Smith Common Stock;

•	if a W-H shareholder receives solely cash in exchange for such shareholder’s Shares, such shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s tax basis in its Shares; and

•	if a W-H shareholder receives a combination of Smith Common Stock and cash in exchange for such shareholder’s Shares and such shareholder’s tax basis in its Shares is less than the sum of the cash and the fair market value of the Smith Common Stock received, such shareholder generally will recognize gain equal to the lesser of (1) the sum of the cash and the fair market value of the Smith Common Stock received, minus the shareholder’s tax basis in its Shares surrendered, and (2) the amount of cash received. If a shareholder’s tax basis in its Shares surrendered is greater than the sum of the cash and the fair market value of the Smith Common Stock received, such shareholder’s loss generally will not be currently allowed or recognized for U.S. federal income tax purposes.

Each W-H shareholder should read the discussion under “The Offer — Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the Offer and the Mergers to such shareholder.

Accounting Treatment (Page 63)

The purchase price will be allocated to W-H’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

The valuation of W-H’s assets and liabilities has not yet been completed. The preliminary purchase price allocation is subject to change based on the completion of the final valuation analysis by Smith management, which will be based upon relevant facts and circumstances and discussion with an independent third-party consulting firm.

Questions about the Offer and the Merger

W-H shareholders should contact MacKenzie Partners, Inc., Smith’s information agent, at the following address and telephone numbers with any questions about the Offer or the Merger, or to request additional copies of this prospectus/offer to exchange or other documents:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

RISK FACTORS

W-H shareholders should carefully read this prospectus/offer to exchange and the other documents referred to or incorporated by reference into this prospectus/offer to exchange, including in particular the following risk factors, in deciding whether to tender Shares pursuant to the Offer.

Risk Factors Relating to the Offer

The market price of Smith Common Stock may decline as a result of Smith’s acquisition of W-H.

The market price of Smith Common Stock may decline after the Offer and Merger are completed. Some of the issues that Smith could face are:

•	the integration of W-H’s business is unsuccessful or takes longer or is more disruptive than anticipated;

•	Smith does not achieve the expected synergies or other benefits of the W-H acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of Smith’s acquisition of W-H on Smith’s financial results does not meet the expectations of Smith, financial analysts or investors;

•	after Smith acquires W-H, W-H’s business does not perform as anticipated; or

•	Smith’s credit rating is downgraded as a result of Smith’s increased indebtedness incurred to finance the Offer and the Merger.

As of June 13, 2008, there were 201,061,325 shares of Smith Common Stock outstanding, net of shares held in treasury, and held of record by approximately 1,752 shareholders, and no shares of preferred stock were outstanding. On such date, 1,187,240 shares of Smith Common Stock were subject to outstanding options, 1,042,339 shares of Smith Common Stock were subject to outstanding performance-based restricted stock units, 821,146 shares of Smith Common Stock were subject to outstanding time-based restricted stock units, 1,138,100 shares of Smith Common Stock were unassigned and available for grant. In connection with the Offer and Merger, Smith estimates that Smith could issue up to approximately 17,850,000 additional shares of Smith Common Stock. The increase in the number of outstanding shares of Smith Common Stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Smith Common Stock.

W-H shareholders may not receive all consideration in the form elected.

W-H shareholders electing to receive either the All-Cash Consideration or the All-Stock Consideration will be subject to proration if holders of Shares, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration to be paid in the Offer. Accordingly, some of the consideration you receive in the Offer may differ from the type of consideration you select and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if you had received solely the form of consideration that you elected. A discussion of the proration mechanism can be found under the heading “The Offer — Elections and Proration” and a discussion of the material federal income tax consequences of the Offer and the Mergers can be found under the heading “The Offer — Material U.S. Federal Income Tax Consequences.”

Uncertainties exist in integrating the business and operations of Smith and W-H.

After Smith’s acquisition of W-H, Smith expects to continue W-H’s current operations. However, Smith intends to integrate certain of W-H’s and Smith’s functions and operations. Although Smith believes the integration will be successfully completed, there can be no assurance that Smith will be able to successfully integrate W-H’s operations with those of Smith. There will be inherent challenges in integrating the companies’ operations that could result in a delay in achieving, or the failure to achieve, some or all of the anticipated synergies and, therefore, any cost savings and potential increases in earnings. Issues that must be addressed in integrating the operations of the companies include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations; and

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company.

If Smith is not able to successfully address these challenges, Smith may be unable to successfully integrate the companies’ operations, or to realize the anticipated benefits of the integration of the two companies. Actual synergies, if achieved at all, may be lower than Smith currently expects and may take a longer time to achieve than Smith currently anticipates.

Even if the Offer is completed, full integration of W-H’s operations with Smith’s may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Shares pursuant to the Offer.

The Offer is subject to a condition that, before the Expiration Date, there shall have been validly tendered and not properly withdrawn at least 66 2/3% of the Shares on a fully diluted basis. If Offeror acquires at least 90% of the issued and outstanding Shares, the Merger will be able to be effected as a “subsidiary merger” under Texas law. A subsidiary merger would enable Smith to complete the acquisition of W-H without any action on the part of the other holders of Shares. If Smith does not acquire 90% of the issued and outstanding Shares pursuant to the Offer or the Top-Up Option, if exercised, W-H will be required to hold a shareholder meeting in order to obtain the approval of W-H shareholders to consummate the Merger. Although this would not prevent the Merger or Post-Closing Merger from occurring because Offeror would hold sufficient Shares to approve the Merger, it would delay the completion of the Merger and could delay the realization of some or all of the anticipated benefits from integrating W-H’s operations with Smith’s operations.

Smith’s acquisition of W-H could trigger certain provisions contained in W-H’s agreements with third parties that could permit such parties to terminate that agreement.

W-H may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the Offer, the Merger or the Post-Closing Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, Smith may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, Smith may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to W-H’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Smith of operating W-H’s business or prevent Smith from operating W-H’s business.

Antitrust authorities may attempt to delay or prevent Offeror’s acquisition of W-H.

Smith and W-H are expected to make premerger filings under the HSR Act with the FTC and Antitrust Division of the DOJ on June 24, 2008. Until the applicable waiting period under the HSR Act expires or is terminated, Offeror may not purchase any Shares. The Offer is conditioned upon the receipt of all required antitrust approvals or clearances for Smith’s acquisition of W-H and no court or other authority prohibiting the consummation of the Offer, the Merger or the Post-Closing Merger. W-H shareholders should be aware that all required regulatory approvals may not be timely obtained and could result in a significant delay in the consummation of the Offer, the Merger or the Post-Closing Merger.

W-H shareholders who receive Smith Common Stock in the Offer will become Smith stockholders. Smith Common Stock may be affected by different factors and holders will have different rights than those as W-H shareholders.

Upon completion of the Offer, W-H shareholders receiving shares of Smith Common Stock will become stockholders of Smith. Smith’s business differs from that of W-H, and Smith’s results of operations and the trading price of Smith Common Stock may be adversely affected by factors different from those that would affect W-H’s results of operations and stock price.

In addition, holders of shares of Smith Common Stock will have different rights as stockholders than those rights they had as W-H shareholders before the Offer or the Merger. For a detailed comparison of the rights of Smith stockholders compared to the rights of W-H shareholders, see “Comparison of Shareholders’ Rights.”

The receipt of shares of Smith Common Stock in the Offer and/or the Merger may be taxable to W-H shareholders.

If the Offer and the Mergers are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the Merger or the Post-Closing Merger is not completed or if the transaction otherwise fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange of Shares for shares of Smith Common Stock in the Offer and/or the Merger will be taxable to such shareholders for U.S. federal income tax purposes.

W-H shareholders should consult their tax advisors to determine the specific tax consequences to them of the Offer and the Mergers, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

The transaction may adversely affect the liquidity and value of the Shares not tendered.

If the Offer is completed but all Shares are not tendered in the Offer, the number of W-H shareholders and the number of Shares publicly held will be greatly reduced. As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. In addition, following completion of the Offer, subject to the rules of the New York Stock Exchange and the SEC, W-H may seek to delist the Shares from the New York Stock Exchange and may seek to discontinue its reporting obligations under the Exchange Act. As a result of any such actions, Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value. See “The Offer — Plans for W-H.”

Risk Factors Relating to Smith and the Combined Company

Smith is dependent on the level of oil and natural gas exploration and development activities.

Demand for Smith’s products and services is dependent upon the level of oil and natural gas exploration and development activities. The level of worldwide oil and natural gas development activities is primarily influenced by the price of oil and natural gas, as well as price expectations. In addition to oil and natural gas prices, the following factors impact exploration and development activity and may lead to significant changes in worldwide activity levels:

•	overall level of global economic growth and activity;

•	actual and perceived changes in the supply of and demand for oil and natural gas;

•	political stability and policies of oil-producing countries;

•	finding and development costs of operators;

•	decline and depletion rates for oil and natural gas wells; and

•	seasonal weather conditions that temporarily curtail drilling operations.

Changes in any of these factors could adversely impact Smith’s financial condition, results of operations or cash flows.

There are certain risks associated with conducting business in markets outside of North America.

Smith is a multinational oilfield service company and generates the majority of its oilfield segment revenues in markets outside of North America. Changes in conditions within certain countries that have historically experienced a high degree of political and/or economic instability could adversely impact Smith’s financial condition, results of operations or cash flows. Additional risks inherent in Smith’s non-North American business activities include:

•	changes in political and economic conditions in the countries in which Smith operates, including civil uprisings, riots and terrorist acts;

•	unexpected changes in regulatory requirements;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights; and

•	governmental sanctions.

Smith operates in a highly technical and competitive environment.

Smith operates in a highly competitive business environment. Accordingly, demand for Smith’s products and services is largely dependent on its ability to provide leading-edge, technology-based solutions that reduce the operator’s overall cost of developing energy assets. If competitive or other market conditions impact Smith’s ability to continue providing superior-performing product offerings, Smith’s financial condition, results of operations or cash flows could be adversely impacted.

Smith’s businesses are subject to a variety of governmental regulations.

Smith is exposed to a variety of federal, state, local and international laws and regulations relating to matters such as environmental, health and safety, labor and employment, import/export control, currency exchange, bribery and corruption and taxation. These laws and regulations are complex, change frequently and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact Smith’s financial condition, results of operations or cash flows.

Smith’s industry is experiencing more litigation involving claims of infringement of intellectual property rights.

Over the past few years, Smith’s industry has experienced increased litigation related to the infringement of intellectual property rights. Although no material matters are pending or threatened at this time, Smith, as well as certain of its competitors, has been named as defendants in various intellectual property matters in the past. These types of claims are typically costly to defend, involve monetary judgments that, in certain circumstances, are subject to being enhanced and are often brought in venues that have proved to be favorable to plaintiffs. If Smith is served with an intellectual property claim that it is unsuccessful in defending, it could adversely impact Smith’s results of operations and cash flows.

COMPARATIVE MARKET PRICE DATA

Shares of Smith Common Stock are listed on the New York Stock Exchange under the symbol “SII” and the Shares are listed on the New York Stock Exchange under the symbol “WHQ.”

The following table contains historical closing prices per share for Smith Common Stock and the Shares on June 2, 2008, the last full trading day before the public announcement of Smith’s proposal to acquire W-H, and June 23, 2008, the most recent practicable date before the mailing of this prospectus/offer to exchange. The implied value per Share of the common stock consideration in the Offer on each of the specified dates represents the closing sales price of a share of Smith Common Stock on that date multiplied by 0.48 per share in the case of the Mixed Consideration and 1.1990 per share in the case of the All-Stock Consideration.

	Smith	W-H	Per Share
	Common	Common	Implied Value of Offer
	Stock	Stock	All-Cash	All-Stock	Mixed
	(NYSE)	(NYSE)	Consideration	Consideration	Consideration

June 2, 2008	$78.02	$85.54	$93.55	$93.55	$93.55
June 23, 2008	$81.65	$95.47	$93.55	$97.90	$95.29

The market prices of shares of Smith Common Stock and the Shares will fluctuate prior to the Expiration Date of the Offer and thereafter, and may be different at the Expiration Date from the prices set forth above, and for W-H shareholders tendering Shares in the Offer, at the time they receive cash or shares of Smith Common Stock. W-H shareholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer. See also “The Offer — Effect of the Offer on the Market for Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Shares will cease to be listed on the New York Stock Exchange.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SMITH

The following table summarizes Smith’s selected historical audited consolidated financial data for each of the years in the five-year period ended December 31, 2007 and unaudited consolidated financial data for the three-month periods ended March 31, 2008 and 2007. This information is only a summary. The selected financial data should be read together with the historical consolidated Financial Statements, related Notes to the Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Smith’s annual and quarterly reports filed with the Securities and Exchange Commission and incorporated by reference into this registration statement.

The operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. All adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the interim financial statements have been included in the consolidated condensed financial statements for the three-month period ended March 31, 2008 and 2007.

	For the Three Months		For the Years
	Ended March 31,		Ended December 31,
	2008	2007	2007	2006	2005	2004(a)	2003
	(In thousands, except per share data)

Statements of Operations Data:
Revenues	$2,370,998	$2,107,724	$8,764,330	$7,333,559	$5,579,003	$4,419,015	$3,594,828
Gross profit	781,484	675,965	2,855,657	2,344,271	1,685,138	1,351,939	1,075,931
Operating income	378,807	331,128	1,369,797	1,080,081	670,561	438,764	328,747
Income before cumulative effect of change in accounting principle	174,991	160,158	647,051	502,006	302,305	182,451	124,634
Diluted earnings per share before cumulative effect of change in accounting principle(b)	0.87	0.80	3.20	2.49	1.48	0.89	0.62
Balance Sheet Data:
Total assets	$6,372,187	$5,547,811	$6,061,880	$5,335,475	$4,059,914	$3,506,778	$3,097,047
Long-term debt	794,995	826,617	845,624	800,928	610,857	387,798	488,548
Total stockholders’ equity	2,757,329	2,141,165	2,594,897	1,986,937	1,578,505	1,400,811	1,235,776
Cash dividends declared per common share(c)	0.12	0.10	0.40	0.32	0.24	—	—

(a)	The 2004 results include a $31.4 million, or $0.10 per share, litigation-related charge associated with a patent infringement suit.

(b)	All fiscal years prior to 2005 have been restated for the impact of a two-for-one stock split, which was effected in the form of a stock dividend and distributed on August 24, 2005.

(c)	In February 2005, the Smith Board of Directors approved a regular quarterly cash dividend program.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF W-H

The following table sets forth summary consolidated financial data for W-H as of and for each of the five years ended December 31, 2007, 2006, 2005, 2004 and 2003 and for each of the three months ended March 31, 2008 and 2007. This data for the years ended December 31, 2007, 2006 and 2005 was derived from W-H’s audited consolidated financial statements included in W-H’s Annual Report on Form 10-K for the year ended December 31, 2007 and from W-H’s unaudited condensed consolidated financial statements included in W-H’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, each of which is incorporated by reference herein. Such financial data should be read together with, and is qualified in its entirety by reference to, W-H’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In particular, Note 3 to W-H’s Consolidated Financial Statements describes acquisitions consummated since January 1, 2005, which could affect the year to year comparability of the information presented below.

	As of and For the Three
	Months Ended March 31,		As of and For The Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except per share data)

Statements of Operations
Revenues:
Drilling	$194,253	$178,261	$738,413	$563,945	$409,155	$302,788	$242,085
Completion and workover	106,715	93,626	388,594	330,809	225,206	159,640	125,098

Total revenues	300,968	272,887	1,127,007	894,754	634,361	462,428	367,183
Cost of revenues	164,038	147,419	610,500	471,896	356,816	269,717	208,848
Selling, general and administrative expense	46,170	43,280	175,900	147,202	108,946	87,772	71,078
Warehouse fire related costs	—	—	—	—	3,690	—	—
Research and development	6,094	4,716	21,362	17,189	16,275	15,474	11,241
Depreciation and amortization	23,317	17,552	79,286	62,713	56,639	45,665	36,032

Income from operations	61,349	59,920	239,959	195,754	91,995	43,800	39,984
Interest expense and other expense, net(1)	2,400	2,022	8,355	8,936	10,777	11,023	8,168
Provision for income taxes	21,889	22,074	85,193	71,212	31,608	12,608	12,184

Income from continuing operations	37,060	35,824	146,411	115,606	49,610	20,169	19,632
Loss from discontinued operations, net of tax(2)	—	—	—	—	—	(2,126)	(140)

Net income	$37,060	$35,824	$146,411	$115,606	$49,610	$18,043	$19,492

Earnings (loss) per share:

Basic
From continuing operations	$1.21	$1.19	$4.82	$3.90	$1.76	$0.73	$0.72
From discontinued operations	—	—	—	—	—	(0.08)	—

Total	$1.21	$1.19	$4.82	$3.90	$1.76	$0.65	$0.72

Diluted
From continuing operations	$1.18	$1.16	$4.70	$3.78	$1.71	$0.72	$0.70
From discontinued operations	—	—	—	—	—	(0.08)	—

Total	$1.18	$1.16	$4.70	$3.78	$1.71	$0.64	$0.70

Number of shares used in computing earnings per share:
Basic	30,575	30,076	30,351	29,656	28,135	27,528	27,190

Diluted	31,312	30,868	31,154	30,572	29,086	28,201	27,942

Balance Sheet Information:
Total assets	$1,103,223	$878,995	$1,007,030	$824,281	$621,975	$548,125	$500,899
Total debt	$210,744	$150,000	$150,000	$150,000	$165,000	$180,805	$177,725

(1)	The 2004 amount includes the write-off of approximately $3.1 million ($1.9 million, after tax) of non-cash financing costs associated with W-H’s previous credit facility.

(2)	In March 2004, W-H committed to the divestiture of its maintenance and safety related products and services segment. Accordingly, this segment has been included in W-H’s Selected Financial Data and W-H’s Consolidated Statements of Operations and Comprehensive Income for fiscal years ended on or before December 31, 2004 as discontinued operations. In April 2004, W-H completed the sale of Well Safe, Inc., one of the two companies that formerly comprised W-H’s maintenance and safety related products and services segment, for cash consideration of $28.0 million. Additionally, in December 2004, W-H sold Charles Holston, Inc., the remaining entity that formerly comprised this segment, for consideration of $2.0 million. These sales resulted in a loss of $5.1 million for the year ended December 31, 2004.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the acquisition of W-H. On June 3, 2008, Smith announced that it had entered into a definitive agreement to acquire all of the outstanding shares of W-H (the “Transaction”) pursuant to the Offer.

The selected unaudited pro forma condensed combined financial data has been prepared using the historical consolidated financial statements of each company which, in the opinion of management of each such company, include all adjustments necessary to present fairly the results of each company for such periods. The selected unaudited pro forma financial data gives effect to the acquisition under the purchase method of accounting and the assumptions included in the financial statement notes accompanying the unaudited pro forma condensed combined financial statements set forth under the section of this prospectus/offer to exchange entitled “Unaudited Pro Forma Condensed Combined Financial Statements”.

The selected unaudited pro forma condensed combined financial data assumes all of the W-H operations are acquired by a wholly-owned subsidiary of Smith. Additionally, the accompanying data does not include cost savings that may result from the merger and are not intended to be reflective of the results that would have occurred if the acquisition had been effective as of the dates indicated or that may be obtained in the future. The selected unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the related notes set forth under the section of this prospectus/offer to exchange entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and the historical financial statements of Smith and W-H and the related notes which are incorporated by reference into this document.

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2008	2007
	(In millions, except
	per share data)

Statement of Operations Data:
Revenues	$2,662.6	$9,861.6
Operating Profit	427.5	1,559.4
Net Income	188.2	698.1
Earnings per Share:
Basic	$0.87	$3.24
Diluted	$0.87	$3.21

March 31,
2008
(In millions)

Balance Sheet Data (at end of period):
Cash and Cash Equivalents	$132.6
Total Assets	10,003.1
Long-Term Debt	1,795.0
Total Stockholders’ Equity	3,984.3

COMPARATIVE PER SHARE DATA
(UNAUDITED)

The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the three month period ended March 31, 2008, and the year ended December 31, 2007, on a historical basis, and for Smith and W-H on an unaudited pro forma combined basis after giving effect to the Offer, the Merger and the Post-Closing Merger. The pro forma data of the combined company assumes the acquisition of 100% of the Shares by Smith and was derived by combining the historical consolidated financial information of Smith and W-H as described elsewhere in this prospectus/offer to exchange. The actual percentage of cash and Smith Common Stock a W-H shareholder electing the All-Cash Consideration or the All-Stock Consideration will receive depends upon such shareholder’s election and the elections made by other W-H shareholders and any resulting proration. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this prospectus/offer to exchange, see “Unaudited Pro Forma Combined Condensed Financial Statements.”

W-H shareholders should read the information presented in the following table together with the historical financial statements of Smith and W-H and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Combined Condensed Financial Statements” appearing elsewhere in this prospectus/offer to exchange. The pro forma data is unaudited and for illustrative purposes only. W-H shareholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the Offer, the Merger and the Post-Closing Merger. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors” above.

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Smith historical
Income from continuing operations — basic	$0.87	$3.23
Income from continuing operations — diluted	$0.87	$3.20
Cash dividends	$0.12	$0.40
Book value at end of period	$13.65	$12.85
Smith pro forma combined
Income from continuing operations — basic	$0.87	$3.24
Income from continuing operations — diluted	$0.87	$3.21
Cash dividends	$0.12	$0.40
Book value at end of period	$18.32	$17.81
W-H historical
Income from continuing operations — basic	$1.21	$4.82
Income from continuing operations — diluted	$1.18	$4.70
Cash dividends (1)	$0.00	$0.00
Book value at end of period	$22.13	$21.04
W-H pro forma (equivalent) (2)
Income from continuing operations — basic	$0.42	$1.56
Income from continuing operations — diluted	$0.42	$1.54
Cash dividends	$0.06	$0.19
Book value at end of period	$8.79	$8.55

(1)	W-H did not declare or pay dividends on its common stock during the periods presented.

(2)	The equivalent pro forma combined per share data for W-H was calculated by multiplying the corresponding information for Smith by 0.48. The exchange ratio does not include the $56.10 cash portion of the Merger Consideration. This information shows how each share of common stock of W-H would have participated in the corresponding earnings, dividends and book values of Smith had the companies been combined for the periods presented.

THE COMPANIES

Smith

Smith is a leading global provider of premium products and services to the oil and gas exploration and production industry. Smith provides a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbine products, tubulars, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. Smith also offers supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Smith was incorporated in the state of California in January 1937 and reincorporated under Delaware law in May 1983. Smith’s executive offices are headquartered at 16740 East Hardy Road, Houston, Texas 77032 and its telephone number is (281) 443-3370.

Smith’s operations are aggregated into two reportable segments: Oilfield and Distribution. The Oilfield segment consists of three business units: M-I SWACO, a 60 percent-owned joint venture, which provides drilling and completion fluid systems, engineering and technical services, and oilfield production chemicals, and manufactures and markets equipment and services used for solids-control, particle separation, pressure control, rig instrumentation and waste-management; Smith Technologies, which designs and manufactures three-cone and diamond drill bits, turbines and borehole enlargement tools; and Smith Services, which manufactures and markets products and services used for drilling, work-over, well completion and well re-entry operations. The Distribution segment consists of one business unit, Wilson, which markets pipe, valves and fittings as well as mill, safety and other maintenance products to energy and industrial markets.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Smith and Offeror and certain other information is set forth on Annex B to this prospectus/offer to exchange. During the last five years, neither Smith nor Offeror, nor to the best knowledge of Smith and Offeror, any of the persons listed on Annex B of this prospectus/offer to exchange, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Offeror

Offeror, a Texas corporation, is a wholly owned subsidiary of Smith. Offeror is newly formed, and was organized for the purpose of making the Offer and consummating the Merger. Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Mergers.

W-H

W-H, a Texas corporation, is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has operations in North America and select areas internationally. W-H provides drilling related products and services, which include logging-while-drilling, measurement-while-drilling, directional drilling, down-hole drilling motors, drilling fluids and rental tools as well as completion and workover related products and services, which include cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment, coiled tubing, completion fluids and rental tools.

BACKGROUND OF THE BOARD’S RECOMMENDATION

As a part of the continuous evaluation of its business, W-H has regularly considered various strategic alternatives, including the possibility of engaging in a business combination transaction with another oilfield service company or a financial buyer. In addition, from time to time W-H has received unsolicited inquiries regarding possible business combination transactions.

In late 2006, a prospective financial buyer, referred to herein as “Party A,” which expressed an interest in exploring strategic alternatives with W-H, entered into a confidentiality agreement with W-H and conducted preliminary business and financial due diligence on W-H. In mid-November 2006, after conducting this preliminary due diligence, Party A provided W-H with an acquisition proposal valuing W-H at between $51.00 and $53.00 per share subject to further due diligence. W-H rejected this proposal as inadequate in view of management’s and the W-H board of directors’ view of the long-term prospects of W-H. The average closing price of the Shares on the New York Stock Exchange during November 2006 was $46.24.

In early 2007, Mr. Kenneth T. White, Jr., W-H’s Chairman, President and Chief Executive Officer, met with the chief executive officer of a large oilfield services company referred to herein as “Party B,” and during such meeting the possibility of a business combination involving the two companies was discussed. Following this discussion, Party B entered into a confidentiality agreement with W-H and began conducting due diligence.

During the time Party B was conducting due diligence, another large oilfield services company, referred to herein as “Party C,” sent a letter to W-H expressing its interest in discussing a possible business combination transaction with W-H. The letter, which was received on March 20, 2007, stated that it did not constitute a firm offer but that, based solely on public information, Party C expected that an offer for W-H would be in a range of $56.00 to $61.00 per share. On the preceding business day, the closing price of the Shares on the New York Stock Exchange was $42.85 per share. W-H’s management and the W-H board of directors had concerns with respect to Party C because Party C competes with W-H in a number of product and service offerings; nevertheless, W-H subsequently entered into a confidentiality agreement with Party C pursuant to which it provided Party C with due diligence information.

On March 28, 2007, Party B informed W-H that it would be prepared to discuss a transaction valuing W-H at $53.00 per share. On the preceding business day, the closing price of the Shares on the New York Stock Exchange was $45.91 per share.

Also during this time, Party A contacted W-H to discuss the possibility of a leveraged recapitalization of, or other transaction involving, W-H. The W-H board of directors, after receiving the advice of UBS Securities LLC, W-H’s investment banker (“UBS”), and Bracewell & Giuliani LLP, W-H’s outside legal counsel (“Bracewell”), determined that Party A would be constrained in making an offer for W-H which would be competitive with the range offered by Party B and Party C in light of W-H’s high capital expenditure requirements and Party A’s lack of synergies. Accordingly, the W-H board of directors determined not to explore further discussions with Party A.

During the months of March and April of 2007, Party B and Party C conducted due diligence examinations of W-H. On May 15, 2007, each of Party B and Party C informed W-H that neither company planned to submit a formal valuation proposal. Both parties informed W-H that, because W-H’s stock price had increased more than 25% since early April 2007, they believed that the W-H stock was fully valued and did not believe they could offer a premium to the current market price. The closing price of the Shares on the New York Stock Exchange on May 14, 2007 was $60.22. Party C also expressed concerns about integrating W-H with Party C following an acquisition. Following discussion, including consideration of the advice of UBS and Bracewell, the W-H board of directors determined to take no further action at that time with regard to a business combination transaction involving either Party B or Party C.

In late February 2008, at the suggestion of UBS, Mr. White met with Mr. Douglas Rock, Smith’s Chairman and chief executive officer, and discussed industry conditions generally, their respective businesses and the possibility of a business combination transaction involving Smith and W-H. Mr. Rock informed Mr. White that Smith was interested in conducting a due diligence investigation of W-H and potentially proposing a business combination. Mr. White discussed this conversation with the W-H board of directors which authorized W-H to enter into a confidentiality agreement to permit Smith to conduct due diligence, and on March 10, 2008 W-H and Smith entered into a confidentiality agreement.

On March 18, 2008, the W-H board of directors held a special meeting at which Mr. White provided an update regarding the initial conversations concerning a potential business combination of Smith and W-H. Mr. White described the discussions that had occurred to date with Mr. Rock. The W-H board of directors directed Mr. White to continue discussions with Smith about the possibility of a business combination.

On March 26, 2008, a lengthy due diligence meeting and management presentation was held for several senior executive officers of Smith, including Mr. Rock.

On March 31, 2008, the W-H board of directors held a special meeting at which Mr. White provided an update regarding the March 26, 2008 due diligence and management presentation meeting between Smith and W-H. The W-H board of directors again directed Mr. White to continue working with Smith to provide a valuation proposal.

On April 24 and 25, 2008, the W-H board of directors held a regularly scheduled quarterly meeting. During such meeting, Mr. White, together with representatives of Bracewell and UBS, updated the W-H board of directors as to the status of the discussions with Smith. The W-H board of directors directed Mr. White to continue working with Smith to secure a valuation proposal.

On May 6, 2008, Mr. Rock contacted Mr. White and advised him that Smith was prepared to make a preliminary acquisition proposal for W-H. Mr. Rock advised Mr. White that Smith would be sending a letter, and proceeded to summarize the proposal as representing a per share value that day of approximately $93.50, consisting of $56.10 in cash and .461 shares of Smith Common Stock for each outstanding Share. Mr. Rock stated Smith’s desire to execute a definitive merger agreement by May 30, 2008 and consummate the transaction within 90 days. Mr. Rock advised Mr. White that Smith would be requesting a 5% break-up fee and a no shop provision and that Smith’s proposal was expressly conditioned on a 30-day exclusive period in which to negotiate a definitive merger agreement. Smith’s proposal of $56.10 in cash and .461 shares of Smith Common Stock for each Share represented a 22.8% premium to the closing price of the Shares on the New York Stock Exchange on May 6, 2008 of $76.10 per share.

On May 7, 2008, Mr. Richard E. Chandler, Jr., Smith’s Senior Vice President and General Counsel, representatives of Bracewell and representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell”), Smith’s outside legal counsel, discussed the terms of the proposed business combination transaction by telephone in more detail, including a discussion of the terms of the transaction, the proposed timeline, the state of Smith’s due diligence investigation of W-H, the proposed break-up fee and the possibility of structuring the transaction as an exchange offer followed by a second step merger. The representatives of Bracewell advised the representatives of Smith that W-H desired to further negotiate the price and break-up fee. The Smith representatives advised that Smith would be unwilling to consider an increase in price.

Later that day, Bracewell received a letter from Smith containing Smith’s preliminary views concerning an acquisition/business combination proposal on the following terms:

•	the transaction would be a tax-free reorganization with consideration consisting of a fixed exchange ratio of 0.461 shares of Smith Common Stock and $56.10 in cash for each Share (with Smith allowing the holders to elect between cash and stock, subject to proration);

•	there would be no financing condition;

•	the break-up fee would be 5% of the transaction value, plus expenses; and

•	the merger agreement would contain a customary no shop provision.

The letter stated that Smith would require W-H to agree to a 30-day exclusivity period. The letter also stated that Smith desired to execute an agreement no later than May 30, 2008 and close within 90 days. The letter stated that the transaction was subject to approval by the Smith board of directors, completion of due diligence and the negotiation and execution of a definitive acquisition agreement. The letter further stated that no material regulatory or other impediments were anticipated by Smith, no Smith shareholder vote was required and the proposal was confidential and would terminate if publicly disclosed.

On the evening of May 7, 2008, the W-H board of directors held a special meeting to consider Smith’s preliminary acquisition proposal. Representatives of Bracewell and UBS were also present. Mr. White updated the members of the W-H board of directors regarding his May 6, 2008 call with Mr. Rock, and a Bracewell representative summarized the May 7, 2008 letter from Smith containing the preliminary acquisition proposal. The Bracewell representative also described for the W-H board of directors the telephone call that had occurred with Smith’s legal representatives, including a discussion of Smith’s position regarding its unwillingness to further negotiate price. Following discussion, the W-H board of directors decided that the Smith proposal warranted moving forward, but that further discussions regarding, among other things, the price and break-up fee, would be required.

On May 8, 2008, Mr. White contacted Mr. Rock to advise him of the results of the prior evening’s board meeting. Mr. White advised Mr. Rock that the Smith proposal had generally been well received by the W-H board of directors, but that the price and break-up fee would require further negotiation. Mr. Rock and Mr. White agreed that the parties would continue their discussions and Smith would proceed with more detailed due diligence.

On May 12, 2008, W-H and Smith executed an exclusivity letter as contemplated by Smith’s May 7, 2008 valuation proposal. The letter, which was dated May 9, 2008, prohibited W-H from discussing or entering into a business combination transaction with any party other than Smith until June 8, 2008.

On May 20, 2008, Mr. White received a telephone call from Mr. Rock in which Mr. Rock expressed Smith’s desire for a response to the economic terms proposed by Smith and confirmation that W-H was willing to proceed on substantially the basis Smith had initially presented before Smith expended additional resources pursuing a transaction. Mr. White told Mr. Rock he would take the matter up with the W-H board of directors.

On May 21, 2008, the W-H board of directors met to discuss the status of the negotiations and Smith’s request regarding the consideration payable in the potential transaction. Representatives of Bracewell and UBS were also present. Mr. White summarized for the W-H board of directors his May 20, 2008 telephone call with Mr. Rock and Smith’s desire for a response from W-H regarding Smith’s preliminary acquisition proposal. Representatives of Bracewell then reviewed the fiduciary duties of the W-H board of directors in the context of the preliminary acquisition proposal from Smith. The W-H board of directors considered and discussed the advisability of contacting Party A, Party B or Party C following the expiration of the exclusivity period. The W-H board of directors also considered and discussed the inability of Party A to make a competitive offer for W-H in light of W-H’s high capital expenditure requirements and the lack of synergies and difficulties that Party A or any other financial buyer would have in financing a transaction in the current capital markets environment. The W-H board of directors also discussed the integration and competitive concerns with respect to Party C and the fact that both Party B and Party C had expressed the view that the Shares were fully valued at a time when they were trading at considerably lower levels than in May 2008 and had failed to submit valuation proposals near the level of value that was being proposed by Smith. UBS also informed the W-H board of directors that they did not believe any of these parties or others would be interested in exploring a transaction at a valuation higher than the Smith proposal. Bracewell discussed with the W-H board of directors that any definitive merger agreement would provide the Board with the ability to terminate the agreement in favor of a superior proposal and that W-H should attempt to negotiate a lower break-up fee so as not to preclude any such proposal.

After discussion, the W-H board of directors determined to present to Smith the following non-binding counterproposal, subject to completion of due diligence by W-H of Smith, the receipt by the W-H board of directors of a fairness opinion from UBS, and the negotiation and execution of a mutually satisfactory definitive agreement that is approved by the W-H board of directors: (1) cash per Share to remain the same at $56.10; (2) .50 shares of Smith Common Stock for each Share; and (3) a 2.5% break-up fee, plus expenses. The W-H board of directors also determined that the exchange offer followed by a second step merger, which had been proposed by Smith on May 7, 2008, would be an advantageous method for structuring the transaction because it would accelerate the time at which W-H shareholders would receive payment and because it gave each W-H shareholder the right to accept or reject the Offer.

Later in the day on May 21, 2008, Messrs. White and Trauber met with Mr. Rock at Mr. Rock’s offices to deliver W-H’s counterproposal.

At a meeting of Smith’s board of directors on May 22, 2008, Mr. Rock informed the Smith board of directors of the status of negotiations with W-H and Mr. White’s counterproposal. After discussion, the Smith board of directors authorized Mr. Rock to discuss a revised proposal to acquire W-H via an exchange offer with the lower break-up fee that W-H was seeking and an increase in the exchange ratio to .48 shares of Smith Common Stock for each Share, with the cash portion remaining at $56.10 per Share.

On May 22, 2008, Mr. Rock contacted Mr. White by telephone to advise him that Smith was agreeable to the 2.5% break-up fee, plus expenses, and that Smith was willing to increase the stock component of the transaction to .48 shares of Smith Common Stock for each Share. Mr. White committed to discuss the revised proposal with the W-H board of directors. Mr. White reminded Mr. Rock that due diligence was still ongoing and that a transaction could only occur following negotiation of a mutually agreeable definitive agreement and approval of the same by the W-H board of directors.

On May 27, 2008, Mr. Rock contacted Mr. White regarding the proposed exchange ratio and Smith’s desire to have a response with regard to price. He emphasized that Smith was unwilling to deliver an initial draft of a merger agreement until such response was received.

On May 28, 2008, the W-H board of directors held a special meeting. Representatives of Bracewell were also present. Mr. White reviewed with the W-H board of directors the negotiations that had occurred over the prior weeks and also provided a summary of his May 27, 2008 call with Mr. Rock, in which Mr. Rock indicated Smith’s desire to achieve an understanding regarding the exchange ratio. Mr. White reminded the W-H board of directors that a merger agreement had not yet been provided by Smith and that the definitive terms of the merger agreement would need to be negotiated and approved by the W-H board of directors.

Following a discussion with management, the W-H board of directors gave Mr. White the authority to reach a preliminary pricing understanding of $56.10 in cash and .48 shares of Smith Common Stock for each Share, subject to satisfactory completion of due diligence on Smith and negotiation and execution of a definitive agreement approved by the W-H board of directors that incorporated a break-up fee of 2.5%, plus expenses. The W-H board of directors conditioned its willingness to reach an understanding on price on the conditions that a definitive agreement satisfactory to the W-H board of Directors would be executed on or prior to June 2, 2008 and that W-H’s due diligence review of Smith would be completed to W-H’s satisfaction.

Later in the day on May 28, 2008, Mr. White spoke to Mr. Rock and advised him of the conclusions reached by the W-H board of directors. On the evening of May 28, 2008, Wachtell provided an initial draft of the merger agreement to Bracewell, and over the next several days representatives of Bracewell and representatives of Wachtell discussed the agreement and exchanged drafts. Bracewell circulated a draft of the merger agreement to Wachtell and to the W-H board of directors on May 30, 2008.

On the morning of June 2, 2008, the W-H board of directors held a special meeting. Representatives of Bracewell and UBS were also present. A representative of Bracewell gave a brief overview of the negotiations between W-H and Smith that had occurred since the initial draft of the merger agreement had been circulated and discussed the current draft of the merger agreement. A UBS representative presented a financial analysis of the proposed transaction. The UBS representative also described the steps that had been taken in order to complete due diligence of Smith over the weekend, the status of UBS’ analysis and its ability to render a fairness opinion if and when requested to do so.

In the afternoon of June 2, the Compensation Committee of the W-H board of directors held a meeting. At this meeting, the Compensation Committee recognized that the offer would constitute a change in control event under W-H’s employment contracts with its senior officers and selected key personnel. The Compensation Committee also approved the acceleration of the vesting of all unvested outstanding stock options, restricted share awards and cash awards under W-H’s long-term cash incentive plan effective immediately prior to the consummation of the offer and exempted the participation by the holders of such restricted shares and shares issuable upon the exercise of the foregoing options from Section 16(b) of the Exchange Act as contemplated by SEC Rule 16b-3 thereunder. The Compensation Committee determined that the foregoing changes and payments were being made or paid as compensation for past services performed, future services to be performed or future services to be refrained from being performed and were not being calculated based on the number of securities tendered or to be tendered in the offer, all as permitted by SEC Rule 14d-10(b)(2).

Later on the afternoon of June 2, the W-H board of directors held a second special meeting. Representatives of Bracewell and UBS were also present. Management of W-H summarized for the W-H board of directors their due diligence of Smith, and a representative of Bracewell provided the W-H board of directors with an update regarding the status of the negotiations with Smith and its legal counsel. The Bracewell representative indicated that agreement still needed to be reached on the expense reimbursement. He described Smith’s initial proposal of $25 million, W-H’s counterproposal of $10 million and Smith’s current proposal of a $17.5 million expense reimbursement. Discussion ensued between the W-H board of directors and representatives of UBS. Thereafter, the W-H board of directors concluded that the break-up fee of 2.5%, together with the $17.5 million flat fee expense reimbursement was reasonable, and not excessive when compared with the amounts payable in respect of other transactions of comparable size.

A UBS representative then outlined the final economic terms of the Offer, including the value of .48 shares of Smith Common Stock based upon its closing price on the New York Stock Exchange of $78.02 earlier in the day, and the resulting calculation of the Mixed Consideration, the All-Stock Consideration and the All-Cash Consideration, the proration applicable to the All-Stock Consideration and the All-Cash Consideration and the cash cap. The UBS representative then discussed with the W-H board of directors UBS’ valuation analysis and, at the request of the W-H board of directors, delivered UBS’ oral opinion, which was subsequently confirmed in writing, that as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of the Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders.

Following discussion, including consideration of the advice of UBS and Bracewell, the W-H board of directors unanimously adopted resolutions approving the merger agreement and the transactions contemplated thereby, and resolved to recommend that W-H shareholders tender their shares into the offer and approve the Merger Agreement. The W-H board of directors also unanimously waived the application of W-H’s rights agreement to the transactions contemplated by the Merger Agreement, waived application to the transaction of Chapter 13 of the Texas Business Corporation Act (Business Combinations) and any other applicable anti-takeover laws or regulations, acknowledged the action taken by the Compensation Committee of the W-H board of directors earlier in the day and approved a draft press release announcing the transaction.

Also on June 2, 2008, the Smith board of directors met to discuss the merger agreement and the transactions contemplated thereby. At that meeting, the Smith board of directors unanimously determined that the transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Smith and its stockholders, and the directors voted unanimously to approve the offer and the merger with W-H, to approve the merger agreement and the other transactions contemplated thereby.

The definitive Merger Agreement was thereafter finalized, and prior to the opening of the New York Stock Exchange on June 3, 2008, W-H and Smith executed the Merger Agreement and issued a joint press release announcing the transaction.

REASONS FOR THE OFFER

Smith’s Reasons for the Offer

In reaching its decision to approve the Offer, the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement, Smith’s board of directors consulted with Smith’s senior management team, as well as Smith’s outside advisors, and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the Offer, the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement:

•	Increased Product and Service Offering. The combination of Smith and W-H would increase Smith’s product and service offering in drilling, completions and workover. W-H brings a significant number of complementary products and services to Smith’s existing drilling capabilities. W-H is expected to provide Smith with the ability to offer logging-while-drilling, measurement-while-drilling, and directional drilling services to its customers. Additionally, W-H provides complementary completion and workover related products and services including cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment, coiled tubing, and completion fluids. These combinations are expected to allow Smith to provide a more comprehensive suite of services to its customers.

•	International Growth Opportunities for W-H Products. Smith has a global footprint with operations in over 70 countries and 55% of its revenues generated outside the U.S. in fiscal 2007. Only 11% of W-H’s revenues were generated outside the U.S. in fiscal 2007, although W-H has technologies and products well suited for many international markets. Smith believes it can leverage its global footprint and experience to expand W-H’s product and service offering outside of the U.S.

•	Growth in the Brownfield Market. W-H is expected to increase Smith’s product offering related to brownfields, which are mature fields in a state of declining production that require workover in order to continue producing hydrocarbons. The number of mature fields in the U.S. and around the world is increasing at a significant rate. The average field today reaches peak production in two years versus eight years in the 1970s. W-H has a suite of products including coiled tubing units and tools, wireline and wireline related tools and services which can be used for wellbore cleanout and recompletion of an existing well. Additionally, W-H’s directional drilling, logging-while-drilling and measurement-while-drilling tools can be used to strategically drill additional wells which often require horizontal sections, in order to increase production in older fields.

•	Technology Opportunities. The combination of Smith’s i-DRILL® optimization software, drill bits and other drill string tools such as underreamers and drill collars with W-H’s directional drilling, logging-while-drilling and measurement-while-drilling tools is expected to allow for further harmonization and optimization of the bottom hole assembly. Additionally, the combination of these products is expected to create opportunities to improve sensing capabilities at or near the drill bit.

•	Combination of Significant Talent. The transaction is expected to afford the opportunity to combine the skills of two well-regarded groups of technology development and operations engineers as well as experienced managers and operators in the oilfield service industry.

Smith believes that combining Smith and W-H will provide significant beneficial long-term growth prospects, which will increase stockholder value. The shares of Smith Common Stock to be issued to W-H shareholders electing to receive shares in the Offer will allow former W-H shareholders to participate in the growth and opportunities of the combined company.

W-H’s Reasons for the Offer

In deeming the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement to be in the best interests of W-H shareholders, in approving the Merger Agreement and in recommending that W-H shareholders accept the Offer and tender their Shares to Offeror and approve the Merger, if necessary, the W-H board of directors consulted with W-H management and its outside advisors, and considered a variety of factors weighing in favor of the Offer and the Merger, including the material factors listed below.

Expected Benefits of the Offer and the Merger

The combination of Smith and W-H is expected to result in several benefits to W-H’s shareholders and the combined company, including the following:

•	Premium to W-H’s Shareholders. Based on the closing prices of the Smith Common Stock and the Shares as of May 6, 2008 (the last day prior to the date the W-H board of directors first considered Smith’s preliminary acquisition proposal), May 28, 2008 (the day the W-H board of directors agreed, subject to the negotiation of an acceptable merger agreement, to fix the transaction consideration) and June 2, 2008 (the last trading day prior to the public announcement of the Merger Agreement), the value of the Mixed Consideration as of June 2, 2008 represented a premium of 24.9%, 10.6% and 9.4%, respectively, to W-H shareholders.

•	Stock Consideration. W-H’s shareholders may, in the case of the Offer, and will, in the case of the Merger, receive a portion of the consideration in the form of shares of Smith Common Stock, which will allow W-H shareholders who receive Smith Common Stock to share in growth and other opportunities of the combined company after the closing of the Merger. The Offer and the Mergers, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and, if so qualified, W-H shareholders generally would not recognize gain, for U.S. federal income tax purposes, upon their exchange of Shares pursuant to the Offer or the Merger, except with respect to cash received.

•	Increased Scope and Scale of Operations. The combined company is expected to have substantially greater cash flow, liquidity and financial flexibility than W-H on a stand-alone basis, strengthening the combined company’s ability to pursue growth opportunities, especially internationally, to expand into new businesses, to continue to develop new technology and to compete in the highly competitive oilfield service industry.

•	Creates a Leading Oilfield Services Company. The combination of Smith and W-H will result in a company with a broader and more diversified product and service offering. This will produce a larger enterprise with an expanded customer base enabling it to better compete with the largest oilfield services companies. In addition, the shares of the combined company may trade at higher trading multiples of earnings and/or cash flow with lower trading volatility than Shares on a stand-alone basis.

Other Material Factors Considered

During the course of its deliberations relating to the Offer and the Merger, the W-H board of directors also considered, among other things, the following factors:

•	Strategic Alternatives. The possible alternatives to the Offer and the Merger (including the possibility of continuing to operate as an independent entity), the perceived risks and benefits of any such alternatives, including the timing and likelihood of consummating any such alternative, and the W-H board of directors’ assessment that the Offer and the Merger, together, present a superior opportunity to any such alternatives.

•	The Companies’ Operating Conditions. The W-H board of directors’ familiarity with, and understanding of, W-H’s business, financial condition, results of operations, current business strategy and earnings and prospects and of Smith’s business, financial condition, results of operations, business strategy and earnings and prospects (including the report of W-H’s management and outside advisers on the results of their due diligence review of Smith).

•	Market Conditions. The W-H board of directors’ understanding, and W-H management’s review, of W-H’s current and prospective business, and its and W-H management’s belief that:

•	the Shares have never traded at a price in excess of the market value of the consideration to be offered in the Offer and the Merger;

•	maximizing W-H’s business opportunities, especially international opportunities, would require significant capital outlays and expose W-H to the risks associated in starting-up operations in new countries, where, in contrast, Smith has an established international presence and, as a larger company, better access to capital markets; and

•	the ability of W-H to compete effectively during an industry downturn would likely be improved if the company were part of a larger and more diversified organization.

•	Industry Conditions. The W-H board of directors’ understanding, and management’s review, of overall market conditions, including then-current industry conditions, the relatively high level of oil and natural gas prices, W-H’s trading price, and the W-H board of directors’ determination that, in light of these factors, the timing of a potential transaction was favorable to W-H.

•	Business Plan. The risk that W-H may not be able to successfully fully execute its business plan as a stand-alone business.

•	Impact of the Announcement of the Transaction on Business Operations. The potential impact of the announcement of the Offer and the Merger on W-H’s and Smith’s business operations and on their respective suppliers, creditors, customers and employees.

•	Possible Synergy Opportunities. The possibility that the combined company could benefit from potential synergies, such as from reduced corporate overhead expenses and other similar opportunities to consolidate redundant activities and the risk of not capturing any such synergies.

•	Dissenter’s Rights. The fact that W-H’s shareholders will not be obligated to tender their Shares in the Offer and, if they so desire, will be able to exercise dissenter’s rights with respect to the Merger.

•	Provisions of the Merger Agreement. The terms of the Merger Agreement, including:

•	the blend of cash and stock consideration and the cash and stock election features;

•	the conditions to closing of the Offer and the Merger, including the absence of a financing condition, and the fact that approval by Smith’s stockholders was not required; and

•	W-H’s ability to furnish information to and conduct negotiations with a third party and to terminate the Merger Agreement to enter into an agreement relating to a superior proposal under certain circumstances, including the payment of a termination fee and expense reimbursement to Smith, as more fully described under “The Merger Agreement — No Solicitation.”

•	Market Capitalization and Capital Structure. The relative market capitalizations of W-H and Smith and the expected capital structure and market capitalization of the combined company after the closing of the Offer and the Merger.

•	Due Diligence. The results of the due diligence investigations of Smith by W-H’s management and financial and legal advisors.

•	Market Reaction. Possible stock market reaction to the announcement of the Offer and the Merger transaction.

•	Financial Advisor’s Analysis and Opinion. The financial analysis reviewed and discussed with the W-H board of directors by representatives of UBS on May 21, 2008, and on June 2, 2008 in connection with UBS’ oral opinion to the W-H board of directors (which was subsequently confirmed in writing by delivery of UBS’ written opinion dated June 2, 2008) with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares in the Offer and the Merger pursuant to the Merger Agreement.

The W-H board of directors also considered potential risks associated with the Offer and the Merger in connection with its evaluation of the proposed transaction, including:

•	the challenges of integrating the business and operations of the two companies, including the possible departure of key employees and the possible diversion of management’s attention for an extended period of time;

•	the conditions to the Offer and the Merger and the requirement that certain regulatory approvals and clearances be obtained (see the sections entitled “The Offer — Certain Legal Matters; Regulatory Approvals” and “The Merger Agreement — Conditions to the Merger” on pages 58 and 33, respectively);

•	the risk that the Offer and the Merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed;

•	the risk, which is common in transactions of this type, that the terms of the Merger Agreement, including provisions relating to W-H’s payment of a termination fee under specified circumstances, might discourage other parties that could otherwise have an interest in a business combination with, or an acquisition of, W-H from proposing such a transaction (see “The Merger Agreement — Termination”);

•	the possibility that certain customers may decide to terminate their relationship with the combined company; and

•	the other risks described in the section entitled “Risk Factors” beginning on page 7.

After consideration of these material factors, the W-H board of directors determined that these risks could be mitigated or managed by W-H, Smith or the combined company, as applicable, were reasonably acceptable under the circumstances or were unlikely to have a material adverse impact on the Offer or the Merger or the combined company, or that, overall, the risks were significantly outweighed by the potential benefits of the transaction.

This discussion of the information and factors considered by the W-H board of directors includes the material positive and negative factors considered by the W-H board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the W-H board of directors. The W-H board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are in the best interests of W-H’s shareholders. Rather, the W-H board of directors conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, W-H management and W-H’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the W-H board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the W-H board of directors and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” in this prospectus/offer to exchange, beginning on page vi.

OPINION OF UBS, FINANCIAL ADVISOR TO W-H

On June 2, 2008, at a meeting of the W-H board of directors held to evaluate the proposed Offer and Merger, UBS delivered to the W-H board of directors an oral opinion, confirmed by delivery of a written opinion, dated June 2, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received by holders of Shares was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this prospectus/offer to exchange by reference.

UBS’ opinion was provided for the benefit of the W-H board of directors in connection with, and for the purpose of, its evaluation of the consideration to be received by holders of Shares. The opinion does not address the relative merits of the Offer and the Merger as compared to other business strategies or transactions that might be available with respect to W-H or W-H’s underlying business decision to effect the Offer and the Merger. The opinion does not constitute a recommendation to any shareholder of W-H as to how such shareholder should vote or act with respect to the Offer and the Merger, including which, if any, election a shareholder should make with respect to the consideration. Holders of Shares are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to W-H and Smith;

•	reviewed certain internal financial information and other data relating to W-H’s business and financial prospects that were provided to UBS by W-H’s management and not publicly available, including financial forecasts and estimates prepared by W-H’s management that the W-H board of directors directed UBS to utilize for the purposes of its analysis;

•	reviewed certain financial information and other data relating to Smith’s business and financial prospects that were publicly available, including Wall Street consensus financial forecasts and estimates published by Institutional Brokers’ Estimate System (“I/B/E/S”) (a data service that compiles estimates issued by securities analysts) that the W-H board of directors directed UBS to utilize for the purposes of its analysis;

•	conducted discussions with members of the senior managements of W-H and Smith concerning the businesses and financial prospects of W-H and Smith;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Offer and the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of the Shares and Smith Common Stock;

•	reviewed the Merger Agreement; and

•	conducted other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the W-H board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the W-H board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of W-H or Smith, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for W-H referred to above, UBS assumed, at the direction of the W-H board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of W-H’s management as to the future financial performance of W-H. With respect to the financial forecasts and estimates for Smith referred to above, UBS assumed, based on discussions with, and at the direction of, the W-H board of directors, that they were a reasonable basis upon which to evaluate the future performance of Smith and were appropriate to use in UBS’ analyses. In addition, UBS assumed, with the approval of the W-H board of directors, that the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the W-H board of directors, that the Offer and the Mergers, taken together, would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the W-H board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the consideration to the extent expressly specified in UBS’ opinion, of the Merger Agreement or the form of the Offer or the Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Offer or the Merger, or any class of such persons, relative to the consideration. UBS expressed no opinion as to what the value of Smith Common Stock would be when issued pursuant to the Offer or the Merger or the price at which Smith Common Stock or the Shares would trade at any time. In rendering its opinion, UBS assumed, with the consent of the W-H board of directors, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft UBS reviewed, (ii) Smith and W-H would comply with all material terms of the Merger Agreement, and (iii) the Offer and the Mergers would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Offer and the Merger would be obtained without any material adverse effect on W-H, Smith the Offer or the Mergers. UBS was not authorized to solicit and did not solicit indications of interest in a business combination with W-H from any party. Except as described above, W-H imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the W-H board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to W-H or the Offer and the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of W-H and Smith provided by W-H’s management or published by I/B/E/S, as the case may be, in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of W-H and Smith. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The consideration was determined through negotiation between W-H and Smith and the decision to enter into the Offer and the Merger was solely that of the W-H board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the W-H board of directors in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the W-H board of directors or management with respect to the Offer, the Merger or the consideration to be paid to W-H shareholders in either transaction.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the W-H board of directors on June 2, 2008 in connection with its opinion relating to the proposed Offer and the Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis

UBS compared selected financial and stock market data of W-H with corresponding data for the following publicly traded companies:

•	Superior Energy Services, Inc.

•	Oil States International, Inc.

•	Complete Production Services, Inc.

•	Tetra Technologies, Inc.

•	RPC, Inc.

In addition, UBS compared selected financial and stock market data of Smith with corresponding data for the following publicly traded companies:

•	Schlumberger Limited

•	Halliburton Company

•	Weatherford International Ltd.

•	Baker Hughes Incorporated

•	National Oilwell Varco, Inc.

•	BJ Services Company.

For each of the selected public companies, UBS considered, among other things, (1) diluted equity values (computed using closing stock prices as of June 2, 2008), (2) enterprise values (calculated as diluted equity value, plus book value of total debt, plus book value of minority interests, plus preferred stock at liquidation value, less cash and cash equivalents), (3) enterprise values as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest 12 months publicly reported (“LTM”) prior to June 2, 2008 and estimated fiscal years 2008 and 2009, (4) closing stock prices as of June 2, 2008 as a multiple of earnings per share (“EPS”) for estimated fiscal years 2008 and 2009 and (5) closing stock prices as of June 2, 2008 as a multiple of cash flow per share, defined as EPS plus depreciation and amortization and deferred taxes per share, for estimated fiscal years 2008 and 2009. Financial data for the selected public companies were based on the most recent available filings with the SEC and on the estimates of I/B/E/S. Financial data for W-H were based on both estimates provided by W-H’s management and on I/B/E/S estimates. Financial data for Smith were based on the I/B/E/S estimates. Multiples implied for W-H were based on the $85.54 closing price of the Shares on the NYSE as of June 2, 2008 and the estimated consideration of $93.55 per Share (the “Offer Price”), based on consideration of $56.10 in cash and 0.48 shares of Smith Common Stock for each Share, calculated using the $78.02 closing price per share of Smith Common Stock on June 2, 2008. The multiples implied for Smith were calculated using the $78.02 closing price per share of Smith Common Stock on June 2, 2008.

The results of these analyses are summarized in the following tables:

	W-H
			Multiple of Price
	Multiple of		per Share/Cash		Multiple of
	Price per		Flow per		Enterprise
	Share/EPS (x)		Share (x)		Value/EBITDA (x)
Selected Companies	2008E	2009E	2008E	2009E	LTM	2008E	2009E

High	21.8	16.4	9.8	8.6	8.3	7.4	6.7
Mean	15.1	12.0	8.2	6.7	7.6	6.7	5.8
Median	12.9	11.3	8.1	6.1	7.9	6.8	5.8
Low	12.0	10.0	5.9	5.2	6.7	5.8	4.8
W-H
Management Estimates, based on June 2, 2008 closing price	15.8	12.8	9.5	7.7	9.0	7.7	6.2
Management Estimates based on Offer Price	17.3	14.0	10.4	8.4	9.8	8.4	6.8
I/B/E/S Consensus Estimates based on June 2, 2008 closing price	16.8	14.5	10.2	9.1	9.0	8.0	7.1
I/B/E/S Consensus Estimates based on Offer Price	18.4	15.9	11.2	9.9	9.8	8.8	7.7

	SMITH
			Multiple of Price
	Multiple of		per Share/Cash		Multiple of
	Price per		Flow per		Enterprise
	Share/EPS (x)		Share (x)		Value/EBITDA (x)
Selected Companies	2008E	2009E	2008E	2009E	LTM	2008E	2009E

High	20.9	17.0	15.6	12.8	15.5	13.0	10.7
Mean	17.9	13.7	13.4	11.0	11.7	10.6	8.7
Median	17.1	13.9	13.5	11.0	11.5	10.5	8.7
Low	15.0	10.1	10.6	8.3	7.6	8.0	6.7
Smith
I/B/E/S Consensus Estimates based on June 2, 2008 closing price	20.6	16.7	15.9	13.1	10.9	10.2	8.5

Selected Precedent Transactions Analysis

UBS reviewed transaction values in the following nine selected transactions announced since June 2005 in the oilfield services industry:

Date Announced	Acquiror	Target

May 27, 2008	Candover Investments Plc	Expro International Group Plc
April 21, 2008	Grey Wolf, Inc.	Basic Energy Services, Inc.
December 19, 2007	First Reserve Corp.	Abbot Group Ltd.
December 17, 2007	National Oilwell Varco, Inc.	Grant Prideco, Inc.
June 29, 2007	MBO investors	CCS Income Trust
February 5, 2007	Universal Compression Holdings, Inc.	Hanover Compressor Co.
October 23, 2006	National Oilwell Varco, Inc.	NQL Energy Services, Inc.
September 5, 2006	Compagnie Generale de Geophysique	Veritas DGC, Inc.
June 6, 2005	Weatherford International Ltd.	Precision Drilling Corp.

UBS reviewed transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash, as multiples of LTM EBITDA, forward 12 months estimated EBITDA, LTM earnings before interest and taxes (“EBIT”) and forward 12 months estimated EBIT, in each case to the extent such financial data were publicly available at the time of announcement of the relevant transaction. UBS also reviewed purchase prices in the selected transactions as a multiple of LTM cash flow per share, forward 12 months estimated cash flow per share, LTM earnings and forward 12 months estimated earnings in each case to the extent such financial data were publicly available at the time of announcement of the relevant transaction. UBS then compared these multiples derived from the selected transactions with the corresponding multiples implied for W-H based on the Offer Price relative to I/B/E/S estimates and relative to estimates provided by W-H’s management. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for W-H:

	Multiple of Equity Value/
	LTM	1yr Forward	LTM	1yr Forward
	Cash Flow (x)	Cash Flow (x)	Net Income (x)	Net Income (x)

High	17.9	22.2	37.8	34.3
Mean	10.4	11.4	22.8	18.9
Median	8.2	9.3	24.1	16.4
Low	5.8	5.7	12.2	6.0
I/B/E/S Consensus Estimates-based on Offer Price	13.7	11.2	20.4	18.4
Management Estimates-based on Offer Price	13.7	10.4	20.4	17.3

	Multiple of Enterprise Value/
	LTM	1yr Forward	LTM	1yr Forward
	EBITDA (x)	EBITDA (x)	EBIT (x)	EBIT (x)

High	15.4	13.8	25.6	20.9
Mean	9.9	8.6	15.9	14.4
Median	9.5	8.3	15.8	14.1
Low	5.9	5.6	8.3	9.4
I/B/E/S Consensus Estimates-based on Offer Price	9.8	8.8	13.2	11.7
Management Estimates-at Offer Price	9.8	8.4	13.2	11.1

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of W-H using certain financial forecasts and estimates prepared by W-H’s management for calendar year 2008 through calendar year 2012 that the W-H board of directors directed UBS to utilize for purposes of its analyses. UBS calculated a range of implied present values of the stand-alone unlevered, after-tax free cash flows that W-H was forecasted to generate from calendar year 2008 through calendar year 2012 using discount rates ranging from 12.0% to 14.0%. UBS also calculated a range of implied terminal values for W-H by applying a range of EBITDA terminal value multiples of 6.25x to 7.25x to W-H’s estimated mid-cycle EBITDA associated with a reversion to trailing 10 year median U.S. rig count levels prepared by W-H’s management that the W-H board of directors directed UBS to utilize for purposes of its analyses. The implied terminal values were then discounted to present value using discount rates ranging from 12.0% to 14.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $79 to $97 per Share, as compared to the implied Offer Price of $93.55 per Share.

Miscellaneous

Under the terms of UBS’ engagement, W-H has agreed to pay UBS for its financial advisory services in connection with the Offer and the Merger an aggregate fee estimated to be approximately $24.0 million, a portion of which was payable upon completion of UBS’ opinion and a significant portion of which is contingent upon consummation of the Offer and Merger. In addition, W-H has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of W-H and Smith, and, accordingly, may at any time hold a long or short position in such securities. W-H selected UBS as its financial advisor in connection with the Offer and the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

MERGER AGREEMENT

The following summary describes certain material provisions of the definitive merger agreement entered into by Smith, Offeror and W-H, a copy of which is attached hereto as Annex A and incorporated herein by reference. This summary may not contain all of the information about the Merger Agreement that is important to W-H shareholders, and W-H shareholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

The Offer

Under the terms of the Offer, each W-H shareholder may elect to receive, for each outstanding Share validly tendered and not withdrawn in the Offer, at the election of the holder of such Share, either:

•	$56.10 in cash, without interest, and 0.48 shares of Smith Common Stock (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or the All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. See “The Offer — Elections and Proration” for a detailed description of the proration procedure.

Offeror’s obligation to accept for exchange and to exchange Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction or waiver by Offeror of certain conditions, including the valid tender of at least 66 2/3% of the outstanding Shares on a fully diluted basis, as more fully described below under the heading “The Offer — Conditions of the Offer.”

Under the Merger Agreement, Offeror may extend the Offer:

•	from time to time for one or more periods, if at the Initial Expiration Date or any subsequent scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived;

•	for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; and

•	from time to time if less than 90% of the Shares on a fully diluted basis have been validly tendered at the Initial Expiration Date or any subsequent scheduled Expiration Date.

Offeror shall in no event be required to extend the Offer beyond December 3, 2008 and may only extend the Offer beyond such date with the consent of W-H. For a more complete description of the Offer, please see “The Offer.”

Pursuant to the Merger Agreement, W-H granted to Smith and Offeror an irrevocable Top-Up Option to purchase up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares collectively owned by Smith, Offeror and any of Smith’s other subsidiaries immediately following consummation of the Offer, shall constitute one Share more than 90% of the Shares then outstanding (on a fully diluted basis, after giving effect to any exercise of such option) at a purchase price per Share equal to the All-Cash Consideration. The purchase price may be paid in cash or a promissory note, or a combination thereof. The Top-Up Option may be exercised by Smith or Offeror, in whole or in part, at any time on or after the Expiration Date, subject to certain terms and conditions set forth in the Merger Agreement including the condition that the aggregate number of Shares issuable upon exercise of the Top-Up Option would not exceed the number of then-authorized Shares.

The Merger

The Merger Agreement provides for the merger of Offeror with and into W-H. As a result of the Merger, Offeror will cease to exist and W-H will continue as the surviving corporation in the Merger. After the Merger, the surviving corporation will be a direct wholly owned subsidiary of Smith and the former W-H shareholders will not have any direct equity ownership interest in the surviving corporation.

The Post-Closing Merger

As promptly as practicable following the Merger, Smith will cause the surviving corporation to merge with and into a wholly owned limited liability company subsidiary of Smith. The former W-H shareholders will not have any direct economic interest in, or approval or other rights with respect to, the Post-Closing Merger.

Completion and Effectiveness of the Merger

Under the Merger Agreement, the closing of the Merger must occur no later than the third business day after all of the conditions to completion of the Merger contained in the Merger Agreement, including the condition that the Offer shall have been completed, are satisfied or waived, unless the parties agree otherwise in writing (see “— Conditions to the Merger” below). The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas unless a later date is specified therein.

Merger Consideration

General

In the Merger, W-H shareholders will receive $56.10 in cash, without interest, and 0.48 shares of Smith Common Stock, subject to adjustments pursuant to the Merger Agreement to the extent necessary to preserve the treatment of the Offer and the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code (the “Merger Consideration”).

Dissenter’s Rights

Although W-H shareholders do not have dissenter’s rights in connection with the Offer, Shares held by W-H shareholders who properly demand payment for such Shares in compliance with Articles, 5.11, 5.12, 5.13 and 5.16 of the Texas Business Corporation Act (“TBCA”), as applicable, will not be converted into the right to receive the Merger Consideration, but instead will be converted into the right to receive such consideration as may be determined to be due to such shareholder pursuant to Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA, as applicable. However, if any W-H shareholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Articles 5.11, 5.12, 5.13 and 5.16, then that W-H shareholder will not be paid in accordance with Articles 5.12 or 5.16, as applicable, and the Shares held by that W-H shareholder will be exchangeable solely for the right to receive the Merger Consideration as set forth in the Merger Agreement.

Exchange of W-H Stock Certificates for the Merger Consideration

Smith has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the Offer and the Merger to handle the exchange of Shares for the Offer consideration and the Merger Consideration as applicable.

To effect the exchange of Shares, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of Shares a letter of transmittal and instructions for surrendering the stock certificates that formerly represented Shares for the Merger Consideration. After surrender to the exchange agent of certificates that formerly represented Shares for cancellation, together with an executed letter of transmittal, the record holder of the surrendered certificates will be entitled to receive the Merger Consideration.

After the effective time of the Merger, each stock certificate formerly representing Shares that has not been surrendered will represent only the right to receive upon such surrender the Merger Consideration to which such holder is entitled by virtue of the Merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

Smith will not issue fractional shares of Smith Common Stock in the Offer or the Merger. Instead, each holder of Shares who otherwise would be entitled to receive fractional shares of Smith Common Stock will be entitled to an amount of cash (without interest) equal to cash in the amount of such fraction multiplied by the All-Cash Consideration.

Conditions to the Merger

The respective obligations of W-H, Smith and Offeror to complete the Merger under the Merger Agreement are subject to the satisfaction of the following conditions:

•	if required by the TBCA, the Merger Agreement will have been adopted by the shareholders of W-H in accordance with the TBCA; and

•	no statute, rule, regulation, order, decree, ruling or injunction will have been enacted, entered, promulgated or enforced by a governmental entity of competent jurisdiction will be in effect that has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of W-H with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	indebtedness;

•	authority relative to the Merger Agreement;

•	SEC filings;

•	financial statements;

•	the absence of undisclosed liabilities;

•	information supplied;

•	internal controls and procedures;

•	consents and approvals;

•	no violations;

•	no default;

•	absence of changes;

•	litigation;

•	compliance with applicable laws;

•	employee benefit plans;

•	employees;

•	labor matters;

•	environmental matters;

•	taxes and tax treatment;

•	intellectual property and software;

•	certain business practices;

•	vote required;

•	opinion of financial adviser;

•	brokers;

•	customers;

•	material contracts;

•	insurance; and

•	affiliate transactions.

The Merger Agreement also contains customary representations and warranties of Smith and Offeror, including among other things:

•	organization and qualification;

•	capitalization;

•	authority;

•	SEC filings;

•	financial statements;

•	information supplied;

•	internal controls and procedures;

•	consents and approvals;

•	no violations;

•	no default;

•	absence of changes;

•	litigation;

•	compliance with applicable law;

•	brokers;

•	adequate funds;

•	no vote required; and

•	tax treatment.

The representations and warranties contained in the Merger Agreement expire at the effective time of the Merger. The representations, warranties and covenants made by W-H in the Merger Agreement are qualified by information contained in the disclosure schedules delivered to Smith and Offeror in connection with the execution of the Merger Agreement. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of W-H or any of its affiliates or of Smith or any of its affiliates.

No Solicitation of Other Offers by W-H

Under the terms of the Merger Agreement, subject to certain exceptions described below, W-H has agreed that it and its subsidiaries, and the directors, officers, representatives, agents and employees of it and its subsidiaries, will not, directly or indirectly:

•	encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers regarding, or provide non-public information with respect to, a proposal, inquiry or offer for a third party acquisition; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” agreement.

In addition, under the Merger Agreement, W-H has agreed that it will immediately cease, and will use its reasonable best efforts to cause its and its respective subsidiaries, attorneys, accountants, investment bankers, financial advisors, agents and other representatives to cease, any and all existing discussions or negotiations with respect to any proposal for a third party acquisition.

Under the Merger Agreement, W-H is obligated to notify Smith in writing within 24 hours after receiving any proposal for a third party acquisition. The notice must include the terms and conditions of such proposal, and the identity of the person making the proposal. W-H also must promptly keep Smith informed of the status and details of the proposal, and must provide Smith with a copy of all written materials provided in connection with such proposal.

Notwithstanding the prohibitions described above, if W-H receives an unsolicited bona fide written proposal to acquire W-H made after the Merger Agreement was executed, W-H is permitted to participate or engage in discussions or negotiations with, and provide information to, the party making the proposal to acquire W-H as long as:

•	the W-H board of directors determines in good faith, after consulting with legal counsel and a nationally recognized financial advisor, that such proposal constitutes or is reasonably likely to constitute a superior proposal;

•	such proposal did not result from a breach of the no solicitation provisions described in this section; and

•	prior to providing any such information, the person making the proposal to acquire W-H enters into a confidentiality agreement containing terms at least as restrictive as the terms of the confidentiality agreement between Smith and W-H and, contemporaneously with furnishing any nonpublic information to such person that has not previously been provided to Smith, W-H furnishes any such nonpublic information to Smith.

Prior to providing any information to, or participating in discussions or negotiations with, the person making the proposal to acquire W-H, W-H must provide written notice to Smith and otherwise comply with the notice and information delivery requirements described above.

A “third party acquisition” for purposes of the Merger Agreement means the occurrence of any of the following events:

•	the acquisition in one or a series of related transactions of W-H by merger, tender offer, consolidation, business combination or otherwise by any person or group other than Smith or Offeror or any affiliate thereof;

•	the acquisition by a third party of more than 15% of the total assets of W-H and its subsidiaries taken as a whole;

•	the acquisition by a third party of beneficial ownership of 15% or more of the outstanding Shares or any other class of capital stock or voting power of W-H or any resulting parent company of W-H;

•	the adoption by W-H of a plan of liquidation or the declaration or payment of an extraordinary dividend; or

•	the repurchase by W-H or any of its subsidiaries of more than 15% of the outstanding Shares.

A “superior proposal” for purposes of the Merger Agreement means any bona fide unsolicited written proposal for a third party acquisition that the W-H board of directors determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, is more favorable to the W-H shareholders from a financial point of view than the Offer and the Merger (taking into account any adjustment to the terms and conditions of the Offer and the Merger proposed by Smith in an offer in response to such proposal and taking into account the termination fees and expenses described below under “— Termination Fees and Expenses — W-H Termination Fees”) and is reasonably likely to be completed on the terms proposed on a timely basis. When determining whether an offer constitutes a superior proposal, references in the term “third party acquisition” to “15%” shall be deemed to be references to “100%.”

Upon delivering notice to Smith of W-H’s receipt of a superior proposal, and if requested by Smith, W-H must negotiate in good faith with Smith to revise the terms of the Merger Agreement as would enable the W-H board of directors to not terminate the Merger Agreement.

Changes of Recommendation

The Merger Agreement contemplates that the W-H board of directors will provide the W-H Recommendation. The W-H board of directors or any committee thereof may not (any of the following being an “adverse recommendation change”):

•	withdraw, change, qualify or modify, or publicly propose to withdraw, change, qualify or modify the W-H Recommendation in a manner adverse to Smith;

•	take any other action or make any public statement that is inconsistent with the W-H Recommendation, including failing to publicly reaffirm the W-H Recommendation promptly on request of Smith or within ten days of receipt of any proposal for a third party acquisition;

•	fail to recommend against acceptance of any tender offer or exchange offer within ten days after the commencement of such offer;

•	cause W-H to enter into or approve, resolve, adopt or recommend, or publicly propose to approve or recommend, any third party acquisition; or

•	cause W-H to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any third party acquisition.

Notwithstanding the foregoing, the W-H board of directors may take such actions if, prior to receipt of the approval of shareholders necessary to complete the Merger:

•	the W-H board of directors causes its legal and financial advisors to negotiate with Smith in good faith; and

•	at least five business days following receipt by Smith of written notice advising Smith that the W-H board of directors has received a superior proposal and providing Smith with a copy of relevant transaction documents relating to such superior proposal, the W-H board of directors determines in good faith, after taking into account any such adjustments to the Merger Agreement agreed to by Smith and after consultation with and based on the advice of outside legal counsel, that it is required to withdraw its recommendation or approve or recommend a superior proposal to comply with its fiduciary duties under applicable law.

Nothing in the Merger Agreement prohibits W-H or its board of directors from taking and disclosing to W-H’s shareholders anything contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise required under applicable law. However, the W-H board of directors is prohibited from changing its recommendation to recommend a third party acquisition proposal unless such proposal is a superior proposal.

Shareholder Approval

W-H has agreed to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer, if required by the TBCA, in order to effect the Merger.

Conduct of Business Before Completion of the Merger

Restrictions on W-H’s Operations

The Merger Agreement provides for certain restrictions on W-H’s and its subsidiaries’ activities until either the completion of the Merger or the termination of the Merger Agreement. In general, W-H is required to conduct its business only in the ordinary course consistent with past practice. In addition, unless otherwise approved in writing by Smith or Offeror, W-H and its subsidiaries may not, among other things:

•	amend its articles of incorporation, bylaws or similar governing documents;

•	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of any class of capital stock or any other securities or equity equivalents, except for the issuance and sale of shares (i) pursuant to previously granted options; (ii) by a subsidiary of W-H to any entity wholly owned by W-H; (iii) pursuant to Smith’s exercise of the Top-Up Option; and (iv) in connection with the accelerated vesting of certain employee options and restricted stock, as provided for in the Merger Agreement;

•	split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or distribution, or redeem or otherwise acquire any of its or its subsidiaries’ securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of W-H or any of its subsidiaries;

•	alter through merger, liquidation, reorganization, restructuring or any other faction the corporate structure or ownership of any subsidiary;

•	issue any debt securities, incur or assume any indebtedness (other than in connection with purchasing inventory, funding working capital, or funding certain capital expenditures, in the ordinary course of business); assume or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business consistent with past practice; make any loans, advances or capital contributions to, or investments in, any person or entity; pledge or otherwise encumber shares of capital stock of W-H or any of its subsidiaries; or mortgage or pledge any of its material assets, tangible or intangible;

•	grant any severance pay or increase in the compensation or benefits of, or any severance or termination pay to, directors, officers, employees or consultants of W-H or any or any of its subsidiaries, except for certain merit-based increases in base salary to employees in the ordinary course of business consistent with past practice;

•	except as contemplated by certain portions of the Merger Agreement and except as required by an employee plan or any award agreement made thereunder, (i) enter into, establish, adopt, amend or modify any compensation or benefit plan, policy, arrangement or agreement, collective bargaining agreement, trust or fund including any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, whether or not an employee plan, (ii) fail to make any required contribution to any employee plan, merge or transfer any employee plan or the assets or liabilities of any employee plan, change the sponsor of any employee plan, (iii) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any employee plan other than in accordance in the terms thereof as currently in effect on the date hereof, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any employee plan, or (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any employee plan or change the manner in which contributions to any employee plan are made or the basis on which such contributions are determined;

•	hire or terminate the employment or contractual relationship of any officer, employee or consultant of W-H or any of its subsidiaries other than in the ordinary course consistent with existing policies and past practices;

•	acquire, sell, lease or dispose of any assets other than tools lost in hole or damaged beyond repair or the purchase or sale of inventory in the ordinary course of business consistent with past practice in any single transaction or series of related transactions (other than purchases or sales of inventory in the ordinary course of business and certain other exceptions) having a fair market value in excess of $500,000 in the aggregate;

•	except as required as a result of a change or in generally accepted accounting principles, change any of the financial accounting principles or practices used by it;

•	revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

•	(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement that would constitute a material contract of W-H; (iii) terminate, modify or waive or assign any of its rights or claims under any material contract; or (iv) authorize any new (not within W-H’s existing capital expenditure budget) capital expenditure or expenditures that individually is in excess of $250,000 or capital expenditures in the aggregate that are in excess of $1,000,000;

•	(i) make, change or revoke any material tax election, (ii) change any material method of tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes or (iv) file any material amended tax return;

•	settle or compromise any pending or threatened suit, action or claim (i) which relates to the transactions contemplated by the Merger Agreement or (ii) the settlement or compromise of which would exceed $250,000 individually or $750,000 in the aggregate or, in any case, would impose an injunction or other non-monetary penalty on W-H or any of its subsidiaries;

•	commence any material research and/or development project or terminate any material research and/or development project that is currently ongoing, in either case except pursuant to the terms of existing contracts or except as contemplated by W-H’s project development budget previously provided to Smith;

•	create any new subsidiaries;

•	take any action that would cause any representation or warranty of W-H in the Merger Agreement to become untrue or not accurate in a manner such that certain conditions to the Offer would not be satisfied;

•	amend W-H’s shareholder rights plan in any manner that would permit any person other than Smith or its affiliates to acquire more than 20% of the Shares, or redeem the rights thereunder;

•	take any action or knowingly fail to take any action that would impede or prevent or be reasonably likely to impede or prevent the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree, authorize or otherwise take any of the foregoing actions.

Restrictions on Smith’s Operations

The Merger Agreement provides for certain restrictions on Smith’s and its subsidiaries’ activities until either the completion of the Merger or the termination of the Merger Agreement. Unless otherwise approved in writing by W-H, Smith and its subsidiaries may not, among other things:

•	acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•	adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by the Merger Agreement;

•	split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Smith Common Stock;

•	take any action or knowingly fail to take any action that would impede or prevent or be reasonably likely to impede or prevent the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	adopt a plan of complete or partial liquidation or dissolution of Smith or any of its material subsidiaries; or

•	agree, authorize or otherwise to take any of the foregoing actions.

Access

The Merger Agreement provides that during the period prior to the time that Smith designees constitute a majority of the W-H board of directors, W-H will afford to Smith and its representatives reasonable access during normal business hours to all of W-H’s and its subsidiaries’ employees, plants, offices, warehouses and other facilities and to all of W-H’s and its subsidiaries’ books, except that W-H is not required to provide any information that it reasonably believes it cannot deliver due to contractual or legal restrictions.

Additional Agreements

Under the Merger Agreement, Smith and W-H are required to reasonably cooperate to:

•	obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts;

•	obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

•	obtain any government approvals, consents or orders required for the consummation of the Offer or the closing of the Merger under the HSR Act, and any other federal, state or foreign law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“antitrust laws”);

•	obtain the expiration of any applicable waiting period under any antitrust laws;

•	execute and deliver any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

•	defend any lawsuits or other legal proceedings challenging the Merger Agreement or the transactions contemplated thereby and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and could restrict, prevent or prohibit the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Smith and W-H must consult with and consider in good faith the views of the other party in connection with any proposed communication in connection with proceedings under or relating to any antitrust laws.

W-H Benefit Plans

Stock Options

Immediately prior to the consummation of the Offer (or, to the extent required, at such earlier time as may be administratively necessary to allow optionholders to participate in the Offer), each outstanding option under the W-H stock plans (each, a “W-H Option”) will become fully vested and exercisable. At the effective time of the Merger and without any action on the part of any holder of such stock options, each W-H Option that has not previously been exercised and is outstanding as of immediately prior to the effective time of the Merger shall be assumed by Smith as of the effective time of the Merger and converted into an option to purchase, on the same terms and conditions as applied to each such W-H Option immediately prior to the effective time of the Merger, the number of whole shares of Smith Common Stock that is equal to the number of Shares subject to such W-H Option immediately prior to the effective time of the Merger multiplied by the All-Stock Consideration (rounded down to the nearest whole share), at an exercise price per share of Smith Common Stock (rounded up to the nearest whole penny) equal to the per-Share exercise price of such W-H Option divided by the All-Stock Consideration.

Restricted Shares

Holders of restricted Shares will be entitled to tender, in the same manner as any other outstanding Shares, their restricted Shares in the Offer notwithstanding any transfer restrictions. Any restricted Shares that are not validly tendered and accepted for exchange in the Offer and which are outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration in the same manner as any other Shares which are outstanding immediately prior to the effective time of the Merger. W-H will take such actions as are necessary to terminate the transfer restrictions applicable to restricted Shares contemporaneously with the acceptance for payment of Shares in the Offer or at the effective time of the Merger, as the case may be.

Other W-H Benefit Plans

After the Merger, Smith shall assume and honor all employee plans in accordance with their terms as in effect immediately before the effective time of the Merger. Following the effective time of the Merger through December 31, 2008, Smith shall provide to current employees of W-H and its subsidiaries compensation and employee benefits that are, in the aggregate, substantially comparable to those provided to W-H employees immediately before the effective time of the Merger.

Under the Merger Agreement, Smith will, and will cause its subsidiaries to, with respect to all of its and its subsidiaries’ employee benefit plans providing benefits to continuing W-H employees:

•	provide each W-H employee with credit for all years of service for which such W-H employee was credited before the effective time of the Merger under any similar employee plans, except for purposes of accrual under any defined benefit pension plan, to the extent such credit would result in the duplication of benefits or to the extent that any plans do not recognize service of similarly situated employees of Smith and its subsidiaries;

•	ensure that each W-H employee shall be immediately eligible to participate, without any waiting time, in any and all Smith plans to the extent coverage under such Smith plan replaces coverage under a comparable employee plan in which such W-H employee participated immediately before the effective time of the Merger;

•	cause all pre-existing condition exclusions and actively-at-work requirements of its plans that provide medical, dental, pharmaceutical and/or vision benefits to be waived for each W-H employee and his or her covered dependents to the extent such limitation was not applicable immediately before the effective time of the Merger under the analogous employee plan; and

•	provide each W-H employee with credit for any co-payments and deductibles under its plans that provide medical, dental, pharmaceutical and/or vision benefits.

At the effective time of the Merger, the outstanding balances of each participant account under W-H’s Long Term Cash Incentive Plan will vest in full and will generally be promptly paid and distributed to participants.

Board Appointment

Pursuant to the terms of the Merger Agreement and subject to the requirements of the Exchange Act, promptly following the consummation of the Offer, W-H has agreed to take all actions necessary to cause such number of persons designated by Offeror to be appointed to the W-H board of directors as will give Offeror representation on the W-H board of directors equal to the ratio of the number of Shares purchased by Offeror in the Offer to the total number of Shares outstanding. W-H has also agreed to cause persons designated by Offeror to constitute a majority of each committee of the W-H board of directors, other than any committee established to take certain actions with respect to the Merger Agreement and the Offer and the Mergers. Notwithstanding the foregoing, W-H has agreed to use all reasonable efforts to ensure that at least three of the members of the W-H board of directors who are reasonably satisfactory to Offeror and who qualify as independent directors for purposes of the continued listing requirements of the New York Stock Exchange and SEC rules and regulations to remain members of the W-H board of directors until the consummation of the Merger in order to take certain actions with respect to the Merger Agreement and the Offer and the Mergers.

Directors’ and Officers’ Indemnification

Under the Merger Agreement, Smith will cause the ultimate surviving company of the Mergers to indemnify and hold harmless, to the fullest extent required or permitted under applicable law, each current and former director and officer of W-H and its subsidiaries against liabilities in connection with claims based on or arising out of the fact that such person is or was such an officer or director or pertaining to the Merger Agreement. In addition, for a period of six years following the effective time of the Merger, the organizational documents of the ultimate surviving company must contain provisions no less favorable with respect to indemnification and exoneration of present and former directors and officers of W-H and its subsidiaries with respect to matters occurring through the effective time of the Merger than are presently set forth in W-H’s articles of incorporation and bylaws.

For six years after the effective time of the Merger, the ultimate surviving company of the Mergers will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by W-H. However, if the annual aggregate premium payments for this insurance exceed 200% of the annual premiums paid as of the date of the Merger Agreement by W-H for such insurance, Smith shall only be obligated to cause the ultimate surviving company to provide such coverage as shall be available at an annual premium equal to 200% of the current rate.

Under the Merger Agreement, instead of the insurance described above, effective as of the effective time of the Merger, Smith may require the ultimate surviving company of the Mergers to purchase a directors’ and officers’ liability insurance “tail” insurance program for a period of six years after the effective time with respect to wrongful acts or omissions committed or allegedly committed at or prior to the effective time of the Merger. In the event that W-H purchases such a “tail” policy prior to the effective time of the Merger, Smith shall cause the ultimate surviving company of the Mergers to maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder.

Termination of the Merger Agreement

Termination by Smith, Offeror, or W-H

The Merger Agreement may be terminated at any time before the effective time of the Merger:

•	by mutual written consent of Smith, Offeror and W-H;

•	by either Smith and Offeror or W-H, if:

•	any court of competent jurisdiction in the United States or other governmental entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; or

•	the purchase of Shares pursuant to the Offer has not been consummated by December 3, 2008, provided that, such termination right is not available to any party whose breach of any provision of the Merger Agreement is the primary reason that the purchase of Shares pursuant to the Offer has not occurred by December 3, 2008.

Termination by W-H

W-H may terminate the Merger Agreement if:

•	W-H resolves to accept a superior proposal after complying with the no-shop provisions described above under “— No Solicitation of Offers by W-H”;

•	there shall have been a breach of any representation or warranty on the part of Smith or Offeror set forth in the Merger Agreement or if any representation or warranty of Smith or Offeror shall have become untrue; or

•	there shall have been a breach by Smith or Offeror of any of their respective covenants or agreements under the Merger Agreement that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof from W-H;

where such breach under the above two bullets would have, or be reasonably expected to have, a Smith Material Adverse Effect (as defined below) or materially adversely affect (or materially delay) the consummation of the Offer or the Merger; provided, that W-H has not breached any of its obligations under the Merger Agreement.

“Smith Material Adverse Effect” means, with respect to Smith, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Smith and its subsidiaries, taken as a whole or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of Smith or Offeror to perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both W-H and Smith, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in Smith’s stock price or trading volume (unless due to a circumstance which would separately constitute a Smith Material Adverse Effect), shall not be considered when determining whether a Smith Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects Smith and its subsidiaries in any material respect.

Termination by Smith and Offeror

Under the Merger Agreement, Smith and Offeror may terminate the Merger Agreement if:

•	W-H breaches any of its representations or warranties contained in the Merger Agreement that would result in a failure of a condition to the Offer that is not being capable of being satisfied by December 3, 2008;

•	W-H breaches the no solicitation provision discussed in “— No Solicitation of Other Offers by W-H”;

•	W-H breaches any of its covenants or agreements under the Merger Agreement that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof by Smith or Offeror, that would have, or would reasonably be expected to have, a W-H Material Adverse Effect or would materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that neither Smith nor Offeror shall have breached any of their respective obligations under the Merger Agreement;

•	the W-H board of directors enters into, or recommends to W-H’s shareholders, a superior proposal, or makes an adverse recommendation change; or

“W-H Material Adverse Effect” means with respect to W-H, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of W-H and its subsidiaries, taken as a whole, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of W-H, Smith or Offeror to consummate the transactions contemplated by the Merger Agreement; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both W-H and Smith, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in W-H’s stock price or trading volume (unless due to a circumstance which would separately constitute a W-H Material Adverse Effect), shall not be considered when determining whether a W-H Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects W-H and its subsidiaries, taken as a whole, in any material respect.

Termination Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, and the Merger will be paid by the party incurring the same.

W-H Termination Fees

The Merger Agreement provides that W-H will pay Smith a termination fee of $76 million plus expenses of $17.5 million if:

•	Smith terminates the Merger Agreement because the W-H board changes its recommendation, recommends any third party acquisition proposal or enters into an alternative acquisition agreement or consummates a third party acquisition or W-H otherwise breaches the no solicitation provision discussed in “No Solicitation of Other Offers by W-H;” or

•	W-H terminates the Merger Agreement in order to accept a superior proposal, after complying with the no-shop provision.

The Merger Agreement further provides that W-H will pay Smith expenses of $17.5 million in the event a proposal for a third party acquisition involving W-H has been publicly disclosed or otherwise communicated to W-H or its shareholders and the Merger Agreement is subsequently terminated (i) by either party because the Offer has not been consummated by December 3, 2008 or (ii) by Smith due to a breach or failure to perform by W-H of its representations, warranties, covenants or agreements under the Merger Agreement. If within 12 months after the termination of the Merger Agreement under the circumstances described in the preceding sentence, W-H enters into a definitive agreement with respect to an acquisition of W-H or consummates such a transaction, W-H must pay Smith the termination fee.

Effect of Termination

In the event of termination of the Merger Agreement prior to the effective time of the Merger in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of Smith, Offeror or W-H, or their respective directors, officers or shareholders, other than the payment of fees and expenses described above under “— Termination Fees and Expenses” and certain general provisions which will survive the termination.

Amendments, Extensions and Waivers

Amendments

The Merger Agreement may be amended by the parties at any time before or after any W-H shareholder approval has been obtained; provided that after the W-H shareholders adopt the Merger Agreement and approve the Merger, the Merger Agreement cannot be amended if by law further approval of the shareholders is required, without such approval.

Extensions and Waivers

Under the Merger Agreement, at any time prior to the effective time of the Merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

THE OFFER

Offeror is offering to exchange each outstanding Share for the Mixed Consideration, the All-Cash Consideration or the All-Stock Consideration, at the election of the tendering W-H shareholder subject to the conditions contained, and in the case of the All-Cash or the All-Stock Consideration, to the proration procedures described, in this prospectus/offer to exchange and the accompanying letter of election and transmittal.

Offeror is making the Offer in order for Smith to acquire control of, and ultimately the entire equity interest in, W-H. The Offer is the first step in Smith’s acquisition of W-H and is intended to facilitate the acquisition of all of the outstanding Shares. Smith intends to complete the Merger as soon as possible after completion of the Offer. Promptly after the Merger, Smith will consummate the Post-Closing Merger.

Consideration

Under the terms of the Offer, each W-H shareholder may elect to receive, for each outstanding Share validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Share, either:

•	$56.10 in cash, without interest, and 0.48 shares of Smith Common Stock (the “Mixed Consideration”), or

•	$93.55 in cash, without interest (the “All-Cash Consideration”), or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),

subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or All-Stock Consideration, to the proration procedures described in this prospectus/offer to exchange and the related letter of election and transmittal. W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, W-H shareholders electing the All-Cash Consideration or the All-Stock Consideration may be subject to proration and may receive a different form of consideration than selected. W-H shareholders who otherwise would be entitled to receive a fractional share of Smith Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the All-Cash Consideration. See “The Offer — Elections and Proration” for a detailed description of the proration procedure.

The closing price of Smith Common Stock on the New York Stock Exchange on June 23, 2008 was $81.65 per share. The value of the Mixed Consideration and the All-Stock Consideration will fluctuate prior to the Expiration Date as the market price of Smith Common Stock changes. At Smith share prices of $78.03 and above, the value of the All-Stock Consideration will exceed the All-Cash Consideration, and at Smith share prices below $78.02, the All-Cash Consideration will exceed the value of the All-Stock Consideration.

Solely for purposes of illustration, the following table indicates the relative value of the Mixed Consideration, the All-Cash Consideration and the All-Stock Consideration based on different assumed trading prices for the Smith Common Stock.

	Market Value of	Value of All-Cash	Market Value of
Assumed Smith	Mixed Consideration	Consideration	All-Stock Consideration
Common Stock Price	(Per Share Exchanged)	(Per Share Exchanged)	(Per Share Exchanged)

$70.00	$89.70	$93.55	$83.93
$75.00	$92.10	$93.55	$89.93
$78.02	$93.55	$93.55	$93.55
$80.00	$94.50	$93.55	$95.92
$85.00	$96.90	$93.55	$101.92
$90.00	$99.30	$93.55	$107.91

The market prices of Smith Common Stock used in the above table, and the assumptions regarding the mix of cash and/or stock a hypothetical W-H shareholder would receive, are for purposes of illustration only. The price of Smith Common Stock fluctuates and may be higher or lower than in these examples at the time the Offer is completed. In addition, W-H shareholders electing the All-Cash Consideration and the All-Stock Consideration are subject to proration if holders of Shares, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration to be received in the Offer. As a consequence, the elections of other W-H shareholders will impact whether a tendering W-H shareholder electing the All-Cash Consideration or the All-Stock Consideration receives solely the type of consideration elected or if a portion of such shareholder’s tendered Shares are exchanged for another form of consideration.

W-H shareholders should consider the potential effects of proration, which could be significant, and should obtain current market quotations for shares of Smith Common Stock before deciding whether to tender pursuant to the Offer and before electing the form of consideration they wish to receive. In addition, W-H shareholders should understand that the implied value of the consideration received by W-H shareholders making different elections (or not making an election) may differ depending upon the market price of the Smith Common Stock at the expiration of the Offer and the elections made by other W-H shareholders, and that such differences could be significant. Please also see the section of this prospectus/offer to exchange entitled “Risk Factors.”

Elections and Proration

W-H shareholders electing the Mixed Consideration will not be subject to proration under any circumstance; however, holders electing the All-Cash Consideration or the All-Stock Consideration may receive a different form of consideration than selected. Holders electing either the All-Cash Consideration or the All-Stock Consideration will be subject to proration such that, as long as the cash portion of the consideration to be received by the holders electing the Mixed Consideration does not exceed $1.636 billion, the total amount of cash to be paid pursuant to the Offer and the Merger will equal $1.636 billion with the difference paid in shares of Smith Common Stock. Holders who otherwise would be entitled to receive a fractional share of Smith Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the All-Cash Consideration. In the event (i) all outstanding W-H Options are exercised and none of the outstanding W-H restricted Shares are forfeited prior to the Offer and (ii) all W-H shareholders and holders of restricted Shares elect the Mixed Consideration, Smith would fund $1.817 billion of the total Offer consideration in cash and would satisfy the remaining obligation by issuing approximately 15.5 million shares of Smith Common Stock. However, if (x) all outstanding W-H Options are exercised and none of the outstanding W-H restricted Shares are forfeited prior to the Offer and (y) the holders of 90 percent or less of the Shares and restricted Shares elect the Mixed Consideration, Smith would fund $1.636 billion of the total Offer consideration in cash and issue approximately 17.85 million shares of Smith Common Stock to satisfy the remaining obligation.

If 90 percent or less of the holders of the Shares and restricted Shares of W-H elect to receive the Mixed Consideration and W-H shareholders elect to receive more or less than the amount of cash available in the Offer as set forth above, the total cash or stock, as the case may be, will be proportioned among the shareholders who elect each form of consideration as described below. In order to determine whether any proration is necessary, the following steps will be followed:

•	Step 1: Derive the Available Cash Election Amount: the Available Cash Election Amount is:

•	the excess of:

•	the lesser of (i) $1,636,156,000 or (ii) the product of the number of Shares issued and outstanding (other than Shares owned by Smith, Offeror, W-H or any of their respective wholly owned subsidiaries, restricted Shares and Shares acquired pursuant to W-H Options that vest pursuant to the terms of the Merger Agreement) immediately prior to the Expiration Date multiplied by $56.10; multiplied by

•	a fraction:

•	the numerator of which shall be the number of Shares validly tendered and not properly withdrawn in the Offer; and

•	the denominator of which shall be the number of Shares issued and outstanding as of the Expiration Date;

•	over the sum of:

•	the aggregate amount of cash required to be paid in lieu of fractional shares of Smith Common Stock in the Offer and the Merger;

•	any amounts Smith and W-H reasonably believe may be payable to dissenting shareholders in the Merger; and

•	the product of (i) $56.10 and (ii) the number of Shares validly tendered and not properly withdrawn in the Offer electing the Mixed Consideration.

•	Step 2: Derive the elected cash amount: the elected cash amount is an amount equal to the All-Cash Consideration multiplied by the number of Shares validly tendered and not properly withdrawn in the Offer as to which a valid all-cash election was made.

Over Election of Cash

If the elected cash amount is greater than the available cash election amount, the total cash will be proportioned among the shareholders electing the All-Cash Consideration as follows:

•	Step 1: Allocate any no election Shares: any Shares tendered but with respect to which no election was made will be deemed to have elected the All-Stock Consideration.

•	Step 2: Derive the cash proration factor: the cash proration factor equals the available cash election amount divided by the elected cash amount.

•	Step 3: Derive the prorated all-cash elections: the number of Shares subject to valid all-cash elections that will be converted into the right to receive the All-Cash Consideration, will be the number of Shares subject to valid all-cash elections multiplied by the cash proration factor. The remaining Shares subject to valid all-cash elections will be converted into the right to receive the All-Stock Consideration.

All such prorations shall be applied on a pro rata basis, such that each W-H shareholder who tenders Shares subject to an all-cash election bears its proportionate share of the proration.

Under Election of Cash

If the elected cash amount is less than the available cash election amount, the total shares of Smith Common Stock will be prorated among the shareholders who make an all-stock election as follows:

•	Step 1: Allocate any no election Shares: any Shares tendered but with respect to which no election was made will be deemed have elected the All-Cash Consideration.

•	Step 2: Derive the stock proration amount: the stock proration amount equals (i) the available cash election amount minus the elected cash amount, divided by (ii) the All-Cash Consideration.

•	Step 3: Derive the prorated common stock elections: the number of Shares subject to valid all-stock elections that will be converted into the right to receive the All-Stock Consideration will be the number of Shares subject to valid all-stock elections minus the stock proration amount. The remaining Shares subject to valid all-stock elections will be converted into the right to receive the All-Cash Consideration.

All such prorations shall be applied on a pro rata basis, such that each W-H shareholder who tenders Shares subject to an all-stock election bears its proportionate share of the proration.

See “Risk Factors—W-H shareholders may not receive all consideration in the form elected.”

Consequences of Tendering with No Election

W-H shareholders who do not make an election will be deemed to have elected whatever form of Offer consideration is remaining after taking into account the preferences of the tendering shareholders who made valid elections. If neither form of consideration is oversubscribed, W-H shareholders who do not make an election will each receive the remaining cash and shares of Smith Common Stock on a pro rata basis.

Top-Up Option

Subject to certain terms and conditions in the Merger Agreement, Offeror has an irrevocable option to purchase up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares collectively owned by Smith, Offeror and any of Smith’s other subsidiaries immediately following consummation of the Offer, shall constitute one Share more than 90% of the Shares then outstanding (on a fully diluted basis, after giving effect to any exercise of such option) at a purchase price per Share equal to the All-Cash Consideration. The purchase price may be paid in cash or a promissory note, or a combination thereof. The Top-Up Option may not be exercised to the extent the aggregate number of Shares issuable upon exercise of the Top-Up Option would exceed the number of then-authorized Shares.

Distribution of Offering Materials

This prospectus/offer to exchange, the related letter of election and transmittal and other relevant materials will be delivered to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on W-H’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Shares.

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 22, 2008, which is the “Initial Expiration Date,” unless further extended by Smith. “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment

Offeror expressly reserves the right to extend the period of time during which the Offer remains open, in its sole discretion, at any time or from time to time, by giving notice of such extension to the exchange agent. Offeror is not required under the Merger Agreement to exercise its right to extend the Offer, although it currently intends to do so until all conditions of the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering W-H shareholder’s right to withdraw its Shares. W-H shareholders should read the discussion under “— Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept or exchange any Shares not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the Expiration Date or to the extent required by applicable laws;

•	to extend the Offer from time to time if less than 90% of the total Shares on a fully diluted basis have been validly tendered and not withdrawn at the otherwise scheduled Expiration Date;

•	to waive any condition, other than those not subject to waiver as set forth in “— Conditions of the Offer”; and

•	to otherwise amend the Offer in any respect;

provided, however, that Offeror may not (i) extend the Offer beyond December 3, 2008, (ii) decrease the amount of consideration payable in the Offer or change the form of consideration payable in the Offer, (iii) impose additional conditions to the Offer (iv) reduce the time period during which the Offer shall remain open or (v) waive the Minimum Condition without the prior written consent of W-H.

In addition, Offeror may terminate the Offer and not exchange Shares that were previously tendered even if Offeror has accepted, but not paid for, shares in the Offer, if at the Expiration Date the conditions of the Offer described below in “— Conditions of the Offer” are not met or waived.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release to Business Wire.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act. If, prior to the Expiration Date, Offeror changes the percentage of Shares being sought or the consideration offered, that change will apply to all holders whose Shares are accepted for exchange pursuant to the Offer. If at the time notice of that change is first published, sent or given to W-H shareholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

No subsequent offering period will be available after the Offer.

Exchange of Shares; Delivery of Cash and Shares of Smith Common Stock

Smith has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the Offer to handle the exchange of Shares for the offer consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn promptly after the Expiration Date. In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Shares, or a confirmation of a book-entry transfer of those Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Shares pursuant to the Offer. The exchange agent will deliver any cash and shares of Smith Common Stock issuable in exchange for Shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice. The exchange agent will act as the agent for tendering W-H shareholders for the purpose of receiving cash and shares of Smith Common Stock from Offeror and transmitting such cash and stock to the tendering W-H shareholders. W-H shareholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered for, Offeror will return certificates for such unexchanged Shares without expense to the tendering shareholder or, in the case of Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “— Procedure for Tendering,” the Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.

Withdrawal Rights

W-H shareholders can withdraw tendered Shares at any time until the Expiration Date and, if Offeror has not agreed to accept the Shares for exchange on or prior to August 23, 2008, W-H shareholders can thereafter withdraw their Shares from tender at any time after such date until Offeror accepts Shares for exchange.

For the withdrawal of Shares to be effective, the exchange agent must receive a written notice of withdrawal from the W-H shareholder at one of the addresses set forth on the back cover of this prospectus/offer to exchange, prior to the Expiration Date. The notice must include the shareholder’s name, address, social security number, the certificate number(s), the number of Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the Shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If Shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “— Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Offeror, Smith, W-H, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, an W-H shareholder may re-tender withdrawn Shares by following the applicable procedures discussed under the section “— Procedure for Tendering” at any time prior to the Expiration Date.

Procedure for Tendering

For a W-H shareholder to validly tender Shares pursuant to the Offer:

•	a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange before the Expiration Date; or

•	an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange, and the Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the Expiration Date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares prior to the Expiration Date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the Expiration Date. Offeror cannot assure W-H shareholders that book-entry delivery of Shares will be available. If book-entry delivery is not available, W-H shareholders must tender Shares by means of delivery of Share certificates.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Shares are tendered either by a registered holder of Shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for Shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

W-H shareholders must tender one W-H preferred share purchase right for each Share tendered to effect a valid tender, whether or not a distribution of the rights has occurred, unless the W-H board of directors has previously redeemed such rights. Nevertheless, if the W-H rights have been distributed, Offeror will be entitled to accept for exchange Shares prior to receipt of the associated W-H rights certificate and, subject to complying with SEC rules and regulations, withhold payment of all or a portion of the Offer consideration until receipt of the rights certificate or a book entry transfer of such rights.

The method of delivery of Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering W-H shareholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured. In all cases, W-H shareholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each W-H shareholder, other than a shareholder exempt from backup withholding as described below, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the Substitute IRS Form W-9 included in the letter of election and transmittal. Certain shareholders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the shareholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering W-H shareholder upon the terms and subject to the conditions of the Offer.

Grant of Proxy

By executing a letter of election and transmittal as set forth above, a W-H shareholder irrevocably appoints Offeror’s designees as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to its Shares tendered and accepted for exchange by Offeror and with respect to any and all other Shares and other securities issued or issuable in respect of those Shares on or after the Expiration Date. That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Shares for exchange pursuant to the Offer and deposits with the exchange agent the cash consideration or the shares of Smith Common Stock consideration for such Shares. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that the W-H shareholder has given will be revoked, and such shareholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Offeror’s designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all of such shareholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of W-H’s shareholders or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the exchange of such Shares, Offeror must be able to exercise full voting rights with respect to such Shares. However, prior to acceptance for exchange by Offeror in accordance with terms of the Offer, the appointment will not be effective, and Offeror shall have no voting rights as a result of the tender of Shares.

Fees and Commissions

Tendering registered W-H shareholders who tender Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering W-H shareholders who hold Shares through a broker or bank should consult that institution as to whether or not such institution will charge the shareholder any service fees in connection with tendering Shares pursuant to the Offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares, in its sole discretion, and its determination shall be final and binding. Offeror reserves the absolute right to reject any and all tenders of Shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of such Shares have been cured or waived. None of Offeror, Smith, W-H the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

W-H shareholders who have any questions about the procedure for tendering Shares in the Offer should contact the information agent at the address and telephone number set forth on the back cover of this prospectus/offer to exchange.

Announcement of Results of the Offer

Smith will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Shares for exchange, as promptly as practicable following the Expiration Date. The announcement will be made by a press release in accordance with applicable New York Stock Exchange requirements.

Ownership of Smith After the Offer and the Merger

Assuming that:

•	all outstanding W-H Options to purchase Shares, of which there were 1,411,838 represented by W-H to be outstanding as of June 23, 2008, are exercised prior to the expiration of the Offer or the consummation of the Merger;

•	Offeror exchanges, pursuant to the Offer and the Merger, 32,383,154 Shares, which number is the sum of (i) 30,711,232, the total number of Shares represented by W-H to be outstanding as of June 23, 2008, (ii) 1,411,838 Shares assumed to have been issued pursuant to the exercise of W-H Options and (iii) 260,084, the total number of restricted Shares represented by W-H to be outstanding as of June 23, 2008;

•	All such Shares are exchanged for the Mixed Consideration; and

•	201,061,325 shares (net of shares held in treasury) of Smith Common Stock are outstanding immediately prior to the consummation of the Merger;

former W-H shareholders would own in the aggregate 7.2% of the outstanding shares of Smith Common Stock if 100% of the Shares are exchanged in the Offer.

Material U.S. Federal Income Tax Consequences

The following section describes the material U.S. federal income tax consequences of the Offer and the Mergers, taken together, to “U.S. holders” (as defined below) of Shares. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as “the Code,” final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding Shares, please consult your tax advisor.

This discussion only addresses holders of Shares that are U.S. holders and hold their Shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, holders who hold their Shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their Shares through the exercise of employee stock options or other compensation arrangements, and holders who exercise dissenter’s rights). In addition, no information is provided herein with respect to the tax consequences of the Offer and the Mergers under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer, the Merger and the Post-Closing Merger as a Reorganization

The Offer and the Mergers, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Smith and W-H covenants in the merger agreement that it will not take any action or knowingly fail to take any action, which action or failure to act would prevent or impede the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Offer and the Mergers and neither the Offer nor the Mergers are conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment thereof. Consequently, there can be no assurance that the Offer and the Mergers, taken together, will qualify as a reorganization for U.S. federal income tax purposes. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

If the Offer and the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to W-H shareholders who receive shares of Smith Common Stock and/or cash in exchange for Shares pursuant to Offer and/or the Merger generally will be as follows:

Holders who Receive Solely Smith Common Stock

A holder of Shares who exchanges all of its Shares solely for shares of Smith Common Stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of

Smith Common Stock. The aggregate tax basis of the shares of Smith Common Stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis in the Shares surrendered. The holding period of the Smith Common Stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Shares surrendered.

Holders who Receive Solely Cash

The exchange of Shares solely for cash generally will result in recognition of gain or loss by the holder in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the Shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder’s holding period for the Shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Smith Common Stock after the Merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash received. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Holders who Receive a Combination of Shares of Smith Common Stock and Cash

If the holder’s adjusted tax basis in the Shares surrendered is less than the sum of the fair market value of the shares of Smith Common Stock and the amount of cash (other than cash received in lieu of a fractional share of Smith Common Stock) received by the holder, then the holder will recognize gain in an amount equal to the lesser of (i) the sum of the amount of cash (other than cash received in lieu of a fractional share of Smith Common Stock) and the fair market value of the Smith Common Stock received, minus the adjusted tax basis of the Shares surrendered in exchange therefor, and (ii) the amount of cash received by the holder. However, if a holder’s adjusted tax basis in the Shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Smith Common Stock) and the fair market value of the Smith Common Stock received, the holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a holder of Shares acquired different blocks of Shares at different times or different prices, the holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the date of the exchange, the holder’s holding period with respect to the Shares surrendered exceeds one year. In some cases, if the holder actually or constructively owns Smith Common Stock other than Smith Common Stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Smith Common Stock received (including any fractional shares deemed received and exchanged for cash) by a holder that exchanges its Shares for a combination of Smith Common Stock and cash will be equal to the aggregate adjusted tax basis of the Shares surrendered, reduced by the amount of cash received by the holder (excluding any cash received instead of fractional shares of Smith Common Stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain recognized with respect to cash received in lieu of fractional shares of Smith Common Stock) on the exchange. The holding period of the Smith Common Stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Shares surrendered. Holders receiving a combination of Smith Common Stock and cash should consult their tax advisors regarding the manner in which cash and Smith Common Stock should be allocated among the holder’s Shares and the manner in which the above rules would apply in the holder’s particular circumstances

Cash in Lieu of a Fractional Share

A holder that receives cash in lieu of a fractional share of Smith Common Stock generally will be treated as having received such fractional share in the Offer or the Merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Smith Common Stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such Shares is greater than one year.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Shares, including cash received instead of a fractional share interest in shares of Smith Common Stock. U.S. holders who are subject to information reporting may be subject, under certain circumstances, to backup withholding (currently, at a rate of 28%) of the cash payable to such holder unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such U.S. holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Purpose of the Offer; the Merger; Dissenter’s Rights

Purpose of the Offer; the Merger

The purpose of the Offer is for Smith to acquire control of, and ultimately the entire equity interest in, W-H. The Offer, as the first step in the acquisition of W-H, is intended to facilitate the acquisition of W-H. The purpose of the Merger is for Smith to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Smith intends to consummate the Merger and Post-Closing Merger as promptly as practicable. Upon consummation of the Merger, the Surviving Corporation would become a wholly owned subsidiary of Smith.

If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer or the Top-Up Option, if exercised, Smith intends to consummate the Merger as a “short-form” merger pursuant to Section 5.16 of the TBCA and Section 10.006 of the Texas Business Organizations Code. In this case, neither the approval of any holder of Shares (other than Offeror) nor the approval of the W-H board of directors would be required.

If Offeror owns less than 90% of the outstanding Shares following the consummation of the Offer and the Top-Up Option, if exercised, Smith intends to seek to have the W-H board of directors submit the Merger to W-H’s shareholders for approval at a shareholder meeting convened for that purpose in accordance with the TBCA. If the Minimum Tender Condition described in “The Offer — Conditions of the Offer” is satisfied, Smith will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger at the shareholders’ meeting without the affirmative vote of any other W-H shareholder.

In the Merger, each Share (except for Shares held in W-H’s treasury, Shares beneficially owned by any direct or indirect wholly owned subsidiary of W-H and Shares beneficially owned directly or indirectly by Smith or Offeror, including Shares acquired in the Offer) would be converted into the right to receive the Merger Consideration, subject to adjustment and dissenter’s rights under Texas law, as more fully described below.

In the Merger, W-H shareholders will receive $56.10 in cash, without interest, and 0.48 shares of Smith Common Stock, subject to adjustments described in this paragraph. In the event that the sum of (i) the Aggregate Cash Consideration to be paid pursuant to the Merger (after taking into account the cash consideration paid to holders of Shares pursuant to the Offer), including any cash paid with respect to fractional shares of Smith Common Stock, if any, and any amounts that Smith and W-H reasonably believe may be due to W-H shareholders that exercise dissenter’s rights with respect to the Merger, (ii) any other cash amounts paid to or on behalf of any holder of Shares in connection with the Offer or the Merger, and (iii) any other amounts that are treated as other property or money received in the exchange for purposes of Section 356 of the Code (or would be so treated if a holder of Shares also had received shares of Smith Common Stock) (the “Aggregate Cash Consideration”), exceeds the Maximum Cash Amount, the Merger Consideration shall be adjusted to increase the Smith Common Stock portion thereof and decrease the cash portion thereof to the extent necessary so as to cause the Aggregate Cash Consideration to not exceed the Maximum Cash Consideration. It is intended that any such adjustment be made in a manner that preserves the existence of “fixed consideration” for purposes of Treasury Regulation § 1.368-1T(e)(2).

Rule 13e-3 promulgated under the Exchange Act, which Smith does not believe would apply to the Merger if the Merger occurs within one year of the completion of the Offer, would require, among other things, that certain financial information concerning W-H, and certain information relating to the fairness of the proposed transaction and the consideration offered to shareholders of W-H, be filed with the SEC and disclosed to shareholders prior to the completion of the Merger.

Dissenter’s Rights

Although shareholders do not have dissenter’s rights in connection with the Offer, W-H shareholders at the time of the Merger who do not vote in favor of the Merger will have the right under Texas law to dissent and demand “fair value” for their Shares in accordance with Articles 5.11, 5.12, 5.13 and 5.16 of the TBCA, as applicable. Under such provisions of the TBCA, dissenting W-H shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Smith cannot assure W-H shareholders as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in such a determination. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

The Post-Closing Merger

As promptly as practicable after the Merger, Smith will cause W-H to merge with and into a wholly owned subsidiary of Smith with such subsidiary surviving the merger.

The Post-Closing Merger will facilitate the integration of the businesses of Smith and W-H. In addition, the Post-Closing Merger is intended to cause the Offer and the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. See the discussion under the caption “Material U.S. Federal Income Tax Consequences.” Immediately prior to the Post-Closing Merger, Smith will be the sole shareholder of the Surviving Corporation, and none of the former W-H shareholders will have any direct economic interest in, or approval or other rights with respect to, the Post-Closing Merger.

Plans for W-H

In connection with the Offer, Smith has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of W-H, whether pursuant to the Offer, the Merger or otherwise. Following a review of additional information regarding W-H, these changes could include, among other things, changes in W-H’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Delisting and Termination of Registration

If W-H qualifies for termination of registration under the Exchange Act after the Offer is consummated, Smith intends to seek to have W-H withdraw the Shares from listing on the New York Stock Exchange and to terminate the registration of Shares under the Exchange Act. See “— Effect of the Offer on the Market for Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management

Upon consummation of the Merger, the directors of W-H as the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Merger, and the officers of W-H as the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Merger. After Smith’s review of W-H and its corporate structure, management and personnel, Smith will determine what additional changes, if any, would be desirable.

Effect of the Offer on the Market for Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares

The purchase of Shares by Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for Shares after consummation of the Offer and the availability of quotations for such Shares will depend upon a number of factors, including the number of shareholders holding Shares, the aggregate market value of the Shares held by the public at such time, the interest of maintaining a market in the Shares, analyst coverage of W-H on the part of any securities firms and other factors.

NYSE Quotation

The Shares are quoted on the New York Stock Exchange. Depending upon the number of Shares acquired pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, Shares may no longer meet the standards for continued listing on the New York Stock Exchange and may be delisted from the NYSE. The published guidelines of the New York Stock Exchange state that it would consider delisting shares of a company listed on the NYSE if, among other things, (i) the number of total shareholders of W-H were to fall below 400, (ii) the number of total shareholders of W-H were to fall below 1200 and the average monthly trading volume for Shares is less than 100,000 for the most recent 12 months or (iii) or the number of publicly held Shares (excluding holdings of officers and directors of W-H and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If Shares are delisted from the NYSE, the market for Shares would be adversely affected as described above. If Shares are not delisted prior to the Merger, then Smith intends to delist the Shares from the NYSE promptly following consummation of the Merger.

Registration Under the Exchange Act

Shares currently are registered under the Exchange Act. This registration may be terminated upon application by W-H to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by W-H to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Shares. In addition, “affiliates” of W-H and persons holding “restricted securities” of W-H may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Shares under the Exchange Act is not terminated prior to the Merger, then Smith intends to terminate the registration of Shares following consummation of the Merger.

Margin Regulations

Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

Conditions of the Offer

Offeror shall not accept for exchange or exchange any Shares, may postpone the acceptance for exchange, or the exchange, of tendered Shares, and may, in its sole discretion, terminate or amend the Offer if at the Expiration Date the following conditions are not met or waived, if subject to waiver:

Minimum Tender

There shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares which, together with any Shares that Smith or Offeror beneficially owns for their own account, will constitute at least 66 2/3% of the Shares outstanding on a fully diluted basis as of the Expiration Date.

W-H’s Recommendation

The W-H board of directors shall not have made an “adverse recommendation change” as described in the section of this prospectus/offer to exchange entitled “Merger Agreement — Change of Recommendation.”

Antitrust

Any applicable waiting period under the HSR Act shall have expired or been terminated or any other requisite clearances and/or approvals under the HSR Act or any other federal, state or foreign antitrust or competition laws of any governmental entity shall have been obtained prior to the expiration of the Offer.

Certain Other Conditions

The other conditions to the Offer are as follows:

•	the registration statement, of which this prospectus/offer to exchange is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•	no order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a governmental entity and no statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

•	no W-H Material Adverse Effect shall have occurred or any fact, circumstance, occurrence, event, development, or change shall have occurred or shall exist which would reasonably be expected to have a W-H Material Adverse Effect;

•	(i) other than with respect to Sections 3.2(a-d) (Capitalization), 3.3(c) (Takeover Laws), 3.10(a) (Absence of Certain Changes), 3.19 (Vote Required), 3.20 (Opinion of Financial Advisor) and 3.21 (Brokers), the representations and warranties of W-H contained in the Merger Agreement shall be true and correct in all respects (without giving effect to any exceptions or qualifications contained therein relating to “materiality” or “W-H Material Adverse Effect”) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, except, in either such case to the extent that any failure to be true and correct has not had, and would not reasonably be expected to have, a W-H Material Adverse Effect, (ii) the representations and warranties of W-H contained in Sections 3.2(a-d) (Capitalization), 3.3(c) (Takeover Laws), 3.19 (Vote Required), 3.20 (Opinion of Financial Advisor) and 3.21 (Brokers), shall be true and correct in all material respects (with respect to the figures cited in the first two sentences of Section 3.2(a) (Capitalization), “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 25,000 shares) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, (iii) the representations and warranties of W-H contained in Sections 3.10(a) (Absence of Certain Changes) shall be true and correct in all respects at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, and (iv) W-H shall not have failed to comply with its covenants and agreements contained in the Agreement in all material respects;

•	There shall not have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any material limitation (whether or not mandatory) by any United States governmental entity on the extension of credit by banks or other financial institutions;

•	The Merger Agreement shall not have been terminated in accordance with its terms; or

•	The W-H board of directors shall not have made an adverse recommendation change as described in the section of this prospectus/offer to exchange entitled “Merger Agreement — Changes of Recommendation.”

The foregoing conditions are for the sole benefit of Smith and Offeror and may be asserted by Smith or Offeror regardless of the circumstances (including any action or inaction by Smith or Offeror) giving rise to such condition or may be waived by Smith or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Condition. Any determination by Smith and Offeror concerning any event described above will be final and binding upon all parties. The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Certain Legal Matters; Regulatory Approvals

General

Smith is not aware of any governmental license or regulatory permit that appears to be material to W-H’s business that might be adversely affected by Offeror’s acquisition of Shares pursuant to the Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Offeror’s acquisition or ownership of Shares pursuant to the Offer. Should any of these approvals or other actions be required, Smith and Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to W-H’s business, or (c) certain parts of W-H’s or Smith’s, or any of their respective subsidiaries’, businesses, would not have to be disposed of or held separate, any of which could cause Offeror to elect to terminate the Offer without the exchange of Shares under the Offer. Offeror’s obligation under the Offer to accept for exchange and pay for Shares is subject to certain conditions. See “— Conditions of the Offer.”

Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, Smith and W-H each are expected to file a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division of the DOJ and the FTC on June 24, 2008. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be completed following the expiration of a 30-calendar day waiting period (if the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day) following the filing by Smith with respect to the Offer, unless Smith or W-H receives a request for additional information and documentary material from the Antitrust Division of the DOJ or FTC. If, within the initial 30-day waiting period, either the Antitrust Division of the DOJ or the FTC requests additional information and documentary material from Smith or W-H concerning the Offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the thirtieth calendar day after the date of substantial compliance by Smith or W-H with that request. If the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. After that time, Smith may close the transaction, unless Smith agrees with the Antitrust Division of the DOJ or the FTC to delay closing the transaction or the Antitrust Division of the DOJ or the FTC obtains a court order staying the transaction. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division of the DOJ or the FTC raise substantive issues in connection with a proposed transaction, the parties will engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while those negotiations continue. Subject to certain circumstances described in “— Extension, Termination and Amendment,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See “— Withdrawal Rights.”

Under the laws of certain foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless certain filings are made with these nations’ antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems.

Private parties (including individual states) may also bring legal actions under the antitrust laws. Smith does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “— Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Texas Litigation

On June 9, 2008, an action entitled The Booth Family Trust v. White, et al., No. 2008-35207, was filed in the Harris County Texas District Court. The plaintiff claims to be a shareholder of W-H and purports to sue W-H, the members of the W-H board of directors and Smith on behalf of a class of all holders of Shares other than the defendants and their affiliates. The petition alleges that W-H’s directors breached the fiduciary duties of care, loyalty, candor, good faith, independence and fair dealing owed to W-H’s shareholders in agreeing to the Offer and the Merger, and that W-H and Smith aided and abetted these breaches of duty. The plaintiff claims that the consideration to be paid to W-H’s shareholders in connection with the Offer and the Merger is unfair and grossly inadequate and did not result from an appropriate consideration of the value of W-H or the strategic alternatives available to W-H. The plaintiff alleges that, following the announcement of the Merger Agreement, W-H’s stock has traded over the value of the Offer consideration and that this suggests that the Offer and the Merger does not reflect fair value of the Shares. The plaintiff asserts that W-H’s directors placed their own interests ahead of those of W-H’s shareholders in that the Offer and the Merger offers an inadequate premium to the shareholders but will provide substantial personal benefits to the defendants. The plaintiff claims that the termination fee and “no shop” provisions of the Merger Agreement act as a disincentive to other potential bidders for W-H and preclude W-H from taking steps to maximize shareholder value. The plaintiff also alleges that W-H’s directors have failed to disclose all material information to W-H’s shareholders concerning the Offer and the Merger. The petition seeks various forms of injunctive relief including an injunction against the consummation of the Offer and the Merger, an order directing W-H’s directors to exercise their fiduciary duties to obtain a transaction that is in the best interests of W-H and its shareholders until the sale of W-H is completed and the highest price is obtained, an order rescinding the Offer and the Merger if already consummated, the imposition of a constructive trust upon any benefits improperly received by defendants, and an award of attorneys’ and experts’ fees and costs. W-H and Smith believe that the action is without merit and intend to vigorously contest the action.

Interests of Certain Persons

Interests of Management and the W-H Board

In considering the recommendations of the W-H board of directors with respect to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the fairness of the consideration to be received in the Offer and the Merger, W-H shareholders should be aware that certain executive officers and directors and officers of W-H have interests in the Offer and the Merger which may constitute conflicts of interest, as described below and in more detail in W-H’s Solicitation/Recommendation Statement on Schedule 14D-9, including the Information Statement attached as Annex A to the Schedule 14D-9. The W-H board of directors was aware of these interests and considered them, among other matters, in recommending the tender of Shares in the Offer and approval of the Merger. For purposes of all of the W-H agreements and plans described below, the consummation of the Offer will constitute a “Change in Control.”

Treatment of Stock Options and Stock-Based Awards

Certain directors and officers of W-H have been granted options to acquire Shares and are holders of restricted Shares. Immediately prior to the consummation of the Offer (or, to the extent required, at such earlier time as may be administratively necessary in order to allow optionholders to participate in the Offer), each outstanding W-H Option will become fully vested and exercisable. Likewise, holders of restricted Shares will be entitled to tender their restricted Shares in the Offer notwithstanding any transfer restrictions, in the same manner as any other outstanding

Shares. Any restricted Shares that are not validly tendered and accepted for exchange in the Offer and which are outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the price per Share to be paid in the Merger in the same manner as any other Shares which are outstanding immediately prior to the effective time of the Merger. For a more complete description of the treatment of W-H Options and stock-based awards of certain directors and officers of W-H, see “Merger Agreement—W-H Benefit Plans.”

As of June 13, 2008, the following directors and executive officers of W-H had outstanding options to purchase the number of Shares specified below, all of which, to the extent they do not previously vest in accordance with their terms, as described above will vest immediately prior to the consummation of the Offer:

					Vesting upon
					Consummation of the
				Vesting	Offer (Assuming a
		Options	Exercise	Status prior	Consummation Date of
Name	Title	Outstanding	Price	to the Offer	July 22, 2008)

Kenneth T. White, Jr.	Chairman,	345,000	$4.55	Vested	0
	President,	75,000	$22.95	18,750 Unvested	18,750
	Chief Executive
	Officer and
	Director

John R. Brock	Director	2,500	$17.57	Vested	0
		2,875	$21.04	Vested	0
		10,000	$22.95	2,500 Unvested	2,500

James D. Lightner	Director	10,000	$21.75	2,500 Unvested	2,500
		10,000	$22.95	2,500 Unvested	2,500

Christopher Mills	Director	10,000	$17.57	Vested	0
		10,000	$21.04	Vested	0
		25,000	$22.88	Vested	0
		10,000	$22.95	2,500 Unvested	2,500

Milton L. Scott	Director	10,000	$17.57	Vested	0
		10,000	$21.04	Vested	0
		10,000	$22.95	2,500 Unvested	2,500

Robert H. Whilden, Jr.	Director	10,000	$17.57	Vested	0
		10,000	$21.04	Vested	0
		25,000	$22.88	Vested	0
		10,000	$22.95	2,500 Unvested	2,500

Ernesto Bautista, III	Vice President	20,000	$15.28	Vested	0
	and Chief	1,250	$16.50	Vested	0
	Financial Officer	10,000	$18.64	Vested	0
		18,750	$22.95	6,250 Unvested	6,250

William J. Thomas III	Vice President	30,000	$15.28	Vested	0
		15,000	$18.64	Vested	0
		25,000	$22.95	6,250 Unvested	6.250

Glen J. Ritter	Vice President	20,000	$18.06	Vested	0
		50,000	$22.88	Vested	0
		25,000	$22.95	6,250 Unvested	6,250

Jeffrey L. Tepera	Vice President	40,000	$15.28	Vested	0
	and Chief	40,000	$16.50	Vested	0
	Operating Officer	40,000	$18.64	Vested	0
		30,000	$22.88	Vested	0
		50,000	$22.95	12,500 Unvested	12,500

Stuart J. Ford	Vice President	6,250	$22.95	3,125 Unvested	3,125
	and Intellectual
	Property Counsel

As of June 13, 2008, the following directors and executive officers of W-H held the outstanding restricted Shares specified below, all of which, to the extent they do not previously vest in accordance with their terms, will vest in full upon consummation of the Offer:

Name	Title	Restricted Shares

Kenneth T. White, Jr.	Chairman, President, Chief Executive	13,334
	Officer and Director
John R. Brock	Director	3,750
James D. Lightner	Director	3,750
Christopher Mills	Director	3,750
Milton L. Scott	Director	3,750
Robert H. Whilden, Jr.	Director	3,750
Ernesto Bautista, III	Vice President and	14,000
	Chief Financial Officer
William J. Thomas III	Vice President	15,500
Glen J. Ritter	Vice President	15,500
Jeffrey L. Tepera	Vice President and	23,500
	Chief Operating Officer
Stuart J. Ford	Vice President and	6,250
	Intellectual Property Counsel

Employment Agreements

Under the terms of an amended and restated employment agreement between W-H and Kenneth T. White, Jr., effective as of January 1, 2008, if Mr. White’s employment is terminated (A) by W-H other than due to his death or incapacity or for certain “cause”-type reasons, (B) by Mr. White for certain “good reason”-type reasons or (C) by Mr. White for any reason during the 180-day period following a Change in Control, then (a) Mr. White will be entitled to receive (i) his salary through the date of termination and (ii) a lump sum cash payment equal to 250% of the sum of his base salary and his highest annual bonus in the three years preceding his termination; (b) any outstanding stock options, restricted stock awards and other equity based awards held by Mr. White will become fully vested and immediately exercisable on the date of his termination; (c) Mr. White will be entitled to enter into an agreement to perform consulting services for W-H, or its successor, for up to 20 hours per month for five years for the consideration of $25,000 per year; and (d) Mr. White will be entitled to continue to participate in all W-H health, medical, and insurance plans that may be in effect from time to time for five years from his date of termination.

Under the terms of amended and restated employment agreements with Messrs. Bautista, III, Thomas III, Ritter, Tepera and Ford, if the executive’s employment is terminated (A) by W-H other than due to the executive’s death or incapacity or for certain “cause”-type reasons, (B) by the executive for certain “good reason”-type reasons or (C) by the executive for any reason during the 180-day period following a Change in Control, then (a) the executive will be entitled to receive (i) his salary through the date of termination and (ii) a lump sum cash payment equal to 200% of the sum of his base salary and his highest annual bonus in the three years preceding his termination and (b) any outstanding stock options, restricted stock awards and other equity based awards held by the terminating officer become fully vested and immediately exercisable on the date of his termination.

Pursuant to each of the employment agreements, in the event that an executive becomes subject to the excise tax under Section 4999 of the Code, he will be entitled to an additional payment such that he will be placed in the same after-tax position as if no such excise tax had been imposed.

Assuming that the Offer is completed on July 22, 2008 and the executive experiences a qualifying termination of employment immediately thereafter (which would include a resignation by the executive for any reason), the executive officers would be entitled to receive the following estimated cash severance payments:

Multiple of
Salary and
Applicable
Executive Officer	Bonus

Kenneth T. White, Jr.	$3,625,000
Ernesto Bautista, III	$1,066,000
William J. Thomas III	$1,700,000
Glen J. Ritter	$1,700,000
Jeffrey L. Tepera	$1,531,350
Stuart J. Ford	$1,046,000

It is not currently expected that any gross-up payments will be due to any of the executives whether or not they experience a qualifying termination of employment after completion of the Offer.

Indemnification

The Merger Agreement provides that Smith will cause the ultimate surviving company of the Mergers to indemnify and hold harmless, to the fullest extent required or permitted under applicable law, each current and former director and officer of W-H and its subsidiaries against liabilities in connection with claims based on or arising out of the fact that such person is or was such an officer or director or pertaining to the Merger Agreement. In addition, for six years after the effective time of the Merger, the ultimate surviving company of the Mergers will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by W-H. For a more complete description of the indemnification of the officers and directors of W-H and its subsidiaries, please see “Merger Agreement — Directors’ and Officers’ Indemnification.”

Arrangements with Smith

Mr. Milton L. Scott is an officer and director of a company that is a party to an arm’s length supply agreement with Wilson International, Inc., a wholly owned subsidiary of Smith. No transactions have occurred pursuant to this supply agreement.

Certain Relationships With W-H

As of the date of the Offer, Smith does not own any Shares. Neither Smith nor Offeror have effected any transaction in securities of W-H in the past 60 days. To the best of Smith and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex A hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of W-H or has effected any transaction in securities of W-H during the past 60 days.

Except as described in this prospectus/offer to exchange, (i) there have been no contracts, negotiations or transactions since June 1, 2006, between Smith, or to the best of Smith and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and W-H or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of W-H’s directors, or the sale of a material amount of W-H’s assets, and (ii) neither Smith nor Offeror, nor to the best knowledge of Smith or Offeror, after reasonable inquiry, none of the persons listed on Annex A hereto, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement, understanding or relationship with W-H or any of its executive officers, directors, controlling persons or subsidiaries.

Source and Amount of Funds

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming W-H holders elect the Mixed Consideration and all incentive equity awards vest and tender into the offer, the Offeror estimates the amounts required to purchase the outstanding Shares and fund transaction-related fees and expenses will approximate $3.1 billion, including $1.8 billion of cash. Smith is currently negotiating term and bridge loan facilities with a group of financial institutions which will be used to finance the cash portion of the Transaction. The details of the term and bridge loan facilities will be disclosed when material terms and conditions are finalized.

Fees and Expenses

Smith has retained MacKenzie Partners, Inc. as information agent in connection with the Offer. The information agent may contact holders of Shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Smith will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Smith agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, Smith has retained Computershare Trust Company, N.A. as exchange agent in connection with the Offer. Smith will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Smith will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Smith nor Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Accounting Treatment

The purchase price will be allocated to W-H’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the Merger, and any excess of the purchase price over those fair values will be accounted for as goodwill.

The valuation of W-H’s assets and liabilities has not yet been completed. The preliminary purchase price allocation is subject to change based on the completion of the final valuation analysis by Smith management, which will be based upon relevant facts and circumstances and discussion with an independent third-party consulting firm.

Stock Exchange Listing

Shares of Smith Common Stock are listed on the New York Stock Exchange. Smith intends to submit an application to list on the New York Stock Exchange the shares of Smith Common Stock that Smith will issue in the Offer and Merger.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Smith Common Stock is listed and traded on the New York Stock Exchange and is quoted under the symbol “SII.” The Shares are listed and traded on the New York Stock Exchange and are quoted under the symbol “WHQ.” The following table sets forth, for the periods indicated, as reported by the NYSE, the per share high and low sales prices of each company’s common stock.

	Smith Common Stock			W-H Common Stock
	High	Low	Dividends	High	Low	Dividends

2006
First Quarter	44.63	35.66	0.08	49.00	33.33	0.00
Second Quarter	44.35	36.17	0.08	57.98	42.17	0.00
Third Quarter	45.79	36.05	0.08	56.38	38.96	0.00
Fourth Quarter	44.11	35.89	0.08	50.49	37.78	0.00
2007
First Quarter	48.41	36.01	0.10	48.54	39.91	0.00
Second Quarter	60.34	48.84	0.10	67.05	46.75	0.00
Third Quarter	74.00	56.78	0.10	77.42	55.33	0.00
Fourth Quarter	75.34	59.16	0.10	74.25	48.69	0.00
2008
First Quarter	75.50	54.08	0.12	69.84	48.06	0.00
Second Quarter (through June 23, 2008)	83.47	67.02	0.12	97.30	67.53	0.00

On August 24, 2005, Smith effected a 2-for-1 stock split in the form of a 100% stock dividend, paid to shareholders of record on August 5, 2005. Smith Common Stock began trading at an adjusted price to reflect the stock split on August 25, 2005, and all share prices prior to this date have been restated to reflect the stock split.

On June 2, 2008, the last full trading day prior to Smith’s public announcement of its proposal to acquire W-H, and June 23, 2008, the most recent practicable date prior to the mailing of this prospectus/offer to exchange, the closing price of a share of Smith Common Stock was $78.02 and $81.65, respectively, and the closing price of a Share was $85.54 and $95.47, respectively. Smith encourages W-H shareholders to obtain current market quotations for shares of Smith Common Stock and Shares.

Dividends

Smith currently expects to pay a quarterly dividend of $0.12 per share on its common stock. Smith’s board of directors is free to change Smith’s dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on Smith Common Stock on the basis of results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Smith’s board of directors.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of March 31, 2008 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and the three months ended March 31, 2008 have been prepared to reflect the acquisition of W-H Energy Services, Inc. (“W-H”). On June 3, 2008, Smith International, Inc. (“Smith”) announced that it had entered into a definitive agreement to acquire all of the outstanding shares of W-H (the “Transaction”) pursuant to an exchange offer (the “Offer”).

The unaudited pro forma financial statements have been prepared using the historical consolidated financial statements of each company which, in the opinion of management of each such company, include all adjustments necessary to present fairly the results of such company for such periods. The unaudited pro forma financial statements give effect to the acquisition under the purchase method of accounting and the assumptions included in the accompanying financial statement notes. The accompanying pro forma condensed combined statements of operations and balance sheet assume the Transaction occurred on January 1, 2007 and March 31, 2008, respectively.

The pro forma financial statements have been prepared to reflect the acquisition of all outstanding W-H Shares, whether by means of the tender offer or a related subsequent transaction, and assume all W-H equity holders elect the offered consideration of $56.10 in cash and 0.48 common shares of Smith. Immediately prior to the closing of the Offer, all outstanding W-H stock options and restricted stock awards will vest. The accompanying pro forma financial statements assume all stock option awards are exercised and convert into common shares of W-H. In addition to the offered consideration, the merger agreement enables W-H holders to elect to receive either (i) $93.55 in cash or (ii) 1.1990 shares of Smith stock, with holders making either of these elections subject to proration. If a significant number of W-H equity holders choose the all-cash or all-stock option, this could result in the issuance of less cash and a higher number of Smith shares than reflected in the accompanying pro forma financial statements.

Smith estimates that it will incur transaction fees and expenses totaling $40.0 million in connection with the Transaction, which has been included the calculation of the purchase price. After the acquisition is completed, Smith expects to incur additional charges and expenses relating to restructuring overhead functions and certain operations; however, the amount of transition-related charges have not yet been determined. The preliminary purchase price allocation, which is based on relevant facts and circumstances and discussion with an independent third-party consulting firm, is subject to change upon completion of the final valuation analysis by Smith management.

The pro forma unaudited financial statements assume all of the W-H operations are acquired by a wholly-owned subsidiary of Smith. Additionally, the accompanying statements do not include cost savings that may result from the merger and are not intended to be reflective of the results that would have occurred if the acquisition had been effective as of the dates indicated or that may be obtained in the future. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of Smith and W-H and the related notes which are incorporated by reference into this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2008
(in Millions)

	Unaudited
	HISTORICAL		PRO FORMA
	Smith	W-H	Adjustments			Combined

Current Assets:
Cash and cash equivalents	$148.4	$28.1	$(43.9)	(A	)	$132.6
Receivables, net	1,917.0	262.4	(6.7)	(F	)	2,172.7
Inventories, net	1,767.7	112.1	17.4	(D	)	1,897.2
Deferred tax assets, net	42.1	11.4	—			53.5
Prepaid expenses and other	117.8	12.9	—			130.7

Total current assets	3,993.0	426.9	(33.2)			4,386.7

Property, Plant and Equipment, net	1,139.0	484.0	99.0	(D	)	1,722.0
Goodwill, net	899.2	166.2	1,991.9	(E	)	3,057.3
Other Intangible Assets, net	123.4	15.8	470.0	(D	)	609.2
Other Assets	217.6	10.3	—			227.9

Total Assets	$6,372.2	$1,103.2	$2,527.7			$10,003.1

Current Liabilities:
Short-term borrowings and current portion of long-term debt	$120.7	$—	1,000.0	(A	)	$1,120.7
Accounts payable	775.4	57.1	(6.7)	(F	)	825.8
Accrued payroll costs	116.1	23.0	—			139.1
Income taxes payable	140.9	11.5	—			152.4
Other	142.5	26.0	—			168.5

Total current liabilities	1,295.6	117.6	993.3			2,406.5

Long-Term Debt	795.0	210.7	1,000.0	(A	)	1,795.0
			(210.7)	(A	)
Deferred Tax Liabilities	161.7	69.3	211.1	(D	)	442.1
Other Long-Term Liabilities	162.2	12.6	—			174.8
Minority Interests	1,200.4	—	—			1,200.4

Shareholders’ Equity:
Preferred stock	—	—	—			—
Common stock	217.8	—	15.5	(B	)	233.3
Additional paid-in capital	546.9	296.9	(296.9)	(C	)	1,758.4
			1,211.5	(B	)
Retained earnings	2,370.1	392.9	(392.9)	(C	)	2,370.1
Accumulated other comprehensive income	77.3	3.2	(3.2)	(C	)	77.3
Less-Treasury securities	(454.8)	—	—			(454.8)

Total stockholders’ equity	2,757.3	693.0	534.0			3,984.3

Total Liabilities and Stockholders’ Equity	$6,372.2	$1,103.2	$2,527.7			$10,003.1

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2008
(In Millions, except per share data)

	Unaudited
	HISTORICAL		PRO FORMA
	Smith	W-H	Adjustments			Combined

Revenues	$2,371.0	$301.0	$(9.4)	(G	)	$2,662.6
Costs and expenses:
Costs of revenues	1,589.5	191.4	(9.4)	(G	)	1,777.5
			6.0	(H	)
Selling expenses	320.4	11.0				331.4
General and administrative expenses	82.3	37.3	6.6	(H	)	126.2

Total costs and expenses	1,992.2	239.7	3.2			2,235.1

Operating income	378.8	61.3	(12.6)			427.5
Interest expense, net	15.4	2.3	24.7	(I	)	42.4

Income before income taxes and minority interests	363.4	59.0	(37.3)			385.1
Income tax provision	117.3	21.9	(13.4)	(J	)	125.8
Minority interests	71.1	—	—			71.1

Net income	$175.0	$37.1	$(23.9)			$188.2

Earnings per share:
Basic	$0.87					$0.87
Diluted	$0.87					$0.87
Weighted average shares outstanding:
Basic	200.81		15.54	(K	)	216.35
Diluted	201.94		15.54	(K	)	217.48

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(In millions, except per share data)

	Unaudited
	HISTORICAL		PRO FORMA
	Smith	W-H	Adjustments			Combined

Revenues	$8,764.3	$1,127.0	$(29.7)	(G	)	$9,861.6
Costs and expenses:
Costs of revenues	5,908.7	704.2	(29.7)	(G	)	6,607.2
			24.0	(H	)
Selling expenses	1,177.3	39.2				1,216.5
General and administrative expenses	308.5	143.6	26.4	(H	)	478.5

Total costs and expenses	7,394.5	887.0	20.7			8,302.2

Operating income	1,369.8	240.0	(50.4)			1,559.4
Interest expense, net	65.9	8.4	98.6	(I	)	172.9

Income before income taxes and minority interests	1,303.9	231.6	(149.0)			1,386.5
Income tax provision	408.5	85.2	(53.6)	(J	)	440.1
Minority interests	248.3	—	—			248.3

Net income	$647.1	$146.4	$(95.4)			$698.1

Earnings per share:
Basic	$3.23					$3.24
Diluted	$3.20					$3.21
Weighted average shares outstanding:
Basic	200.24		15.54	(K	)	215.79
Diluted	201.95		15.54	(K	)	217.49

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Dollars in Millions)

General —

Certain reclassifications have been made to the historical W-H Energy statement of operations data in order to conform to the Smith financial presentation.

The following table summarizes the estimated purchase price and preliminary purchase price allocation. The estimated fair value of the Smith stock consideration has been valued at $78.94 per share, which reflects the five-day average closing stock price between May 30, 2008 and June 5, 2008.

		Estimated Fair
	Estimated Cash	Value of Smith	Estimated
	Funding	Stock Issued	Total

W-H Common Shares	$1,722.3	$1,163.2	$2,885.5
W-H Stock Options, net of proceeds	56.3	53.9	110.2
W-H Restricted Stock	14.6	9.9	24.5
Estimated Transaction Costs	40.0	—	40.0

Preliminary Purchase Price	1,833.2	1,227.0	3,060.2
Estimated Net Assets Acquired			(693.0)
Estimated Inventory Write-up			(17.4)
Estimated Fixed Asset Write-up			(99.0)
Estimated Identified Intangibles			(470.0)
Estimated Deferred Tax Liability			211.1

Goodwill Recorded			$1,991.9

Balance Sheet Entries —

(A)	To record estimated acquisition-related borrowings of $2.00 billion and the use of cash on hand to fund (i) the cash portion of the consideration, (ii) estimated transaction costs of $40.0 million which consists of acquisition-related professional fees and required change of control payments and (iii) the repayment of W-H borrowings outstanding as of March 31, 2008.

(B)	To record the issuance of (i) 15.54 million shares of Smith common stock which, along with certain of the cash consideration discussed in (A), is expected to fund the acquisition of all outstanding W-H common shares and other outstanding equity instruments based on the offered exchange ratio.

(C)	To record the elimination of W-H’s historical shareholders’ equity balances.

(D)	To record the estimated write-up of acquired assets from book value to fair value, which has been determined based on relevant facts and circumstances and discussion with an independent third-party consulting firm, and the related deferred tax liability. The transaction is assumed to result in the write up of W-H’s inventory by $17.4 million, fixed assets by $99.0 million, the identification of additional W-H intangible assets of $470.0 million and result in related deferred taxes of $211.1 million. The identified intangibles include patents, tradenames and customer relationships, with lives ranging from 4 to 15 years, except for certain tradenames, valued at $125.0 million, which are considered indefinite lived. The asset and liability valuations and estimated lives used to calculate the depreciation and amortization identified in (H) below are preliminary and are subject to change upon completion of the final valuation analysis.

(E)	To record the excess of the purchase price over the net assets acquired of $1.99 billion as goodwill.

(F)	To eliminate accounts receivable and accounts payable balances of $6.71 million between Smith and W-H entities at March 31, 2008.

Statement of Operations Entries —

(G)	To eliminate revenue and costs of revenues of (i) $9.45 million for the three months ended March 31, 2008 and (ii) $29.72 million for the year ended December 31, 2007 associated with transactions between W-H and Smith entities.

(H)	To record the incremental expense related to the step-up of W-H assets from book value to estimated fair value. Reflects additional (i) costs of revenues of $6.0 million and $24.0 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and (ii) general and administrative expenses of $6.6 million and $26.4 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, associated with expensing the adjustments discussed in Note (D) over the estimated remaining lives of the respective assets.

(I)	To record interest expense on the incremental acquisition — related debt. Reflects additional interest expense of $24.7 million and $98.6 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, assuming an annual interest rate of 5.5 percent and no principal reduction.

(J)	To record the pro forma tax benefit on the (i) incremental estimated interest and (ii) incremental depreciation and amortization expense which, on a combined basis, totals $13.4 million and $53.6 million for the three months ended March 31, 2008 and year ended December 31, 2007, respectively, calculated at a tax rate of 36 percent.

(K)	To reflect issuance of 15.54 million Smith common shares in connection with the Transaction.

DESCRIPTION OF SMITH CAPITAL STOCK

Smith’s authorized capital stock consists of 500,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of June 13, 2008, there were 201,061,325 shares of Smith Common Stock outstanding, net of shares held in treasury, and held of record by approximately 1,752 shareholders, and no shares of preferred stock were outstanding. On such date, 1,187,240 shares of Smith Common Stock were subject to outstanding options, 1,042,339 shares of Smith Common Stock were subject to outstanding performance-based restricted stock units, 821,146 shares of Smith Common Stock were subject to outstanding time-based restricted stock units, 1,138,100 shares of Smith Common Stock were unassigned and available for grant and 4,000,000 shares of Smith Common Stock were approved for issuance under certain Smith plans but were not available for grant pending the registration of the shares with the SEC.

The following description of the terms of the common stock and preferred stock of Smith is not complete and is qualified in its entirety by reference to Smith’s Certificate of Incorporation, as amended, and its Bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus/offer to exchange is a part. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

Holders of Smith Common Stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. In the past fiscal quarter, Smith paid a dividend of $0.12 per share per quarter, increased from $0.10 paid per quarter in each fiscal quarter of 2007 and $0.08 paid per quarter in each fiscal quarter of 2006. Each holder of Smith Common Stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of its business, the holders of Smith Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of Smith Common Stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Smith Common Stock.

Smith Common Stock is listed on the New York Stock Exchange under the symbol “SII.” The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

Smith’s board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Smith preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the Smith Common Stock. Smith’s board of directors has designated 650,000 shares of preferred stock “Series A Junior Participating Preferred Stock,” which shares are issuable upon certain events specified in Smith’s rights plan, as described below.

Smith’s board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Smith or make it more difficult to remove Smith’s management. Additionally, the issuance of Smith preferred stock may have the effect of decreasing the market price of Smith Common Stock.

Rights Plan

On June 8, 2000, Smith adopted a Rights Agreement (the “Rights Plan”). As part of the Rights Plan, Smith’s board of directors declared a dividend of one junior participating preferred share purchase right (“Right”) for each share of Smith Common Stock outstanding on June 20, 2000. The Smith board of directors also authorized the issuance of one Right for each share of Smith Common Stock issued after June 20, 2000 until the occurrence of certain events.

The Rights are exercisable upon the occurrence of certain events related to a person (an “Acquiring Person”) acquiring or announcing the intention to acquire beneficial ownership of 20 percent or more of Smith Common Stock. In the event any person becomes an Acquiring Person, each holder (except an Acquiring Person) will be entitled to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of Smith Common Stock having a market value of twice the Right’s exercise price. The Acquiring Person will not be entitled to exercise these Rights. In addition, if at any time after a person has become an Acquiring Person, Smith is involved in a merger or other business combination transaction, or sells 50 percent or more of its assets or earning power to another entity, each Right will entitle its holder to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of common stock of such other entity having a value of twice the Right’s exercise price. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50 percent or more of Smith Common Stock, the Smith board of directors may extinguish the Rights by exchanging one share of common stock, or an equivalent security, for each Right, other than Rights held by the Acquiring Person.

In the event the Rights become exercisable and sufficient shares of Smith Common Stock are not authorized to permit the exercise of all outstanding Rights, Smith is required under the Rights Plan to take all necessary action including, if necessary, seeking stockholder approval to obtain additional authorized shares.

The Rights are subject to redemption at the option of the Smith board of directors at a price of one-quarter of a cent per Right until the occurrence of certain events. The Rights currently trade with Smith Common Stock, have no voting or dividend rights and expire on June 8, 2010.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, Smith is subject to the provisions of Section 203 of the DGCL. Under Section 203, Smith generally would be prohibited from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder unless:

•	prior to this time, Smith’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of Smith’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by Smith’s board of directors and authorized at an annual or special meeting of Smith’s shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding Smith voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The description of Section 203 of the DGCL above is qualified in its entirety be reference to such section, a copy of which is attached hereto as Annex D.

Restated Certificate of Incorporation and Bylaw Provisions

Various provisions contained in Smith’s certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of Smith or its management and may limit the ability of Smith shareholders to remove current management or approve transactions that Smith shareholders may deem to be in their best interests. These provisions:

•	authorize Smith’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide Smith’s board into three classes of directors, with each class serving a staggered three-year term;

•	require that any action required or permitted to be taken by Smith’s shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Smith’s board of directors or a committee of its board of directors;

•	state that special meetings of Smith’s shareholders may be called only by the chairman of its board of directors, its chief executive officer, its president, any vice president, its secretary or by a majority of its board of directors then in office;

•	provide that certain provisions of Smith’s certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow Smith’s directors, and not its shareholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of Shares may elect to receive shares of Smith Common Stock as part of the consideration in the Offer. W-H is organized under the laws of the State of Texas, and Smith is organized under the laws of the State of Delaware. The following is a summary of the material differences between (a) the current rights of W-H shareholders under the TBCA and W-H’s articles of incorporation and bylaws, each as amended to date, and (b) the current rights of Smith shareholders under the DGCL and Smith’s restated certificate of incorporation and bylaws, each as amended to date.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the TBCA and the DGCL and W-H’s and Smith’s constituent documents, which W-H shareholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	Smith	W-H

Authorized Capital Stock	The authorized capital stock of Smith currently consists of (i) 500,000,000 shares of common stock, par value $1.00 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval.	The authorized capital stock of W-H currently consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further shareholder approval.

Dividends	Smith has no legal or contractual obligation to pay dividends. Smith has recently paid and currently expects to pay a quarterly dividend of $0.12 on its common stock. Smith’s board of directors is free to change Smith’s dividend practices from time to time and to decrease or increase the dividend paid, or not to pay a dividend, on Smith Common Stock on the basis of results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by Smith’s board of directors.

Under the DGCL, a corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and	W-H has no legal or contractual obligation to pay dividends.

Under the TBCA, the board of directors of a corporation may authorize and the corporation may make distributions; provided, that a distribution may not be made if (i) after giving effect to the distribution, the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Notwithstanding the limitations on distributions set forth in clauses (i) and (ii) above, a corporation may make a distribution involving a purchase or redemption of any of its own shares if the purchase or redemption is made by the corporation to: (a) eliminate fractional shares, (b) collect or compromise indebtedness owed by or to the corporation, (c) pay dissenting shareholders entitled to payment for their shares under the TBCA or (d) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

	Smith	W-H

outstanding stock of all classes having a preference upon the distribution of assets.

Voting, Generally	• One vote per share of common stock. • No cumulative voting for directors.	• One vote per share of common stock. • No cumulative voting for directors.

Number of Directors and Size of Board	The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. Smith’s certificate of incorporation provides for between six and 15 directors to serve on its board of directors and authorizes the board of directors to set the number of directors within these parameters. Smith’s board of directors currently consists of six directors.	The TBCA provides that the board of directors of a Texas corporation shall consist of one or more members as fixed by the articles of incorporation or bylaws. W-H’s bylaws authorize the board of directors to set the number of directors. The W-H board of directors currently consists of six directors.

Term of Directors	Smith’s directors serve for three years. The directors are divided into three classes, and the terms of approximately one-third of the directors expire each year.	W-H’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. W- H’s articles of incorporation do not provide for staggered terms.

Removal of Directors	The DGCL provides that unless otherwise provided in the certificate of incorporation or bylaws, a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

Smith’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.	Under the TBCA, a corporation’s bylaws or articles of incorporation may provide that at any meeting of shareholders called expressly for that purpose, one or more directors may be removed, with or without cause (subject to certain exceptions for a corporation having a classified board of directors), by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors.

W-H’s bylaws provide that any of W-H’s directors may be removed with or without cause by the affirmative vote of the shareholders holding a majority of the shares entitled to vote in the election of such director.

Vacancies on the Board	The DGCL provides that, unless otherwise provided in the certificate of incorporation or	Under the TBCA and W- H’s bylaws, any vacancy occurring on the board of directors shall be filled

	Smith	W-H

bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

	Vacancies on Smith’s board of directors may be filled by a majority of the remaining directors then in office.	by the affirmative vote of the remaining members of the board of directors then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. Under the TBCA and W-H’s bylaws, a directorship created by reason of an increase in the number of directors may be filled by election at an annual or special shareholders meeting or by the board of directors for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting). The TBCA provides that the board of directors shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.

Board Quorum and Vote Requirements	Under the DGCL and Smith bylaws, the presence of a majority of the directors then in office constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.	Under the TBCA and W-H bylaws, the presence of a majority of the directors then in office constitutes a quorum and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board.

Annual Shareholders’ Meetings	Under the DGCL and Smith bylaws, the annual meeting of Smith stockholders is held on such date, at such time and at such place as may be designated by the board of directors.	Under the TBCA, the annual meeting of W-H shareholders is held on such date, at such time and at such place as may be designated by the board of directors. The W-H bylaws provide that such annual meeting must be held within 13 months of the previous meeting.

Special Shareholders’ Meetings	The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Smith charter and bylaws provide that special meetings of Smith stockholders may not be called by Smith stockholders. These meetings may only be called by:
The TBCA and the W-H bylaws provide that special meetings of the W-H shareholders may be called at any time by:
•     a majority of the board of directors;
•   the Chairman of the board; or by the President; or
• holders of not less than ten percent (10%) of the voting

	Smith	W-H

	• the board of directors; • the Chairman of the board of directors; or • the chief executive officer, president or the secretary; • or by any other two officers of Smith.	power of all outstanding shares of voting stock. The W-H bylaws further provide that business transacted at any special meeting shall be confined to the purposes stated in the notice of the meeting.

Notice for Shareholders’ Meetings	Under the DGCL and Smith bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and, if a special meeting, the purpose of the meeting.	Under the W-H bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose of the meeting.

Delivery and Notice Requirements of Shareholder Nominations and Proposals	Under the Smith bylaws, for business to be properly brought before the annual meeting by a stockholder, the stockholder must (i) be a record or beneficial owner of at least one percent or $2,000 in market value of securities entitled to be voted on the proposal and have held such securities for at least one year, and (ii) deliver notice to the principal executive offices of Smith not later than 120 days prior to the date Smith’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Such notice for the proposal of business other than a nomination of a director must set forth as to each such matter (i) a description of the proposal and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the stock that are held of record, beneficially owned, and represented by proxy on the date of such notice and on the record date of the meeting by the stockholder and by any other stockholders known by such	Under the W-H bylaws, for business to be properly brought before the annual meeting by a shareholder, the shareholder must (i) be a shareholder of record and (ii) deliver notice to the principal executive offices of W-H not less than 20 nor more than 60 days prior to the meeting.

Such notice for the proposal of business other than a nomination of a director must set forth as to each such matter (i) a description of the proposal and the reasons for conducting such business at the annual meeting, (ii) the name and address of the shareholder, (iii) the number of shares of the stock that are beneficially owned by such shareholder, (iv) any material interest of the shareholder in such proposal. If the shareholder seeks to have such information included in W- H’s proxy statement the shareholder shall comply with Regulation 14A of the Exchange Act.

Each notice for the nomination of a director shall set forth (i) as to each nominee, all information relating to such nominee required to be filed with the SEC pursuant to Section 14 of the Exchange Act; (ii) the name

	Smith	W-H

stockholder to be supporting such proposal on such dates, (iv) any financial interest of the stockholder in such proposal, and (v) all other information that would be required to be filed with the SEC if such stockholder or stockholders were a participant in a solicitation subject to Section 14 of the Exchange Act.

	Each notice for the nomination of a director shall set forth (i) the name and address of the stockholder making the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, and (v) the consent of each nominee to serve as a director of Smith if so elected. The chairman of any meeting of stockholders, and the board of directors, may refuse to recognize the nomination of any person not made in compliance with the foregoing procedures.	and address of the shareholder making such nomination and (iii) the number of shares of the stock that are beneficially owned by such shareholder. The chairman of any meeting of shareholders, and the board of directors, may refuse to recognize the nomination of any person not made in compliance with the foregoing procedures.

Shareholder Action by Written Consent	The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken,	The TBCA provides that any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote with respect to the action consent in writing to such action or, if the corporation’s articles of incorporation so provide, if a consent in writing shall be signed by the holders of shares having not

Smith	W-H

shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Smith certificate of incorporation and bylaws provide that any action required to be taken by the stockholders may not be taken by a written consent.	less than the minimum number of votes necessary to take such action at a meeting of shareholders. The W-H bylaws provide that action may be taken only by the unanimous written consent of its shareholders.

Amendment of Governing Documents	Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment. In that regard, the Smith certificate of incorporation provides that certain provisions may not be amended without the affirmative vote of 75% of the outstanding shares entitled to vote.

The Smith certificate of incorporation provides that the Smith bylaws may be amended or repealed or new bylaws adopted upon the approval of the Smith board of directors or by the holders of at least 75% of the voting power of all of the then-outstanding shares entitled to vote.	Under the TBCA, an amendment to a corporation’s articles of incorporation generally requires the approval of the holders of two-thirds of the shares entitled to vote thereon, or, if any class is entitled to vote separately thereon, the approval of the holders of two-thirds of the shares of such class entitled to vote thereon and two-thirds of the total shares entitled to vote thereon, unless in either case, a different number, not less than a majority, is specified in the corporation’s articles of incorporation.

Under the TBCA and the W-H articles of incorporation, the W-H board of directors may alter, amend or repeal the W-H bylaws without shareholder approval, unless otherwise required by the TBCA or the W-H articles of incorporation or bylaws. Under W- H’s articles of incorporation and bylaws, W-H shareholders can also amend, repeal or adopt bylaws.

	Smith	W-H

Exculpation of Directors	Under the DGCL and the Smith certificate of incorporation, directors shall not be personally liable to Smith or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Smith or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Smith certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of Smith, then the liability of the directors of Smith shall be eliminated or limited to the fullest extent permitted by the DGCL. In addition, any repeal or modification of the foregoing provisions of the Smith certificate of incorporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of Smith existing at the time of such repeal or modification.	Pursuant to the W-H articles of incorporation, directors shall not be personally liable to W-H or any shareholder for monetary damages for any act or omission as a director, except (i) for any breach of the director’s duty of loyalty to W-H or its shareholders; (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to W-H or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided for by law. The W-H articles of incorporation further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors of W-H, then the liability of the directors of W-H shall be eliminated or limited to the fullest extent permitted by the TBCA. In addition, any repeal or modification of the foregoing provisions of the W-H articles of incorporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of W-H existing at the time of such repeal or modification.

Indemnification of Directors, Officers and Employees	Under the DGCL and the Smith certificate of incorporation and bylaws, Smith shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Smith, or was serving at the request of Smith as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if such person	Under the TBCA and the W-H bylaws, each current and former director and officer of W-H, or each person who served at the request of a director or officer of W-H, shall be indemnified by W-H for liabilities imposed upon him, expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or officer, and for any reasonable settlement of any such claim, action, suit or proceeding. The TBCA further provides that a corporation may undertake any indemnification of a

Smith	W-H

acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Smith shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto. Additionally, the DGCL provides that a corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation. The DGCL and the Smith certificate of incorporation further provide that Smith may purchase and maintain insurance on behalf of any director, officer, employee or agent of Smith against any liability asserted against such person and incurred by such person in any such capacity, whether or not Smith would have the power to indemnify such person against such liability.	director or officer only if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and that a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The TBCA provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA.

	Smith	W-H

Anti-Takeover Provisions Business Combination Act	Smith is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a corporation which has securities traded on a national securities exchange, authorized for quotation on the Nasdaq or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of a threshold percentage of the corporation’s assets, loan or issuance of stock, with an interested stockholder, or an interested stockholder’s affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. Furthermore, the Smith certificate of incorporation contains a provision similar to Section 203 of the DGCL, except that it requires a higher percentage of all stockholders voting as a class to approve a business combination, it prohibits business combinations with interested stockholders for only two years, and it contains what is generally referred to as a “fair price provision.”	W-H is subject to Part Thirteen of the Texas Business Combination Law. In general, the Texas Business Combination Law provides that an “issuing public corporation” shall not, directly or indirectly, enter into or engage in a “business combination” (including mergers, consolidations and asset sales) with an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting securities) (or its affiliates or associates) during the three-year period immediately following the date on which the affiliated shareholder first became an affiliated shareholder, unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder, or (b) not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates at a meeting of shareholders and not by written consent. For the purposes of the foregoing, an “issuing public corporation” is generally defined as a Texas corporation that has 100 or more shareholders, a class of its voting shares registered under the Exchange Act, or a class of its voting shares qualified for trading in a national market system.

Shareholder Rights Plan	The Smith Rights Plan may have the effect of delaying, deferring or preventing a change in control or acquisition of Smith. The Rights distributed under the Smith Rights Plan provide holders with right to purchase one-hundredth of a share of the Smith Series A Junior	The W-H Rights Plan may have the effect of delaying, deferring or preventing a change in control or acquisition of W-H. The Rights distributed under the W-H Rights Plan provide holders with right to purchase one one-hundredth of a share of the W-H Series A Junior

Smith	W-H

Participating Preferred Stock at an exercise price of $87.50 (as previously adjusted and subject to further adjustment) if any person or group becomes an Acquiring Person or any person commences a tender or exchange offer that would result in such person becoming an Acquiring Person. If a person or group becomes an Acquiring Person, the Rights further provide holders (other than the Acquiring Person) with the right to purchase a number of shares of Smith Common Stock having a value equal to two times the exercise price of the Right. Additionally, if at any time after the date a person becomes an Acquiring Person, Smith is acquired in a merger or other business combination transaction in which Smith is not the surviving corporation, or 50% or more of the assets or earning power of Smith is sold or transferred, each Right will entitle its holder to purchase shares of common stock of such acquiring person having a value of twice the Right’s exercise price.	Participating Preferred Stock at an exercise price of $110 (subject to adjustment) if any person or group becomes an Acquiring Person or any person commences a tender or exchange offer that would result in such person becoming an Acquiring Person. If a person or group becomes an Acquiring Person, the Rights further provide holders (other than the Acquiring Person) with the right to purchase a number of shares of W-H Common Stock having a value equal to two times the exercise price of the Right. Additionally, if at any time after the date a person becomes an Acquiring Person, W-H is acquired in a merger or other business combination transaction in which W-H is not the surviving corporation, or 50% or more of the assets or earning power of W-H is sold or transferred, each Right will entitle its holder to purchase shares of common stock of such Acquiring Person having a value of twice the Right’s exercise price. Pursuant to the First Amendment to the W-H Rights Plan, dated June 3, 2008, W-H rendered the provisions of the W-H Rights Plan inapplicable to the Offer, the Mergers and the transactions contemplated by the Merger Agreement.

LEGAL MATTERS

The validity of the Smith Common Stock offered by this prospectus/offer to exchange will be passed upon for Smith by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements, related financial statement schedule incorporated in this Prospectus by reference from Smith’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Smith’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding Smith’s adoption of Statement of Financial Accounting Standard No. 123(R), Share-based Payment, on January 1, 2006, SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006, and Financial Accounting Standards Board Interpretation (“FASB”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” on January 1, 2007). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of W-H and management’s assessment of the effectiveness of internal control over financial reporting of W-H incorporated by reference in this prospectus/offer to exchange and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

ANNEX A

Agreement and Plan of Merger
Dated as of June 3, 2008
among
Smith International, Inc.,
W-H Energy Services, Inc.,
and
Whitehall Acquisition Corp.

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Cross Reference
Term	Section

Acquisition	Preamble
Adjusted Option	Section 2.10(a)
Adverse Recommendation Change	Section 5.3(b)
affiliate	Section 8.7(a)
Aggregate Cash Consideration	Section 2.8(d)
Aggregate Fractional Share Consideration	Section 1.1(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(b)
Antitrust Laws	Section 5.6(b)
Arrangements	Section 3.13(j)
Articles of Merger	Section 2.2
Available Cash Election Consideration	Section 1.1(c)
Board Appointment Date	Section 1.3(a)
business day	Section 8.7(b)
capital stock	Section 8.7(c)
Cash Election	Section 1.1(b)
Cash Proration Factor	Section 1.1(c)
Cashout Company Options	Section 2.10(b)
Certificates	Section 2.9(b)
Cleanup	Section 3.15(f)
Closing	Section 2.3
Closing Date	Section 2.3
Code	Recitals
Common Stock Election	Section 1.1(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article 3
Company Employees	Section 5.9(b)
Company Financial Adviser	Section 3.20
Company Intellectual Property Rights	Section 3.17(a)
Company Material Adverse Effect	Section 3.1(b)
Company Options	Section 2.10(b)
Company Permits	Section 3.12
Company Recommendation	Section 3.3(b)
Company Restricted Shares	Section 2.10(b)
Company SEC Reports	Section 3.4
Company Securities	Section 3.2(a)
Company Stock Plans	Section 2.10(a)
Confidentiality Agreement	Section 5.3(a)
Covered Securityholders	Section 3.13(j)
D&O Policy	Section 5.7(b)
Dissenting Shareholder	Section 2.11(a)
Dissenting Shares	Section 2.11(a)

A-iv

Cross Reference
Term	Section

Effective Time	Section 2.2
Election	Section 1.1(b)
Employee Plans	Section 3.13(a)
Employment Agreements	Section 3.13(b)
Environmental Claim	Section 3.15(a)
Environmental Laws	Section 3.15(a)
ERISA	Section 3.13(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 2.9(a)
Expenses	Section 7.3(a)(ii)(x)
Expiration Date	Section 1.1(h)
fully diluted basis	Section 8.7(d)
GAAP	Section 3.1(b)
Governmental Entity	Section 3.8
Hazardous Material	Section 3.15(f)
HSR Act	Section 3.8
Indemnified Liabilities	Section 5.7(a)
Indemnified Persons	Section 5.7(a)
Independent Incumbent Directors	Section 1.3(a)
Intellectual Property	Section 3.17(a)
knowledge	Section 8.7(e)
Liabilities.	Section 3.5
Lien.	Section 3.2(b)
LTCIP	Section 3.13(e)
Material Contracts	Section 3.23(a)
Maximum Cash Consideration	Section 1.1(c)
Merger	Recitals
Mergers	Recitals
Merger Consideration	Section 2.8(c)
Minimum Condition	Section 1.1(a)
Mixed Election	Section 1.1(b)
No Election Share	Section 1.1(b)
NYSE	Section 1.3(a)
Offer	Recitals
Offer Documents	Section 1.1(g)
Old Plans	Section 5.9(c)
Outside Date	Section 7.1(b)
Outstanding Shares	Section 3.2(a)
Parent	Preamble
Parent Common Stock	Section 1.1(b)
Parent Deferred Equity Unit	Section 2.10(c)
Parent Disclosure Schedule	Article 4
Parent Material Adverse Effect	Section 4.1(b)
Parent Permits	Section 4.11

A-v

Cross Reference
Term	Section

Parent Plans	Section 5.9(c)
Parent Restricted Shares	Section 2.10(c)
Parent Rights	Section 4.2(a)
Parent SEC Reports	Section 4.4(a)
Parent Securities	Section 4.2(a)
Per Share Cash Election Consideration	Section 1.1(b)
Per Share Mixed Election Cash Amount	Section 1.1(b)
Per Share Mixed Election Consideration	Section 1.1(b)
Per Share Stock Election Consideration	Section 1.1(b)
person	Section 8.7(f)
principal executive officer	Section 3.7(a)
principal financial officer	Section 3.7(a)
Preliminary Prospectus	Section 1.1(g)
Proxy Statement	Section 3.6
Qualified Plans	Section 3.13(d)
Release	Section 3.15(f)
Rights	Section 3.2(a)
Rights Plan	Section 3.2(a)
Rollover Company Options	Section 2.10(a)
S-4	Section 1.1(g)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(g)
Second Merger	Recitals
Securities Act	Section 1.1(g)
Shares	Recitals
SOX	Section 3.7(a)
Shareholders’ Meeting	Section 5.4
Stock Proration Amount	Section 1.1(d)
subsidiary	Section 8.7(g)
Superior Proposal	Section 5.3(b)
Surviving Corporation	Section 2.1
Tax	Section 3.16(a)(i)
Tax Return	Section 3.16(a)(ii)
TBCA	Section 1.2(a)
Termination Fee	Section 7.3(a)(ii)(x)
Third Party	Section 5.3(b)
Third Party Acquisition	Section 5.3(b)
Top-Up Consideration	Section 1.4(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 3, 2008, is among W-H Energy Services, Inc., a Texas corporation (the “Company”), Smith International, Inc., a Delaware corporation (“Parent”), and Whitehall Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent (“Acquisition”).

WHEREAS, the board of directors of the Company (the “Company Board”) has, in light of and subject to the terms and conditions set forth herein, unanimously (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, to be in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, in all respects and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Mergers;

WHEREAS, in furtherance thereof, it is proposed that Acquisition shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) in which each Share together with the associated Right (as defined below) accepted by Acquisition in accordance with the terms of the Offer will be exchanged for the following consideration from Acquisition, subject to the adjustments set forth in Section 1.1(c), (d) and (e), at the election of the holder of such Share: (i) for each Share with respect to which a Mixed Election has been made, the Per Share Mixed Election Consideration, (ii) for each Share with respect to which a Cash Election has been made, the Per Share Cash Election Consideration and (iii) for each Share with respect to which a Common Stock Election has been made, the Per Share Stock Election Consideration (each as defined in Section 1.1(b));

WHEREAS, the Company has agreed, on the terms and subject to the conditions of this Agreement, that following the purchase of Shares in the Offer, Acquisition will be merged with and into the Company with the Company as the surviving corporation, as described in Article 2 of this Agreement (the “Merger”);

WHEREAS, as soon as practicable following the Merger, Parent shall cause the Surviving Corporation (as defined in Section 2.1) to be merged with and into a wholly-owned limited liability company subsidiary of Parent (the “Second Merger” and, together with the Merger, the “Mergers”), with such subsidiary surviving the Second Merger as a wholly-owned subsidiary of Parent; and

WHEREAS, for United States federal income tax purposes, it is intended that the Offer, taken together with the Mergers, qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE OFFER

Section 1.1.  The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 7 and none of the events or conditions set forth in Annex A shall have occurred, as promptly as reasonably practicable (but in no event later than 20 days after the date hereof), Parent shall cause Acquisition to commence, and Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer. In the Offer, each Share together with the associated Right, accepted by Acquisition in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 1.1(c), (d) and (e), be exchanged for the right to receive from Acquisition, at the election of the holder of such Share pursuant to Section 1.1(b): (X) the Per Share Mixed Election Consideration, (Y) the Per Share Stock Election Consideration or

(Z) the Per Share Cash Election Consideration, plus, in the case of (X) or (Y), cash in lieu of fractional Shares of Parent Common Stock in accordance with Section 1.1(e), without interest. Parent shall cause Acquisition to accept for payment, and Acquisition shall accept for payment, Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable following the Expiration Date. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (1) the condition that the sum of the number of Shares validly tendered and not withdrawn shall be at least 66 2/3% of the Shares outstanding on a fully diluted basis (the “Minimum Condition”) and (2) the other conditions set forth in Annex A hereto. Acquisition expressly reserves the right to increase the amount of consideration payable in the Offer and to waive any condition of the Offer, except the Minimum Condition. Without the prior written consent of the Company, Acquisition shall not decrease the amount of consideration payable in the Offer or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer, reduce the time period during which the Offer shall remain open or waive the Minimum Condition. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

(b) Subject to Sections 1.1(c), (d) and (e), each holder of Shares shall be entitled to elect to specify (i) the number of Shares as to which such holder desires to make a Mixed Election, (ii) the number of Shares as to which such holder desires to make a Cash Election and (iii) the number of Shares as to which such holder desires to make a Common Stock Election. Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been validly made and not revoked or lost shall be exchanged for the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Election Consideration”) of (A) $56.10 in cash, without interest (the “Per Share Mixed Election Cash Amount”) and (B) 0.48 shares of the common stock, par value $1.00 per share, of Parent, together with the associated preferred share purchase rights (the “Parent Common Stock”). Each Share with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $93.55 in cash, without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Section 1.1(c). Each Share with respect to which an election to receive stock (a “Common Stock Election”) has been validly made and not revoked or lost shall be exchanged for 1.199 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Election Consideration”), subject to adjustment in accordance with Section 1.1(d). Any Shares which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (each such Share, a “No Election Share”), shall be treated in accordance with Section 1.1(f). Any Mixed Election, Cash Election or Common Stock Election shall be referred to herein as an “Election.” All Elections shall be made on a form furnished by Acquisition for that purpose, which form may be part of the letter of transmittal accompanying the Offer. In order to be deemed an effective Election, any such Forms of Election must be delivered to Acquisition together with any Shares validly tendered on or prior to the Expiration Date. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

(c) In the event that, after all Elections are taken into account, the aggregate Per Share Cash Election Consideration attributable to the Cash Elections would be in excess of the Available Cash Election Consideration, then (i) for each Cash Election, the number of Shares (or fractions thereof) that shall be exchanged for the Per Share Cash Election Consideration shall be the total number of Shares subject to such Cash Election multiplied by the Cash Proration Factor and (ii) all Shares (or fractions thereof) subject to a Cash Election, other than that number exchanged for the Per Share Cash Election Consideration in accordance with this Section 1.1(c), shall be exchanged for the Per Share Stock Election Consideration. The “Cash Proration Factor” means a fraction (x) the numerator of which shall be the Available Cash Election Consideration and (y) the denominator of which shall be the product of the aggregate number of Shares subject to Cash Elections multiplied by the Per Share Cash Election Consideration. The maximum aggregate amount of cash consideration to be paid pursuant to the Offer and the Merger shall be $1,636,156,000 (such amount, the “Maximum Cash Consideration”); provided that in no event shall the Maximum Cash Consideration exceed the product of the number of Shares issued and outstanding (other than (1) Shares owned by Parent, Acquisition, the Company or any of their respective wholly owned subsidiaries, (2) Company Restricted Shares and (3) Shares acquired pursuant to Company Options that vest at the time contemplated by Section 2.10) immediately prior to the Expiration Date and the Per Share Mixed Election Cash Amount. The “Available Cash Election Consideration” means the excess of (i) the product of (A) the Maximum Cash Consideration and (B) the quotient of the number of Shares validly tendered and not withdrawn in the Offer over the number of Shares issued and outstanding as of the Expiration Date over (ii) the sum of (I) the Aggregate Fractional Share Consideration, (II) any amounts that Parent and the Company reasonably believe may become payable to Dissenting Shareholders in accordance with Section 2.11 and (III) the product of (x) the Per Share Mixed Election Cash Amount and (y) the number of Shares validly tendered and not withdrawn in the Offer for which a Mixed Election was made.

(d) In the event that after all Elections are taken into account, the Available Cash Election Consideration would exceed the aggregate Per Share Cash Election Consideration attributable to the Cash Elections, then (i) the number of Shares (or fractions thereof) subject to Common Stock Elections that shall be exchanged for the Per Share Stock Election Consideration shall be the excess of the total number of Shares subject to Common Stock Elections over the Stock Proration Amount and (ii) all Shares (or fractions thereof) subject to an actual or deemed Common Stock Election, other than that number exchanged for the Per Share Stock Election Consideration in accordance with this Section 1.1(d), shall be exchanged for the Per Share Cash Election Consideration. The number of Shares subject to a Common Stock Election which shall be exchanged for the Per Share Stock Election Consideration in accordance with the immediately preceding sentence shall be allocated pro rata to the holders of such Shares, such that each holder who tenders Shares subject to Common Stock Elections bears its proportionate share of the proration based on the percentage of the total Shares tendered subject to a Common Stock Election by such holder. The “Stock Proration Amount” means the quotient of (x) the excess of the Available Cash Election Consideration over the aggregate Per Share Cash Election Consideration attributable to the Cash Elections divided by (y) the Per Share Cash Election Consideration.

(e) No fractional share of Parent Common Stock shall be issued in the Offer or the Merger, and each person that would otherwise be entitled to receive a fractional share shall receive, in lieu thereof, without interest, cash in the amount of such fraction multiplied by the Per Share Cash Election Consideration (the aggregate amount of cash required to be paid in lieu of fractional shares of Parent Common Stock, the “Aggregate Fractional Share Consideration”).

(f) Each No Election Share shall be deemed to be tendered subject to the following Elections:

(i) In the event that after all Elections are taken into account, the aggregate Per Share Cash Election Consideration attributable to the Cash Elections would be in excess of the Available Cash Election Consideration, any No Election Shares will be deemed tendered subject to a Common Stock Election;

(ii) In the event that after all Elections are taken into account, the Available Cash Election Consideration would exceed the aggregate Per Share Cash Election Consideration attributable to the Cash Elections such that proration of Common Stock Elections occurs pursuant to Section 1.1(d), any No Election Shares will be deemed tendered subject to a Cash Election; provided that if deeming all No Election Shares to be tendered subject to a Cash Election would result in the aggregate Per Share Cash Election Consideration to be greater than the Available Cash Election Consideration, then any No Election Shares will be deemed tendered pro rata in part subject to a Cash Election and in part subject to a Common Stock Election such that after giving effect to such deemed Cash Elections and Common Stock Elections, no proration of Common Stock Elections occurs; and

(iii) If no proration occurs, any No Election Shares will be deemed tendered in part subject to a Cash Election and in part subject to a Common Stock Election to the extent necessary so as to cause the aggregate Per Share Cash Election Consideration to be equal to the Available Cash Election Consideration after taking into account the Cash Elections and Common Stock Elections made by those Company shareholders who affirmatively made Elections in the Offer. Any remaining available cash and Parent Common Stock allocated pursuant to this clause (iii) will be allocated on a pro rata basis among the No Election Shares, such that each such No Election Share is exchanged for the same proportion of cash and Parent Common Stock.

(g) Acquisition shall, and Parent shall cause Acquisition to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include or incorporate by reference all or part of the Preliminary Prospectus, the offer to exchange, a summary advertisement and a form of transmittal letter relating to the Offer (together with any supplements or amendments thereto, collectively the “Offer Documents”). Promptly thereafter, Parent and Acquisition shall cause the Offer Documents to be disseminated to holders of Shares. The Offer

Documents and the filing and dissemination thereof will comply in all material respects with the provisions of applicable federal securities laws. Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer (the “S-4”). The S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). The information provided and to be provided by the Company, Parent and Acquisition for use in the S-4 or the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the S-4 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Acquisition further agrees to, and Parent shall cause Acquisition to, take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on each of the Offer Documents and the S-4 (including each amendment or supplement thereto) before it is filed with the SEC (to which Parent and Acquisition shall give reasonable and good faith consideration). Parent and Acquisition shall provide the Company, in writing, any comments (written or oral) which Parent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents or the S-4 as promptly as practicable after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and provide comments on any such comments and proposed responses (to which Parent and Acquisition shall give reasonable and good faith consideration).

(h) Subject to the terms and conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the twentieth business day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the date the Offer is commenced (the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer, as so extended, also an “Expiration Date”); provided, however, Acquisition shall have the right, in its sole discretion, but shall not be obligated to: (i) from time to time extend the Offer for one or more periods, if at the scheduled Expiration Date any of the conditions of the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) from time to time extend the Offer, if, at the scheduled Expiration Date less than 90% of the number of Shares then outstanding on a fully diluted basis have been validly tendered and not withdrawn. In no event shall Acquisition be required to, or shall Parent be required to cause Acquisition to, extend the Offer beyond the Outside Date (as hereinafter defined) and in no such event shall Acquisition extend the Offer beyond the Outside Date without the consent of the Company. Parent and Acquisition shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Acquisition shall, and Parent shall cause Acquisition to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Shares for payment pursuant to the Offer and this Agreement.

Section 1.2.  Company Action.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, to be in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Mergers, in all respects and such approval constitutes approval of the Offer, this Agreement and the Mergers for purposes of Article 13 of the Texas Business Corporation Act (the “TBCA”) and (iii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Mergers; provided, that such recommendation may be withdrawn, modified or amended only to the extent permitted by Section 5.3. The Company consents to the inclusion of such recommendation and approval in the Offer Documents.

(b) The Company hereby agrees to file with the SEC on the date that Parent and Acquisition file the Offer Documents pursuant to Section 1.1(g), a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation described in Section 1.2(a). The Company agrees to use its reasonable best efforts to mail such Schedule 14D-9 to the shareholders of the Company concurrently with the mailing of the Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC (to which the Company shall give reasonable and good faith consideration). The Company shall provide Parent and Acquisition, in writing, any comments (written or oral) which the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review and provide comments on any such comments and proposed responses (to which the Company shall give reasonable and good faith consideration).

(c) In connection with the Offer, the Company will promptly furnish Parent and Acquisition with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

Section 1.3.  Board of Directors and Committees; Section 14(f).

(a) Promptly upon the acceptance for payment by Acquisition, Parent or any of their affiliates of Shares pursuant to and in accordance with the terms of the Offer and from time to time thereafter, and subject to the last sentence of this Section 1.3(a), Acquisition shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Acquisition representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall, upon request by Acquisition, promptly, at the Company’s election, take all actions necessary, including increasing the size of the Company Board or securing the resignation of such number of directors, to enable Acquisition’s designees to be appointed to the Company Board and to cause Acquisition’s designees to be so appointed (the date on which the majority of the Company’s directors are designees of Acquisition that have been effectively appointed to the Company Board in accordance herewith, the “Board Appointment Date”). At such times, the Company will cause persons designated by Acquisition to constitute a majority of each committee of the Company Board, other than any committee of the Company Board established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that at least three of the members of the Company Board as of the date hereof who qualify as independent directors for purposes of the continued listing requirements of the New York Stock Exchange LLC. (the “NYSE”) and SEC rules and regulations (such directors, the “Independent Incumbent Directors”) and who are reasonably satisfactory to Acquisition shall remain members of the Company Board until the Effective Time. If the number of Independent Incumbent Directors is reduced below three prior to the Effective Time, the remaining Independent Incumbent Directors (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) (provided each such person meets the independence requirements of the rules and regulations of the SEC and the NYSE and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes hereof.

(b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

(c) Following the election or appointment of Acquisition’s designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any Independent Incumbent Directors, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or waiver of any of the Company’s rights hereunder, or any amendment of this Agreement, or other action adversely affecting the rights of shareholders of the Company to receive the Merger Consideration (other than Parent or Acquisition), will require the concurrence of a majority of such Independent Incumbent Directors.

Section 1.4.  Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Cash Election Consideration, up to such number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and Acquisition and any wholly owned subsidiary of Parent or Acquisition immediately prior to the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding on a fully diluted basis immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Acquisition, in whole or in part, at any time on or after the Expiration Date; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of the Top-Up Option Shares will not cause the Company to have more Shares outstanding than are authorized by the Restated Articles of Incorporation of the Company, and (iii) Acquisition has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b) The Company shall, as soon as practicable following receipt of notice from Parent or Acquisition, as the case may be, of their intent to exercise of the Top-Up Option, notify Parent and Acquisition of the number of Shares then outstanding. The closing of the purchase of the Top-Up Option Shares will take place at a time and on a date to be specified by Parent or Acquisition, which shall be no later than one business day after the exercise of the Top-Up Option, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is specified by Parent or Acquisition. Parent or Acquisition, as the case may be, shall pay the Company an amount equal to the Per Share Cash Election Consideration multiplied by the number of Top-Up Option Shares specified by Parent (the “Top-Up Consideration”), and the Company shall, at Parent’s or Acquisition’s request, cause to be issued to Parent or Acquisition a certificate representing the Top-Up Option Shares. The Top-Up Consideration may be paid by Acquisition or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

ARTICLE 2

THE MERGERS

Section 2.1.  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the TBCA, at the Effective Time, Acquisition shall be merged with and into the Company in the Merger. Following the Merger, the Company shall continue its corporate existence under the laws of the State of Texas as the surviving corporation (the “Surviving Corporation”) and a subsidiary of Parent and the separate corporate existence of Acquisition shall cease.

Section 2.2.  Effective Time.  The term “Effective Time” shall mean the time of and date on which the Secretary of State of the State of Texas issues a certificate of merger in accordance with Article 5.05 of the TBCA following the filing of properly executed and certified articles of merger relating to the Merger (“Articles of Merger”), or such other time and date as is permissible in accordance with the TBCA and as the Company and Parent may agree.

Section 2.3.  Closing of the Merger.  Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third business day after satisfaction or valid waiver of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4.  Effects of the Merger.  The Merger shall have the effects set forth in the TBCA and other applicable law.

Section 2.5.  Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to read the same as the Articles of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such Articles of Incorporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation shall be W-H Energy Services, Inc.” At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read the same as the Bylaws of Acquisition, as in effect immediately prior to the Effective Time, until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.6.  Directors.  The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.7.  Officers.  The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.8.  Conversion of Shares in the Merger.

(a) At the Effective Time, each Share held by the Company as treasury stock, or owned by Parent or any of its subsidiaries, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. Each Share owned by any direct or indirect wholly owned subsidiary of the Company shall be converted into the right to receive the Per Share Stock Election Consideration. The Per Share Stock Election Consideration paid pursuant to this Section 2.8(a) shall not be subject to, or otherwise taken into account, in calculating adjustments under Section 1.1. Unless the context otherwise requires, each reference in this Agreement to the Shares shall include the associated Rights.

(b) At the Effective Time, each share of common stock of Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c) At the Effective Time, except as otherwise provided in Sections 2.8(a) or 2.8(d) or Section 2.11, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Mixed Election Consideration, without interest (the “Merger Consideration”, which term shall include any adjustments made pursuant to Section 2.8(d)). The Merger Consideration shall not be subject to, or otherwise taken into account in calculating adjustments under Section 1.1.

(d) In the event that the sum of (i) the aggregate cash consideration to be paid pursuant to the Merger (after taking into account the cash consideration paid to holders of Shares pursuant to the Offer), including the Aggregate Fractional Share Consideration, if any, and any amounts that Parent reasonably believes may be due to Dissenting Shareholders, (ii) any other cash amounts paid to or on behalf of any holder of Shares in connection with the Offer or the Merger, and (iii) any other amounts that are treated as other property or money received in the exchange for purposes of Section 356 of the Code (or would be so treated if a holder of Shares also had received Parent Stock) (the “Aggregate Cash Consideration”), exceeds the Maximum Cash Amount, the Merger Consideration shall be adjusted to increase the Parent Common Stock portion thereof and decrease the cash portion thereof to the extent necessary so as to cause the Aggregate Cash Consideration to not exceed the Maximum Cash Consideration. It is intended that any such adjustment be made in a manner that preserves the existence of “fixed consideration” for purposes of Treasury Regulation § 1.368-1T(e)(2).

Section 2.9.  Payment of Merger Consideration in the Merger.

(a) From time to time following the Effective Time, as necessary to satisfy the requirements of Section 2.9(b), Parent shall deliver to such agent or agents as may be appointed by Parent and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares, (i) such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.8 and (ii) immediately available funds in an amount not less than the portion of the cash payable pursuant to Section 2.8 to holders of the Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.9. Holders of Shares in book-entry form will be entitled to receive upon delivery to the Paying Agent of a properly completed letter of transmittal, the Merger Consideration payable for each Share held by such holders in book-entry form.

(c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Parent or its Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity up to the maximum amount of the Merger Consideration to be paid in respect of such Certificate.

(d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record and payment date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent upon demand and any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

(f) Notwithstanding anything herein to the contrary, none of Parent, Acquisition, the Company or any other person shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed as of the date that is immediately prior to such time as such Merger Consideration would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(g) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Shares until such Shares are surrendered as provided in this Section 2.9. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) Each of Parent, Acquisition and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. To the extent that amounts are so deducted or withheld by Parent, Acquisition or the Exchange Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such withholding was made.

Section 2.10.  Stock Options and Restricted Shares in the Merger.

(a) By virtue of the consummation of the Offer, and without any action on the part of the holders thereof, each option to purchase Shares granted under the 1997 Stock Option Plan, as restated effective as of May 12, 2004, or the 2006 Stock Awards Plan, effective as of May 10, 2006 (collectively, the “Company Stock Plans”), or pursuant to an individual award agreement, in each case that is outstanding immediately prior to the consummation of the Offer (each, a “Company Option” collectively, the “Company Options”), to the extent outstanding and unvested at the consummation of the Offer, shall vest in full immediately prior to the consummation of the Offer (or, to the extent required, at such earlier time as shall be administratively necessary in order to allow such holders to participate in the Offer). Each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent as of the Effective Time and converted into an option (an “Adjusted Parent Option”) to purchase, on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time, the number of whole shares of Parent Common Stock that is equal to the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Stock Election Consideration (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the per-Share exercise price of such Company Option divided by the Per Share Stock

Election Consideration. Following the Effective Time, each Adjusted Parent Option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Company Option immediately prior to the Effective Time, other than as described in this Section 2.10(a).

(b) Holders of any restricted Shares granted under a Company Stock Plan or pursuant to an individual restricted stock award agreement (the “Company Restricted Shares”) shall be entitled to tender such Company Restricted Shares in the Offer notwithstanding the transfer restrictions applicable thereto at the time of such tender, in the same manner as any other outstanding Shares. Any Company Restricted Shares that are not validly tendered and accepted for exchange in the Offer and which are outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Mixed Election Consideration in the Merger pursuant to Sections 2.8 and 2.9 in the same manner as any other Shares which are outstanding immediately prior to the Effective Time. The Company will take such actions as are necessary to terminate the transfer restrictions applicable to such Company Restricted Shares contemporaneously with the acceptance for payment of Shares in the Offer or at the Effective Time of the Merger, as the case may be.

(c) The Company and Parent agree that prior to the Effective Time each of the Company Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options pursuant to paragraph (a) above and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the transactions described in such paragraph and, to the extent determined by Parent, the assumption of such arrangements by Parent, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time, and (iii) notwithstanding the preceding clauses (i) and (ii), if and to the extent Parent so instructs the Company and subject to compliance with applicable law and the terms of each applicable arrangement, to terminate any or all Company Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder).

(d) The Company and Parent agree prior to the Effective Time to adopt resolutions of the Company Board or the Board of Directors of Acquisition or Parent, if and to the extent necessary, to exempt from the applicability of the short swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, including in accordance with Rule 16b-3(e) promulgated thereunder, the treatment described hereunder of any awards under the Company Stock Plans, including any Company Options, Adjusted Parent Options or Company Restricted Shares, by virtue of the Merger or this Agreement.

Section 2.11.  Dissenting Shares in the Merger.

(a) Notwithstanding anything to the contrary herein, each Share outstanding immediately prior to the Effective Time and held by a holder which has perfected and not withdrawn or lost its right to dissent with respect to such Share under Article 5.12 or 5.16, as applicable, of the TBCA (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by Article 5.12 or 5.16, as applicable, of the TBCA. The Company shall give Parent prompt notice upon receipt by the Company of any demand for payment pursuant to Articles 5.11 and 5.12 of the TBCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand, a “Dissenting Shareholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent, and the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Articles 5.11 or 5.16, as applicable, of the TBCA at or prior to the Effective Time, each of such holder’s Shares shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

Section 2.12.  Second Merger.  As soon as practicable following the Merger, Parent shall cause the Surviving Corporation to be merged with and into a wholly owned limited liability company that is disregarded as an entity separate from Parent for federal income tax purposes, with such subsidiary (the “Ultimate Surviving Company”) surviving the Second Merger as a wholly owned subsidiary of Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement for Parent and Acquisition to enter into this Agreement, the Company hereby makes the following representations and warranties to Parent and Acquisition, understanding that in doing so, Parent and Acquisition are relying hereon; provided, however, that such representations and warranties shall be subject to and qualified by the Disclosure Schedule delivered by the Company to Parent as of the date hereof (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein (it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect).

Section 3.1.  Organization and Qualification; Subsidiaries.

(a) Section 3.1 of the Company Disclosure Schedule identifies each subsidiary of the Company and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore made available to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

(b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. “Company Material Adverse Effect” means, with respect to the Company, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Acquisition to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or the generally accepted accounting principles as applied in the United States (“GAAP”) or interpretations thereof that applies to both the Company and Parent, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in the Company’s stock price or trading volume (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), shall not be considered when determining whether a Company Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects the Company and its subsidiaries, taken as a whole, in any material respect.

Section 3.2.  Capitalization of the Company and its Subsidiaries; Indebtedness.

(a) The authorized capital stock of the Company consists of (i) 100 million Shares, of which, as of June 2, 2008, 30,699,982 Shares (not including issued and outstanding Company Restricted Shares) (the “Outstanding

Shares”) (each together with a preferred share purchase right (the “Rights”) issued pursuant to the Rights Agreement dated as of May 31, 2002 (the “Rights Plan”) between the Company and Computershare Trust Company, Inc., as Rights Agent) and (ii) 10 million shares of preferred stock, par value $0.01 per share, of which, as of June 2, 2008, no Preferred Shares were issued and outstanding and 10,000 shares were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 2, 2008, 527,100 Shares were available for issuance under the Company Stock Plans, 1,423,088 Shares were subject to outstanding Company Options and 260,084 Company Restricted Shares were issued and outstanding. Between December 31, 2007 and the date hereof, no shares of the Company’s capital stock have been issued other than (i) pursuant to the exercise of Company Options already in existence on December 31, 2007 and (ii) 153,000 Company Restricted Shares (net of 1,500 cancelled Company Restricted Shares) issued under Company Stock Plans, and between December 31, 2007 and the date hereof no stock options, restricted stock, stock appreciation rights, deferred equity units, restricted stock units, performance units or other stock awards have been granted except as provided in clause (ii) of this sentence. Except (i) as set forth above and (ii) for the Rights, as of June 2, 2008, there were outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (D) no equity equivalent interests in the ownership or earnings of the Company or any of its subsidiaries (collectively “Company Securities”). The Company has not issued any Company Options pertaining to Shares under any Employee Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. As of the date hereof, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. No subsidiary of the Company owns any shares of capital stock of the Company.

(b) All of the outstanding capital stock of the Company’s subsidiaries is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided in the organizational documents of a subsidiary or as a matter of law) and except for any Liens which are incurred in the ordinary course of business. There are no securities of the Company or any of its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, by the Company or any of its subsidiaries, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

(c) The Shares and the Rights constitute the only classes of equity securities of the Company or its subsidiaries registered or required to be registered under the Exchange Act.

(d) The Company has amended or taken other action under the Rights Plan so that none of the execution and delivery of this Agreement or consummation of the transactions contemplated hereby shall cause (i) the Rights to become exercisable, (ii) Parent or Acquisition to be deemed to be an Acquiring Person (as defined in the Rights Plan), (iii) the Shares Acquisition Date or the Distribution Date (each as defined in the Rights Plan) to occur upon any such event or (iv) any such event to be an event described in Section 11(a)(ii) or 13 of the Rights Plan, and so that the Rights Plan will expire immediately prior to the Effective Time.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth as of the date hereof all of the outstanding indebtedness for borrowed money (other than intercompany indebtedness) of, and all of the outstanding guarantees of indebtedness for borrowed money (other than intercompany indebtedness) of any person by, the Company or any of its subsidiaries.

Section 3.3.  Authority Relative to this Agreement; Recommendation; Takeover Laws.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of 66 2/3% of the outstanding Shares, if required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Company Board, at a meeting duly called and validly held, has, subject to the terms and conditions set forth herein, (i) deemed this Agreement and the transactions contemplated hereby, including the Offer and the Merger, to be in the best interests of the shareholders of the Company, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Article 13 of the TBCA and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and that the shareholders of the Company approve and adopt this Agreement and the Merger to the extent required by applicable law (the “Company Recommendation”). Other than to the extent expressly permitted by Section 5.3(c), the Company Board has not rescinded, modified or withdrawn such resolutions in any way.

(c) The Company Board has taken all action required to be taken by them in order to exempt the Offer, the Mergers, this Agreement and the other transactions contemplated hereby from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover laws and regulations enacted under state, federal or other laws (including Article 13 of the TBCA) that may purport to be applicable to the Offer, the Mergers, this Agreement and the other transactions contemplated hereby.

Section 3.4.  SEC Reports; Financial Statements.

(a) The Company has filed all required schedules, forms and reports (“Company SEC Reports”) with the SEC since December 31, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such schedules, forms and reports were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein, or necessary, in order to make the statements therein in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports and the unaudited consolidated financial statements contained in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. None of the subsidiaries of the Company is, or have at any time since December 31, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

Section 3.5.  No Undisclosed Liabilities.  The Company and its subsidiaries do not have any direct or indirect obligation or liability of any nature, whether accrued, contingent or otherwise (the “Liabilities”) other than (a) Liabilities fully and adequately reflected in or reserved against on the most recent financial statements of the Company included in the Company SEC Reports filed with the SEC prior to the date of this Agreement, (b) Liabilities incurred since December 31, 2007 in the ordinary course of business that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (c) Liabilities that have been discharged or paid in full in the ordinary course of business, (d) Liabilities that are incurred in connection with the transactions contemplated by this Agreement or (e) obligations to perform pursuant to the terms of a Material Contract.

Section 3.6.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading and (ii) the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (the “Proxy Statement”), if any, will, at the date the Proxy Statement is mailed to shareholders of the Company or at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7.  Internal Controls and Procedures.

(a) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its subsidiaries.

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.7(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Since December 31, 2004, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.8.  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust laws and the filing and recordation of the Articles of Merger as required by the TBCA, respectively, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or administrative governmental or regulatory or self-regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9.  No Default.  None of the Company or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10.  Absence of Changes.  Since December 31, 2007, (a) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practice, there have not been any events, changes or effects with respect to the Company or any of its subsidiaries that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) from such date until the date hereof there has not been any action taken or committed to be taken by the Company or any subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.1(j), (k), (l), (o) or (p).

Section 3.11.   Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which has had, or would reasonably be expected to have, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.12.  Compliance with Applicable Law.  The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”) except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.13.  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, employment, change of control and other similar fringe or employee benefit plans, programs, agreements or arrangements, whether or not written, maintained or contributed to by the Company or any of its subsidiaries for the benefit of or relating to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof, excluding plans, programs, agreements and arrangements under which the Company and its subsidiaries have no remaining obligations (together, “Employee Plans”). The Company has made available to Parent a copy of the documents and instruments governing each such Employee Plan. No event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries would be subject to any material liability with respect to any Employee Plans under the terms thereof, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, other than for the provision of benefits in accordance with the terms thereof. There does not now exist, nor do any circumstances exist that reasonably could result in, any material liability of the Company or any of its subsidiaries (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case in respect of, or relating to, any employee benefit plan, policy or arrangement which is not an Employee Plan.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a list of (i) all employment agreements with employees of the Company or any of its subsidiaries that (x) provide for a base salary of $150,000 or greater or (y) contain change of control or similar provisions; and (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual payments in an amount exceeding $200,000 ((i) and (ii) collectively, the “Employment Agreements”). The Company has made available to Parent copies of all Employment Agreements.

(c) No Employee Plan provides life, health, medical or other welfare benefits to former employees or consultants of the Company or any of its subsidiaries other than pursuant to Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law at no cost to the Company or any of its subsidiaries.

(d) No Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Section 3.13(d) of the Company Disclosure Schedule identifies each Employee Plan that is intended to be a

“qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked (or, if a Qualified Plan is documented on a prototype, such prototype has been approved by the Internal Revenue Service), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the tax-exempt status of any related trust. All material contributions required to be made to any Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the Company’s financial statements.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or result in any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Employee Plan or related trust or any Employment Agreement. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as contemplated by Sections 2.10 and 5.9, neither the Company Board nor any committee thereof has taken any actions or used any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or any award agreement made thereunder in connection with, or as a result of, the consummation of the transactions contemplated hereby, including, without limitation, pursuant to Section 3.6 of the Company’s Long Term Cash Incentive Plan, effective January 1, 2006, as amended January 1, 2008 (the “LTCIP”), pursuant to Section VIII.(c) of the Company’s 1997 Stock Option Plan as restated, effective as of May 12, 2004 and Section 11(a) of the Company’s 2006 Stock Awards Plan, effective as of May 10, 2006.

(f) No Employee Plan is a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g) All Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained materially in accordance with all applicable requirements of law, (ii) if they are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated based on a good faith, reasonable interpretation of Section 409A of the Code and the authorities thereunder.

(i) The Company and its subsidiaries have complied in all material respects with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

(j) The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, Employment Agreements and other Employee Benefit Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors.

Section 3.14.  Employees; Labor Matters.

(a) Neither the Company nor any of its subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement or similar labor-related agreement or understanding.

(b) None of the employees of the Company or any of its subsidiaries are represented by a labor union or other labor organization and, to the knowledge of the Company, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any of its subsidiaries, (ii) no demand for recognition of any employees of the Company or any of its subsidiaries has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any of its subsidiaries or group of employees of the Company or any of its subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c) There is no pending or, to the knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any of its subsidiaries, and there has been no such action or event in the past five (5) years or (ii) arbitration, or material grievance against the Company or any of its subsidiaries involving current or former employees, applicants for employment or representatives of employees of the Company or any of its subsidiaries.

(d) The Company and its subsidiaries are in compliance in all material respects with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes and (ii) obligations of the Company or any of its subsidiaries under any collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) There is no charge or complaint pending or, to the knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any of its subsidiaries which would reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

(f) No executive officer or other key employee of the Company or any of its subsidiaries is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its subsidiaries, except agreements between the Company or one of its subsidiaries and its present and former officers or employees.

Section 3.15.  Environmental Laws and Regulations.

(a) (i) Each of the Company and its subsidiaries is in material compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”), which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other material authorizations by Governmental Entities required under applicable Environmental Laws and compliance with the terms and conditions thereof; and (ii) none of the Company or any of its subsidiaries has entered into any consent decree or received written notice of or is the subject of any actual or, to the knowledge of the Company, threatened material action, cause of action, claim, demand or notice or, to the knowledge of the Company, any actual or threatened investigation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”).

(b) Except as disclosed in the Company SEC Reports, there are no material Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its subsidiaries.

(e) The Company and its subsidiaries have not been involved in any Release or threatened Release of Hazardous Material that is or would reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

(f) “Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

Section 3.16.  Taxes.

(a) Definitions.  For purposes of this Agreement:

(i) the term “Tax” means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, estimated, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, and any amendments thereof.

(b) The Company and each of its subsidiaries has timely filed (taking into account extensions) all material Tax Returns required to be filed. All Tax Returns filed by the Company and its subsidiaries are complete, accurate and correct in all material respects.

(c) The Company and each of its subsidiaries have timely paid in full all material Taxes required to be paid by them (other than Taxes contested in good faith and for which adequate reserves have been established, in accordance with GAAP, in the Company SEC Reports), and have established adequate reserves, in accordance with GAAP, for all material Taxes that have accrued but are not yet due or payable.

(d) No material deficiencies for Taxes of the Company or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing, by any Governmental Entity. There is no pending or, to the knowledge of the Company, threatened audit, assessment, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to or relating to any material liability in respect of Taxes of the Company or any of its subsidiaries. No written claim has been made within the last five years by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any subsidiary of the Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to material Tax assessment or deficiency, nor has any request been made for any extension or waiver.

(f) There are no Tax indemnity agreements, Tax sharing agreements, or other similar arrangements with respect to or involving the Company or any of its subsidiaries.

(g) During the last three years, neither the Company nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.

(i) Neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is a common parent) or (ii) has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) No material Lien for Taxes exists with respect to any assets or properties of the Company or any of its subsidiaries except for Liens for Taxes not yet due and payable.

(k) Neither the Company nor any of its subsidiaries is or has been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) None of the Company or any of its subsidiaries has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) The Company and each of its subsidiaries have withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.

Section 3.17.  Intellectual Property; Software.

(a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights (the “Company Intellectual Property Rights”) to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (“Intellectual Property” ) owned or used by the Company and its subsidiaries in each case as such Company Intellectual Property Rights are used in their respective businesses as currently conducted, except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole. The Company Intellectual Property Rights owned or licensed by the Company and its subsidiaries, or which the Company otherwise has the right to use, constitute all of the material Intellectual Property rights necessary for the conduct of the business of the Company and its subsidiaries as such business is currently conducted.

(b) There are no pending or threatened material claims by any third party alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of any intellectual property of any third party, and neither the Company nor any of its subsidiaries has received any written notice or claim challenging the validity or enforceability of any of the Company Intellectual Property Rights. To the knowledge of the Company, neither the products owned by the Company or any of its subsidiaries nor the conduct of the business of the Company and its subsidiaries materially infringes any intellectual property rights of any third party. Neither the Company nor any of its subsidiaries has made any material claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property Rights. To the knowledge of the Company, no person is infringing, diluting or misappropriating any Company Intellectual Property Rights and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of any Company Intellectual Property Rights that would reasonably be expected to be material to the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Company Intellectual Property Rights, including without limitation paying all necessary fees related to the registration, maintenance and renewal of the Company Intellectual Property Rights.

Section 3.18.  Certain Business Practices.  To the knowledge of the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.19.  Vote Required.  To the extent any such vote is required by applicable law, the affirmative vote of the holders of 66 2/3% of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Mergers.

Section 3.20.  Opinion of Financial Adviser.  UBS Securities LLC (the “Company Financial Adviser”) has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration (which can be Per Share Cash Election Consideration, Per Share Mixed Election Consideration or Per Share Stock Election Consideration) to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 3.21.  Brokers.  No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22.  Customers.  Since December 31, 2006: (a) no customer of the Company or any of its subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its subsidiaries, except cancellations and terminations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (b) no customer of the Company or any of its subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries or its usage of the services of the Company or any of its subsidiaries, except cancellations and terminations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (c) the Company and its subsidiaries have no direct or indirect ownership interest that is material to the Company and its subsidiaries taken as a whole in any customer of the Company or any of its subsidiaries.

Section 3.23.  Material Contracts.

(a) Except for this Agreement, neither the Company nor any of its subsidiaries is, as of the date hereof, a party to or bound by any contract, commitment or understanding whether written or oral:

(i) that is an Employment Agreement;

(ii) with any labor union or association representing any employee of the Company or any of its subsidiaries and any collective bargaining agreement;

(iii) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC);

(iv) that is a partnership or joint-venture agreement (other than a partnership agreement constituting an organizational agreement of a subsidiary);

(v) relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $150,000 or that creates a Lien on any material asset of the Company or any of its subsidiaries;

(vi) that limits or purports to limit the ability of the Company or any of its affiliates to compete or engage in any line of business, in any geographic area or with any person;

(vii) for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee), that provides for payment of $150,000 or more per year;

(viii) relating to the sale of any of the assets or properties of the Company or any of its subsidiaries other than (i) those as to which the sale transaction has previously closed and the Company and its subsidiaries have no continuing obligation thereunder or (ii) in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

(ix) relating to the acquisition by the Company or any of its subsidiaries of any operating business or the capital stock of any other person other than those as to which the acquisition has previously closed and the Company and its subsidiaries have no continuing obligation thereunder;

(x) with suppliers of any goods and services that provides for payment of $500,000 or more;

(xi) in the case of a Company Stock Plan or Employment Agreement, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(xii) other than those listed in clauses (i) to (xi) above, that involve payments by the Company and its subsidiaries in excess of $150,000 per year and that are not terminable without premium or penalty on less than 30 days’ notice.

(xiii) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement.

All contracts, arrangements, commitments or understandings of the type described in this Section 3.23 shall be collectively referred to herein as the “Material Contracts.”

(b) Schedule 3.23 of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all written Material Contracts have been made available to Parent and Acquisition.

Section 3.24.  Insurance.  Copies of all material insurance policies maintained by the Company and its subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies, have been made available to Parent. All such insurance policies are in full force and effect and such policies provide coverages of the types and in the amounts customarily carried by companies in similar lines of business as the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this

Agreement), with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its subsidiaries.

Section 3.25.  Affiliate Transactions.  There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2004 or (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and its subsidiaries taken as a whole.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

As an inducement for the Company to enter into this Agreement, Parent and Acquisition hereby, jointly and severally, make the following representations and warranties to the Company, understanding that in doing so, the Company is relying hereon; provided, however, that such representations and warranties shall be subject to and qualified by: the Disclosure Schedule delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein) (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect).

Section 4.1.  Organization.

(a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Texas, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of Parent and the Articles of Incorporation and Bylaws as currently in effect of Acquisition.

(b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. “Parent Material Adverse Effect” means, with respect to Parent, any fact, circumstance, occurrence, event, development, change or condition (i) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Acquisition to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that any such fact, circumstance, occurrence, event, development or change affecting, or condition having the results described in the foregoing clause (i) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both the Company and Parent, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events) and (C) any change in Parent’s stock price or trading volume (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect), shall not be considered when determining whether a Parent Material Adverse Effect has occurred, except, with respect to the foregoing clauses (A) and (B), to the extent that such fact, circumstance, occurrence, event, development or change disproportionately affects Parent and its subsidiaries in any material respect.

Section 4.2.  Capitalization of Parent and its Subsidiaries.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which, as of May 30, 2008, 200,926,866 shares of Parent Common Stock were issued and outstanding (net of shares held in treasury) (each together with a preferred share purchase right of Parent (the “Parent Rights”) issued pursuant to the Rights Agreement between Parent and First Chicago Trust Company of New York, dated as of June 8, 2000) and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 30, 2008, 4,367,779 shares of Parent Common Stock were registered and reserved for issuance pursuant to all of its equity plans of which 1,366,194 were subject to outstanding options, 1,042,339 were subject to outstanding performance-based restricted stock units, 821,146 were subject to outstanding time-based restricted stock units and 1,138,100 were unassigned and available for grant. Between May 30, 2008 and the date hereof, no shares of Parent’s capital stock have been issued other than pursuant to stock options already in existence on such date and except for grants of stock options, restricted stock rights and restricted performance stock rights to employees, officers and directors in the ordinary course of business consistent with past practice between May 30, 2008 and the date hereof, no stock options, restricted stock rights and restricted performance stock rights have been granted. Except as set forth above and except for the Parent Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent, (iii) no options or other rights to acquire from Parent or any of its subsidiaries and no obligations of Parent or any of its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) no equity equivalent interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights (collectively “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

(b) The Parent Common Stock and the Parent Rights constitute the only classes of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

Section 4.3.  Authority Relative to this Agreement.  Each of Parent and Acquisition, as applicable has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by such parties of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition, and by Parent as the sole shareholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

Section 4.4.  SEC Reports; Financial Statements.

(a) Parent has filed all required schedules, forms and reports (“Parent SEC Reports”) with the SEC since December 31, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such schedules, forms and reports were filed. None of such Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein, or necessary, in order to make the statements therein in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Reports and the unaudited consolidated financial statements contained in Parent’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.

(b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

Section 4.5.  Information Supplied.  None of the information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference in the S-4, the Proxy Statement or the Schedule 14D-9 will, at the respective times that the S-4, the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the S-4, at the time that it becomes effective under the Securities Act, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

Section 4.6.  Internal Controls and Procedures.

(a) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither Parent nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its subsidiaries.

(b) Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent and on Section 4.6(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d) Since December 31, 2004, (i) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

Section 4.7.  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents, approvals or other applicable requirements as may be required under the Securities Act, the Exchange Act, the HSR Act, foreign antitrust laws and the filing and recordation of the Articles of Merger as required by the TBCA, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Acquisition or any of Parent’s other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.8.  No Default.  None of Parent or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.9.  Absence of Changes.  Since December 31, 2007, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practice, there have not been any events, changes or effects with respect to Parent or any of its subsidiaries that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.10.  Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which has had, or would reasonably be expected to have, a Parent Material Adverse Effect. None of Parent or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11.  Compliance with Applicable Law.  Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”) except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure so to comply has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened nor has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.12.  Brokers.  Prior to the Board Appointment Date, the Company will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

Section 4.13.  Adequate Funds.  Parent has sufficient funds or firm commitment letters from nationally recognized lending institutions, and will have at the time the conditions to the Offer are satisfied or waived and at the Effective Time sufficient funds, for the payment of the Maximum Cash Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement, and Parent has taken all action required to reserve for issuance the Parent Common Stock to be issued in the Offer.

Section 4.14.  No Vote Required.  No vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement under applicable law or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.

Section 4.15.  Tax Treatment.  None of Parent or any of its subsidiaries has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 5

COVENANTS

Section 5.1.  Conduct of Business of the Company.  Except as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Board Appointment Date or earlier termination of this Agreement, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations and seek to (i) preserve intact its current business organizations and goodwill, (ii) keep available the services of its current officers and employees and (iii) maintain its rights, permits and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, landlords and others having business dealings with it. Without limiting the generality of the foregoing, except as described in Section 5.1 of the Company Disclosure Schedule, prior to the Board Appointment Date or earlier termination of this Agreement, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) or enter into any contract, understanding or arrangement with respect to the voting or registration of Shares or the capital stock of any subsidiary of the Company except for (i) the issuance and sale of Shares (together with associated Rights) pursuant to Company Options previously granted prior to the date hereof, (ii) the issuance and sale of securities by a subsidiary of the Company to any entity which is wholly owned by the Company, (iii) the issuance and sale of securities pursuant to Section 1.4 or (iv) any such actions contemplated by Section 2.10;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, except for the payment of dividends or distributions by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Mergers);

(e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

(f) (i) incur or assume any indebtedness or issue any debt securities or warrants except for borrowings to purchase inventory, fund working capital or fund capital expenditures to the extent permitted by Section 5.1(m)(iv) under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary advances to employees and subcontractors in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than currently existing Liens and Liens for Taxes not yet due);

(g) (i) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any or any of its subsidiaries, except for merit-based increases in base salary to employees in the ordinary course of business consistent with past practice in an amount not to exceed 5% of the applicable employee’s base salary from fiscal year 2007 and bonuses granted to employees in the ordinary course of business consistent with past practice; provided that in each case such increase or grant shall not result in any amount failing to be deductible by reason of Section 280G of the Code; or (ii) grant any severance or termination pay to such individuals;

(h) except in each case as required by applicable law or Sections 2.10 and 5.9, an Employee Plan or any award agreement made thereunder, (i) enter into, establish, adopt, amend or modify any compensation or benefit plan, policy, arrangement or agreement, collective bargaining agreement, trust or fund including any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, whether or not an Employee Plan, (ii) fail to make any required contribution to any Employee Plan, merge or transfer any Employee Plan or the assets or liabilities of any Employee Plan, change the sponsor of any Employee Plan, (iii) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Employee Plan other than in accordance in the terms thereof as currently in effect on the date hereof, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Plan, or (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined; provided, that compensation or benefit arrangements that are subject to Section 409A, including the Employee Plans (collectively, the “Non-Qualified Plans”), may be, in consultation with Parent, amended to comply with Section 409A of the Code, provided that any such amendment does not increase costs to the Company or any of its subsidiaries or the Parent, or benefits to participants, under any of the Non-Qualified Plans;

(i) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any of its subsidiaries, as the case may be, other than hirings or terminations in the ordinary course, consistent with existing policies and past practices;

(j) acquire, sell, lease or dispose of any assets, other than tools lost in hole or damaged beyond repair or the purchase or sale of inventory in the ordinary course of business consistent with past practice, in any single transaction or series of related transactions having a fair market value in excess of $500,000 in the aggregate;

(k) except as required as a result of a change in law or in generally accepted accounting principles, change any of the financial accounting principles or practices used by it;

(l) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

(m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement which would constitute a Company Material Contract; (iii) terminate, modify or waive or assign any of its rights or claims under any Material Contract; or (iv) authorize any new (not within the Company’s existing capital expenditure budget) capital expenditure or expenditures which individually is in excess of $250,000 or capital expenditures in the aggregate which are in excess of $1,000,000;

(n) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes or (iv) file any material amended Tax Return;

(o) settle or compromise any pending or threatened suit, action or claim (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would exceed $250,000 individually or $750,000 in the aggregate or, in any case, would impose an injunction or other non-monetary penalty on the Company or any of its subsidiaries;

(p) commence any material research and/or development project or terminate any material research and/or development project that is currently ongoing, in either case except pursuant to the terms of existing contracts or except as contemplated by the Company’s project development budget previously provided to Parent;

(q) create any new subsidiaries;

(r) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in clause (e) of Annex A would occur;

(s) amend the Rights Agreement in any manner that would permit any person other than Parent or its affiliates to acquire more than 20% of the Shares, or redeem the Rights;

(t) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(u) take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(t).

Section 5.2.  Conduct of Business of Parent.  Except as contemplated by this Agreement, during the period from the date hereof to the Board Appointment Date or earlier termination of this Agreement, neither Parent nor any of its subsidiaries, without the prior written consent of the Company, shall:

(a) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(b) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Parent Common Stock;

(d) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Offer and the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(e) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries; or

(f) take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(e).

Section 5.3.  Other Potential Acquirers.

(a) The Company, its subsidiaries and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any parties with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition and the Company shall promptly request the prompt return or destruction of all confidential information previously furnished to any such parties. From the date of this Agreement until the Board Appointment Date, the Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees, representatives or agents to, and shall not resolve or propose to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including, without limitation, any proposal or offer to its shareholders) with or from or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent; provided, however, that, prior to the Board Appointment Date, if the Company receives a bona fide unsolicited written proposal for a Third Party Acquisition that (I) the Company Board determines in its good faith judgment (after consultation with outside legal counsel and a financial adviser of nationally recognized reputation) is or is reasonably likely to constitute a Superior Proposal and (II) was made after the date hereof and did not result from a breach of this Section 5.3, the Company and its representatives may, subject to compliance with this Section 5.3, provide information with respect to the Company and its subsidiaries to and enter into discussions with such Third Party, but only if, prior to such provision of information (A) such Third Party shall have entered into a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement entered into between the Company and Parent dated March 10, 2008 (the “Confidentiality Agreement”) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 5.3); (B) any non-public information provided to such Third Party shall have been previously provided to Parent or shall be provided to Parent prior to or substantially at the same time as it is provided to such person; and (C) the Company Board determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties.

(b) Except as set forth in Section 5.3(c), the Company Board shall not (i) withdraw, change, qualify or modify or publicly propose to withdraw, change, qualify or modify the Company Recommendation in any manner adverse to Parent or Acquisition, (ii) take any other action or make any public statement in connection with the Company Recommendation, the Offer or the Merger that is inconsistent with the Company Recommendation, including failing to publicly reaffirm the Company Recommendation promptly upon request by Parent or, in any event, within ten days of receipt of any proposal for a Third Party Acquisition, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten days after the commencement of such offer, (iv) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Third Party Acquisition (any action described in clauses (i), (ii), (iii) or (iv) being referred to as an “Adverse Recommendation

Change”) or (v) cause the Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (excluding a confidentiality agreement pursuant to Section 5.3(a)) (each, an “Alternative Acquisition Agreement”), constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c) Notwithstanding the foregoing, at any time prior to the Board Appointment Date, if the Company Board determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel that it is required to do so in order to comply with its fiduciary duties (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.3(c)), the Company Board may withdraw the Company Recommendation or approve or recommend a Superior Proposal that did not result from a breach of this Section 5.3, but in each case only (i) after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and the person making such Superior Proposal and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other transaction documents (it being understood and agreed that any amendment to the terms or conditions of such Superior Proposal shall require a new written notice by the Company and a new five business day period) and (ii) causing its legal and financial advisors to negotiate with Parent in good faith (to the extent Parent seeks to negotiate) during such five business day period (or any additional five business day period) to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Recommendation and not withdraw the Company Recommendation or terminate this Agreement; provided, however, the Company shall not be entitled to enter into any Alternative Acquisition Agreement or resolve, agree or publicly propose to take any such action unless this Agreement is contemporaneously terminated by its terms pursuant to Section 7.1 and the Company has paid all amounts due to Acquisition pursuant to Section 7.3. Notwithstanding anything in this Agreement to the contrary, prior to the Board Appointment Time, the Company (and Company Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regards to a proposal for a Third Party Acquisition or make any other disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with and based upon the advice of outside legal counsel, failure to make such a disclosure would be inconsistent with applicable law; provided, however, that neither the Company nor the Company Board shall be permitted to recommend a Third Party Acquisition which is not a Superior Proposal.

(d) For the purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition in one or a series of related transactions of the Company by merger, tender offer, consolidation, business combination or otherwise by any person or group other than Parent, Acquisition or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of more than 15% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of beneficial ownership of 15% or more of the outstanding Shares or any other class of capital stock or voting power of the Company or any resulting parent company of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 15% of the outstanding Shares. For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited written proposal for a Third Party Acquisition that the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions proposed by Parent in an offer in response to such proposal and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Third Party Acquisition” to “15%” shall be deemed to be references to “100%.”

(e) From and after the date of this Agreement, the Company promptly, and in any event within twenty-four hours of receipt, shall advise Parent in writing in the event the Company or any of its subsidiaries or representatives receives any proposal for a Third Party Acquisition together with the terms and conditions of such proposal including the proposed buyer and a copy of any written documentation delivered to the Company or its representatives in connection therewith). The Company shall keep Parent informed in all respects on a timely basis of the status and details (including, within twenty-four hours after the occurrence of any material amendment or modification) of any such proposal, including all developments with respect to any such proposal, without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a proposal for a Third Party Acquisition pursuant to Section 5.3(a) or (b).

(f) The Company shall promptly inform its representatives, and shall cause its subsidiaries promptly to inform their respective representatives of the obligations under this Section 5.3.

(g) The Company shall not take any action to exempt any person (other than Parent, Acquisition and their respective affiliates) from the restrictions on “business combinations” contained in Article 13 of the TBCA (or any similar provision of any other applicable law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken concurrently with a termination of this Agreement pursuant to Section 7.1(e).

Section 5.4.  Meeting of Shareholders.  If a shareholder vote is required for consummation of the Merger, the Company shall take all action necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as promptly as practicable after consummation of the Offer to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The Company shall also as promptly as practicable after consummation of the Offer, if necessary, prepare and file with the SEC the Proxy Statement. At the Shareholders’ Meeting, Parent and its subsidiaries will vote all Shares owned by them or as to which they have been granted a proxy in favor of approval and adoption of this Agreement. Each of the Company, Parent and Acquisition agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Shareholders’ Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the party that discovers such information will promptly inform the other parties hereto. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its representatives reasonable opportunity to comment thereon.

Section 5.5.  Access.

(a) Between the date hereof and the Board Appointment Date, the Company will give Parent and its authorized representatives, accountants and other advisors reasonable access during normal business hours to all of the Company’s and its subsidiaries employees, plants, offices, warehouses and other facilities and to all of the Company’s and its subsidiaries books and records, will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the Company’s business and properties and those of the Company’s subsidiaries as Parent may from time to time reasonably request.

(b) Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes is subject to the attorney-client or other applicable privilege (but only to the extent reasonably required to preserve such privilege) or it may not provide by reason of any applicable law, rules or regulations, or which it or any of its subsidiaries is required to keep confidential by reason of any contract or agreement with third parties.

Section 5.6.  Additional Agreements; Reasonable Efforts.

(a) Subject to the terms and conditions herein, the Company, Parent and Acquisition each agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, the Merger) and to reasonably cooperate with the others in connection with the foregoing, including using reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit the consummation of the transactions contemplated hereby, including, without limitation, by using reasonable efforts to pursue all avenues of judicial and administrative appeal and (iv) to execute and deliver any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) The Company, Parent and Acquisition shall keep the other parties apprised of the status of matters relating to the completion of the transactions contemplated hereby (including, without limitation, the Merger) and shall reasonably cooperate in connection with obtaining the requisite approvals, consents or orders of any Governmental Entity, including, without limitation: (i) cooperating with the other parties in connection with filings under the HSR Act and compliance with any other federal, state or foreign antitrust or competition laws (“Antitrust Laws”), including, with respect to the party making a filing, providing copies of all such documents to the non-filing parties and their advisers prior to filing (other than the portions of documents containing confidential business information, which portions shall be shared only with outside counsel to the non-filing party); (ii) furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act or any other Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the others of, and if in writing furnishing the others with copies of, any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement (including, without limitation, the Merger); (iv) permitting the other parties to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws; and (v) not agreeing to participate in any meeting or discussion with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws unless it consults with the other parties in advance, and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

(c) The Company shall and shall cause its subsidiaries to, use reasonable efforts to maintain its existing insurance coverages or similar coverages with comparable insurance companies.

Section 5.7.  Indemnification.

(a) After the Effective Time, the Parent shall cause the Ultimate Surviving Company to indemnify and hold harmless (and shall also cause it to advance expenses to the fullest extent permitted by law to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based on or arising out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law, under the Ultimate Surviving Company’s limited liability company agreement (it being agreed that the provisions thereof relating to indemnification and exoneration from liability shall, with respect to matters occurring through the Effective Time, be at least as favorable to the Indemnified Persons as the current provisions of the Company’s Articles of Incorporation and Bylaws for a period of six years after the Effective Time) and under any indemnification agreement to which an Indemnified Person and the Company is a party. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Articles of Incorporation or Bylaws.

(b) For six years after the Effective Time, the Ultimate Surviving Company shall provide directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date hereof by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof (the “D&O Policy”); provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then the Parent shall only be obligated to cause the Ultimate Surviving Company to provide only such coverage as shall then be available at an annual premium equal to 200% of such current rate. Notwithstanding anything to the contrary in this Agreement, the Parent may cause the Ultimate Surviving Company to purchase a six-year “tail” prepaid policy on terms and conditions no more favorable and no less advantageous than the D&O Policy. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Parent shall cause the Ultimate Surviving Company to maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Ultimate Surviving Company under the first sentence of this Section 5.7(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) In the event the Ultimate Surviving Company or any of its successors or assigns consolidates with or merges into another person and is not the surviving person in such merger or consolidation or transfers all or substantially all of its properties or assets to another person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Ultimate Parent Company, or at Parent’s option, Parent, assume the obligations set forth in this Section 5.7(b).

Section 5.8.  Public Announcements.  Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to receiving the prior written approval of the other party except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE.

Section 5.9.  Employee Matters.

(a) From and after the Effective Time, Parent shall assume and honor, and shall cause the Surviving Corporation to honor, all Employee Plans and all Employment Agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms.

(b) Provided that the Effective Time occurs prior to December 31, 2008, following the Effective Time through December 31, 2008, Parent shall provide, or shall cause to be provided, to current employees of the Company and its subsidiaries (the “Company Employees”) compensation and employee benefits that are, in the aggregate, substantially comparable to those provided to Company Employees immediately before the Effective Time, including those described in Section 5.9 of the Company Disclosure Schedule. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular Employee Plan or Employment Agreement to the extent permitted by, and in accordance with, its terms as in effect immediately before the Effective Time, or (ii) the termination of employment or the reduction of, or other change in, the compensation or employee benefits of any individual Company Employee.

(c) For all purposes under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “Parent Plans”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Plans, except (i) for purposes of accrual under any defined benefit pension plan, (ii) to the extent such credit would result in a duplication of benefits or (iii) to the extent that any Parent Plan does not recognize service of similarly situated employees of Parent and its subsidiaries. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under a comparable Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents to the extent such limitation was not applicable immediately before the Effective Time under the analogous Old Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(d) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the outstanding balance of each Participant Account under the LTCIP, shall immediately vest in full and be promptly paid and distributed to the holder thereof; provided that any Participant Accounts under the Long-Term Cash Incentive Plan for which a participant has made a deferral election shall be distributed upon the earlier of the time set forth in such deferral election or the first business day in 2009 occurring after the Effective Time.

(e) Except as contemplated by Section 2.10 hereof, or this Section 5.9, from and after the date hereof, neither the Company Board nor any committee thereof shall take any actions or use any discretion to accelerate the vesting or payment of any compensation or benefit under any Employee Plan or any award agreement made thereunder in connection with, or as a result of, the consummation of the transactions contemplated hereby, including, without limitation, pursuant to Section 3.6 of the LTCIP, pursuant to Section VIII.(c) of the Company’s 1997 Stock Option Plan as restated, effective as of May 12, 2004 and Section 11(a) of the Company’s 2006 Stock Awards Plan, effective as of May 10, 2006.

(f) Nothing in this Section 5.9 shall be construed to limit the right of Parent or any of its subsidiaries (including, following the Closing Date, the Company and its subsidiaries) to amend or terminate any Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.9 be construed to require the Parent or any of its subsidiaries (including, following the Closing Date, the Company and its subsidiaries) to retain the employment of any particular Company Employee for any fixed period of time following the Closing Date.

(g) Without limiting the generality of Section 8.6, the provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and, except to the extent provided in Section 5.7, no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other employee benefit plan for any purpose.

(h) Parent and Acquisition acknowledge that the consummation of the Offer will constitute a Change in Control under the Company Stock Plans and under the employment and individual award agreements that are set forth on Section 5.9 of the Company Disclosure Schedule.

(i) If the Company or any of its subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, the Company intends that all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. If there has been any adoption, approval, amendment or modification of any Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the compensation committee of the Company Board, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

(j) The Company shall use its reasonable best efforts to assist Parent in entering into employment agreements with employees of the Company and its subsidiaries.

Section 5.10.  Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Acquisition) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Annex A or (ii) it (and, in the case of Parent, Acquisition) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Acquisition) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement. The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

Section 5.11.  Restriction on Transfer.  Parent agrees that it will not, and that it will obligate any person to whom Parent transfers any of the Assets or Additional Assets as defined by the Purchase and Sale Agreement between W-H Energy Services, Inc., Halliburton Energy Services, Inc., and Halliburton Company executed January 22, 1999 (“Assets or Additional Assets”) not to transfer by any means any of the Assets or Additional Assets Parent acquires from the Company to Schlumberger Limited or Baker Hughes Incorporated or any of their affiliates during the time period specified in Section XII of the Final Judgment issued on April 1, 1999 in U.S. v. Halliburton Company and Dresser Industries, Inc., Civil Action Number 98CV02340 (D.C.D.C. September 29, 1998).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1.  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted, if required, by the requisite vote of the shareholders of the Company;

(b) no statute, rule, regulation, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

(c) Acquisition shall have purchased Shares pursuant to the Offer.

Section 6.2.  Frustration of Closing Conditions.  Neither the Company, Acquisition nor Parent may rely, either as a basis for not effecting the Offer, not consummating the Merger or terminating this Agreement and abandoning the Merger or the Offer, on the failure of any condition set forth in Section 6.1 or Annex A, as applicable, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement or failure to use its reasonable efforts to effect the Offer and to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

Section 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time:

(a) by mutual written consent of Parent, Acquisition and the Company;

(b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable or (ii) the purchase of Shares pursuant to the Offer has not been consummated by the date that is six months from the date hereof (the “Outside Date”); provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the purchase of Shares pursuant to the Offer shall not have occurred on or before said date;

(c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue or (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof from the Company, where such breach under clause (i) or (ii) would have, or be reasonably expected to have, a Parent Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or the Merger; provided, that the Company has not breached any of its obligations hereunder;

(d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph (d) of Annex A would not be satisfied or would be incapable of being satisfied by the Outside Date, (ii) the Company shall be in breach of Section 5.3, (iii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, within 20 business days following written notice thereof from Parent and Acquisition that would have, or would reasonably be expected to have, a Company Material Adverse Effect or would materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder, (iv) the Company Board shall have entered into, or recommended to the Company’s shareholders, a Superior Proposal, (v) the Company Board shall have made an Adverse Recommendation Change or (vi) a Third Party Acquisition shall have occurred after the date hereof; or

(e) by the Company if the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (i) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.3 hereof, including the notice provisions therein, and (ii) the Company has paid all amounts due to Acquisition pursuant to Section 7.3.

Section 7.2.  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders provided that the provisions of this Section 7.2 and Sections 7.3, 7.4, 7.5 and Article 8 hereof shall survive the termination of this Agreement. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of its covenants, agreements or obligations set forth in this Agreement.

Section 7.3.  Fees and Expenses.

(a) In the event that (i) this Agreement shall be terminated pursuant to Section 7.1(d)(ii), (iv), (v) or (vi) or Section 7.1(e); or

(ii) (A) a proposal for a Third Party Acquisition shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make such a proposal, (B) this Agreement is terminated (I) by the Company or Parent pursuant to Section 7.1(b)(ii) or (II) by Parent pursuant to Section 7.1(d)(i) or (iii) and (C) concurrently with or within 12 months after such termination, the Company enters into an Alternative Acquisition Agreement or consummates a Third Party Acquisition;

(x) then, in the case of a termination pursuant to clause (i) above, the Company shall pay Parent a fee equal to $76,000,000 (the “Termination Fee”) plus Expenses, on the first business day following the date of termination of this Agreement (or in the case of a termination pursuant to Section 7.1(e), simultaneously with such termination) and (y) in the case of a termination which satisfies sub-clauses (A) and (B) of clause (ii) above, the

Company shall pay Parent Expenses, on the first business day following the date of termination of this Agreement (provided that the payment by the Company of any such Expenses shall not relieve the Company from any subsequent obligation to pay the Termination Fee pursuant hereto) and upon the date of the first to occur of the events referred to in sub-clause (ii)(C) above, the Company shall pay Parent the Termination Fee. All payments pursuant to this Section 7.3 shall be made by wire transfer of same-day funds on the applicable date. “Expenses” shall mean a cash amount equal to $17,500,000.

(b) The Company and Parent acknowledge and agree that the agreements contained in Section 7.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 7.3(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal.

(c) Except as provided in paragraphs (a) or (b) of this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the filing fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.

Section 7.4.  Amendment.  This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 7.5.  Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8

MISCELLANEOUS

Section 8.1.  Nonsurvival of Representations and Warranties.  The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2.  Entire Agreement; Assignment.

(a) This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

(b) This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.3.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a recognized, next-day courier service or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

If to Parent or Acquisition:	Smith International, Inc. 16740 East Hardy Road Houston, Texas 77032 Attention: General Counsel

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Daniel A. Neff, Esq. David E. Shapiro, Esq.

if to the Company to:	W-H Energy Services 2000 West Sam Houston Parkway South Suite 500 Houston, Texas 77042 Attention: Chief Executive Officer

with a copy to:	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002 Attention: Michael S. Telle, Esq. Edgar J. Marston, Esq.

or to such other address or facsimile as the person to whom notice is given may hereinafter furnish to the others in writing in the manner set forth above.

Section 8.4.  Governing Law.  This Agreement and the rights of the parties and all actions arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the State of Texas shall govern any matters pertaining to (i) the mechanics of, and rights (including dissenters’ rights) of shareholders in connection with, the Mergers and (ii) the internal corporate governance of the Company or Acquisition, including, without limitation, the interpretation of the Company Board’s fiduciary duties to the Company’s shareholders in connection with this Agreement, the Offer and the Mergers.

Section 8.5.  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.6.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 5.7, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.7.  Certain Definitions.  For the purposes of this Agreement the term:

(a) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b) “business day” means any day other than a day on which the New York Stock Exchange is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “fully diluted basis” means the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to (i) any Company Options that have vested as of the Expiration Date (including all Company Options for which vesting accelerates on the Expiration Date) or that are scheduled to vest within 60 days following the Expiration Date and (ii) any Company Restricted Shares that have vested as of the Expiration Date (including all Company Restricted Shares for which vesting accelerates on the Expiration Date);

(e) “knowledge” means, with respect to any matter in question, the knowledge of any executive officer of the Company or Parent after reasonable inquiry, as the case may be;

(f) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(g) “subsidiary” or “subsidiaries” of the Company, Parent, Acquisition or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, Acquisition or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided that in the case of the Parent, “subsidiary” shall not include C.E. Franklin Ltd. or any of its subsidiaries.

Section 8.8.  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.9.  Jurisdiction; Enforcement.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to, arising out of or relating to this Agreement, or the negotiation, interpretation, validity or performance of this Agreement, or the transactions contemplated hereby (including the Offer and the Merger) and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or in the event (but only in the event) that neither such court has jurisdiction over such action or proceeding, the Delaware Superior Court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Acquisition hereby consents to service being made through the notice procedures set forth in Section 8.3 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. In addition, each of the parties hereto that has not appointed or does not maintain an agent for service of process in the State of Delaware does hereby appoint National Registered Agents as such agent.

Section 8.10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.11.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13.  Time of Essence.  Time is of the essence with respect to the interpretation and performance of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

SMITH INTERNATIONAL, INC.

By:	/s/ Doug Rock
Name:     Doug Rock

Title:	President, Chairman, Chief Executive
Officer and Chief Operating Officer

W-H ENERGY SERVICES, INC.

By:	/s/ Kenneth T. White, Jr.
Name:     Kenneth T. White, Jr.

Title:	Chairman, President and Chief Executive
Officer

WHITEHALL ACQUISITION CORP.

By:	/s/ Richard E. Chandler, Jr.
Name:     Richard E. Chandler, Jr.

Title:	Director and Secretary

ANNEX A

CONDITIONS OF THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED

Notwithstanding any other provisions of the Offer (subject to compliance with Section 1.1(a) of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Acquisition shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any Shares, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated or any other requisite clearances and/or approvals under the Antitrust Laws of any Governmental Entity shall not have been obtained prior to the expiration of the Offer, (ii) the S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order, (iii) the Minimum Condition is not satisfied or (iv) at any time on or after the date hereof and prior to the acceptance for payment of Shares, any of the following conditions shall have occurred and continue to exist:

(a) any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Entity or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares.

(b) a Company Material Adverse Effect shall have occurred or any fact, circumstance, occurrence, event, development or change shall have occurred or shall exist which would reasonably be expected to have a Company Material Adverse Effect; or

(c) there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting from physical damage to or interference with such exchange not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any material limitation (whether or not mandatory) by any U.S. Governmental Entity on the extension of credit by banks or other financial institutions; or

(d) the Agreement shall have been terminated in accordance with its terms; or

(e) (i) other than with respect to Sections 3.2(a-d), 3.3(c), 3.10(a), 3.19, 3.20 and 3.21, the representations and warranties of the Company contained in the Agreement shall not be true and correct in all respects (without giving effect to any exceptions or qualifications contained therein relating to “materiality” or “Company Material Adverse Effect”) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, except where the failure of a representation or warranty to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.2(a-d), 3.3(c), 3.19, 3.20 and 3.21, shall not be true and correct in all material respects (with respect to the figures cited in the first two sentences of Section 3.2(a), “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 25,000 shares) at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date, (iii) the representations and warranties of the Company contained in Sections 3.10(a) shall not be true and correct in all respects at and as of the scheduled Expiration Date with the same effect as if made at and as of such date or if such representations speak as of an earlier date, as of such earlier date or (iv) the Company shall have failed to comply with its covenants and agreements contained in the Agreement in all material respects; or

(f) prior to the purchase of Shares pursuant to the Offer, the Company Board shall have made an Adverse Recommendation Change.

The foregoing conditions are for the sole benefit of Parent and Acquisition and may be asserted by Parent or Acquisition regardless of the circumstances (including any action or inaction by Parent or Acquisition) giving rise to such condition or may be waived by Parent or Acquisition, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Condition. The failure by Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF SMITH AND OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Smith and Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Smith International, Inc., 16740 East Hardy Road, Houston, Texas 77032. Unless otherwise indicated below, the current business telephone number of each director and officer is (281) 443-3370. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite the name of an officer or director of Smith refers to a position with Smith, and each occupation set forth opposite the name of an officer or director of Offeror refers to a position with Offeror. During the past five years, none of the directors and officers of Smith or Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that went dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated below, each such person is a citizen of the United States of America.

Directors and Executive Officers of Smith

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Loren K. Carroll, 64	Director	Mr. Carroll joined Smith in December 1984 as Vice President and Chief Financial Officer. He is currently an advisor to Smith. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO, a company in which Smith holds a 60% interest. From 1992 until 1994, he served as Executive Vice President and Chief Financial Officer of Smith. In January 1988, he was appointed Executive Vice President and Chief Financial Officer and served in that capacity until March 1989. He rejoined Smith in 1992.

He is also a director of the following corporations: Fleetwood Enterprises, Inc.; CGG-Veritas; Forest Oil Corporation; KBR, Inc.

Dod A. Fraser, 57	Director	Mr. Fraser is the President of Sackett Partners Incorporated, a consulting company, and a member of corporate boards. Mr. Fraser established Sackett Partners in 2000 upon retiring from a 27-year career in investment banking. From 1995 to 2000, Mr. Fraser was with The Chase Manhattan Bank, now JP Morgan Chase, where he was Managing Director, Group Executive of the global oil and gas group. Prior to that, Mr. Fraser was General Partner of Lazard Freres & Co., which he joined in 1978.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

He is also a director of the following corporations: Forest Oil Corporation; Terra Industries, Inc.

James R. Gibbs, 64	Director	Mr. Gibbs is the Chairman of the Board, President & Chief Executive Officer of Frontier Oil Corporation. He was President and Chief Operating Officer of Frontier from January 1, 1987 to April 1, 1992, at which time he assumed the additional position of Chief Executive Officer. He was elected Chairman of the Board of Frontier in April 1999. He joined Frontier Oil Corporation in February 1982 as Vice President of Finance and Administration, and was appointed Executive Vice President in September 1985.

He is also a director of the following corporations: Frontier Oil Corporation; advisory director of Frost Bank-Houston; member of the Board of Trustees of Southern Methodist University.

Robert Kelley, 63	Director	Since 2001, Mr. Kelley has served as the President of Kellco Investments, a private investment company. From 1986 to 2001, Mr. Kelley served in several senior management roles including Chairman, President and Chief Executive Officer of Noble Affiliates, Inc. Prior to 1986, he was President and Chief Executive Officer of Samedan Oil Corporation, a subsidiary of Novle Energy Inc.

He is also a director of the following corporations: Cabot Oil and Gas Corporation; OGE Energy Corp.

Doug Rock, 61	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	Mr. Rock was elected Chairman of the Board of Directors on February 26, 1991. Mr. Rock has been with Smith since 1974 and has been Chief Executive Officer, President and Chief Operating Officer since March 31, 1989.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

John Yearwood, 48	Director	Mr. Yearwood, a citizen of Trinidad and Tobago, has served as a Senior Advisor to the Chief Executive Officer of Schlumberger Limited since March 2006. From 1980 to March 2006, he served in a variety of positions at Schlumberger Limited, many of which included responsibilities for businesses primarily focused outside of the United States, most recently as President - North and South America, Oilfield Services.

He is also a director of the following corporations: Logan Oil Tools; Sheridan Production Partners; Remora Energy; NFG Energy.

Malcolm W. Anderson, 60	Senior Vice President, Human Resources	Senior Vice President, Human Resources since December 2006. Joined Company as Vice President, Human Resources in May 2004. Vice President Human Resources at Hewlett Packard from January 2001 to April 2004. Vice President Human Resources at Weatherford International Ltd. from April 1996 to December 2000.

Richard E. Chandler, Jr., 51	Senior Vice President, General Counsel and Secretary	Senior Vice President and Secretary since January 2006 and General Counsel since August 2005. Joined predecessor to M-I SWACO in December 1986 as Vice President, General Counsel and Secretary. Named Senior Vice President - Administration, General Counsel and Secretary of M-I SWACO in January 2004.

Margaret K. Dorman, 44	Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President, Chief Financial Officer and Treasurer since June 1999. Joined Company as Director of Financial Reporting in December 1995 and named Vice President, Controller and Assistant Treasurer in February 1998.

Bryan L. Dudman, 51	President, Smith Services	President, Smith Services since January 2006. Held various positions since joining Smith in January 1979. Prior to being named to current position, served as Senior Vice President of M-I SWACO’s Western Hemisphere Operations since May 1994.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

John J. Kennedy, 56	President and Chief Executive Officer, Wilson	President and Chief Executive Officer, Wilson since June 1999. Held various positions since joining Smith in November 1986. Elected Vice President, Chief Account Officer and Treasurer in March 1994 and named Senior Vice President, Chief Financial Officer and Treasurer in April 1997.

Donald McKenzie, 59	President and Chief Executive Officer, M-I SWACO	President and Chief Executive Officer, M-I SWACO since May 2006. Held various positions since joining Smith in 1989. Named Senior Vice President of M-I SWACO’s Eastern Hemisphere Operations of M-I SWACO in April 1994. Appointed Chief Operating Officer of M-I SWACO in January 2006.

Michael D. Pearce, 60	President, Smith Technologies	President, Smith Technologies since May 2005. Joined Company as Vice President Sales of Smith’s GeoDiamond Division in April 1995 and named Vice President Sales of Smith Technologies in August 1998.

Peter J. Pintar, 49	Vice President, Corporate Strategy and Development	Vice President Corporate Strategy and Development since September 2005. Held various positions at DTE Energy Company between October 1997 and August 2005, including Director — Corporate Development, Managing Director — Venture Capital Investments, and Director — Investor Relations.

Joseph S. Rinando, III, 36	Vice President and Controller	Vice President and Controller since April 2006. Joined Company as Director of Financial Reporting in May 2003. Served as Audit Manager for PricewaterhouseCoopers LLP from July 2000 to June 2002 and Senior Manager from July 2002 to May 2003.

Geraldine D. Wilde, 57	Vice President, Taxes and Assistant Treasurer	Vice President, Taxes since February 1998. Joined Company as Manager of Taxes and Payroll of predecessor to M-I SWACO in December 1986 and named Director of Taxes and Assistant Treasurer in April 1997.

Directors and Executive Officers of Whitehall Acquisition Corp.

Present Principal Occupation and
Name/Age	Title	Five-Year Employment History

Richard E. Chandler, Jr., 51	Director, Secretary	Director and Secretary of Offeror since June of 2008. Smith Senior Vice President and Secretary since January 2006 and General Counsel since August 2005. Joined predecessor to M-I SWACO in December 1986 as Vice President, General Counsel and Secretary. Named Senior Vice President — Administration, General Counsel and Secretary of M-I SWACO in January 2004.

Margaret K. Dorman, 44	Treasurer	Treasurer of Offeror since June of 2008. Smith Senior Vice President, Chief Financial Officer and Treasurer since June 1999. Joined Company as Director of Financial Reporting in December 1995 and named Vice President, Controller and Assistant Treasurer in February 1998.

Bryan L. Dudman, 51	Director, President	Director and President of Offeror since June of 2008. President, Smith Services since January 2006. Held various positions since joining Smith in January 1979. Prior to being named to current position, served as Senior Vice President of M-I SWACO’s Western Hemisphere Operations since May 1994.

Peter J. Pintar, 49	Director, Vice-President	Director and Vice-President of Offeror since June of 2008. Smith Vice President Corporate Strategy and Development since September 2005. Held various positions at DTE Energy Company between October 1997 and August 2005, including Director - Corporate Development, Managing Director - Venture Capital Investments, and Director - Investor Relations.

ANNEX C

June 2, 2008

The Board of Directors
W-H Energy Services, Inc.
2000 West Sam Houston Parkway South
Suite 500
Houston, TX 77042

Dear Members of the Board:

We understand that W-H Energy Services, Inc., a Texas corporation (the “Company”), is considering a transaction whereby Smith International, Inc., a Delaware corporation (“Smith”), will enter into a business combination with the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of June 1, 2008 (the “Agreement”), among Smith, the Company and Whitehall Acquisition Corp., a Texas corporation and wholly owned subsidiary of Smith (“Sub”), Smith will undertake a series of transactions whereby (i) Sub will commence an exchange offer (the “Offer”) to acquire all of the issued and outstanding shares of the common stock, par value of $0.0001 per share, of the Company (“Company Common Stock”), in which each share of the Company Common Stock will be exchanged for: (x) 1.199 shares of common stock, par value $1.00 per share, of Smith (“Smith Common Stock”) (the “Per Share Stock Election Consideration”), or (y) $93.55 (the “Per Share Cash Election Consideration”) or (z) 0.480 shares of Smith Common Stock and $56.10 (the “Per Share Mixed Election Consideration”), depending upon the election of the holder of such share of Company Common Stock and, in cases of clauses (x) and (y), subject to the proration mechanisms described in the Agreement. Following consummation of the Offer, Sub will be merged with and into the Company (the “Merger”), and, in connection with such Merger each share of Company Common Stock not otherwise acquired in the Offer will, subject to certain exceptions, be converted into the right to receive the Per Share Mixed Election Consideration, subject to proration. Subsequent to the Merger, the Company will be merged (the “Second Merger”) with and into a wholly owned subsidiary of Smith. The Offer, together with the Merger and the Second Merger, are referred to herein collectively as the “Transaction.” The Per Share Stock Election Consideration, the Per Share Cash Election Consideration and the Per Share Mixed Election Consideration are referred to herein collectively as the “Consideration.”

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Smith and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction, including which, if any, election a shareholder should make with respect to the Consideration. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of

The Board of Directors
W-H Energy Services, Inc.
June 2, 2008

the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to what the value of Smith Common Stock will be when issued pursuant to the Transaction or the price at which Smith Common Stock or Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Smith and the Company will comply with all material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Smith or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Smith; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain financial information and other data relating to the business and financial prospects of Smith that were publicly available, including Wall Street consensus financial forecasts and estimates as published by Institutional Brokers’ Estimate System (I/B/E/S) that you have directed us to utilize for purposes of our analysis; (iv) conducted discussions with members of the senior managements of the Company and Smith concerning the businesses and financial prospects of the Company and Smith; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock and Smith Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for the Company referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the financial forecasts and estimates for Smith referred to above, we have assumed, based on our discussions with you and at your direction, that they were a reasonable basis upon which to evaluate the future performance of Smith and are appropriate for us to use in our analyses. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

The Board of Directors
W-H Energy Services, Inc.
June 2, 2008

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

ANNEX D

SECTION 203 OF THE DELAWARE GENERAL CORPORATE LAW

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 3 categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to § 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority owned subsidiary of the corporation (other than to any direct or indirect wholly owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

(1) “Affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under § 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) “Interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

Any questions or requests for assistance may be directed to the exchange agent or information agent at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange and the letter of election and transmittal may be obtained from the exchange agent or information agent at their respective addresses or telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The exchange agent for the Offer is:
COMPUTERSHARE TRUST COMPANY, N.A.

By Mail:	By Overnight:

Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Trust Company, N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184

By Facsimile: (781) 930-4900 Telephone: (781) 930-4942

The information agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

PART II

Item 20.	Indemnification of Directors and Officers.

Smith is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Smith’s restated certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Smith shall not be personally liable to Smith or its shareholders for monetary damages for breach of any fiduciary duty as a director. Smith’s restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, Smith maintains liability insurance for its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus/offer to exchange which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus/offer to exchange will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus/offer to exchange: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on June 24, 2008.

SMITH INTERNATIONAL, INC.

By:	/s/ Richard E. Chandler, Jr.
Name:     Richard E. Chandler, Jr.

Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Doug Rock, Margaret K. Dorman, and Richard E. Chandler, Jr., and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and this power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doug Rock Doug Rock	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	June 24, 2008

/s/ Margaret K. Dorman Margaret K. Dorman	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 24, 2008

/s/ Loren K. Carroll Loren K. Carroll	Director	June 24, 2008

/s/ Dod A. Fraser Dod A. Fraser	Director	June 24, 2008

/s/ James R. Gibbs James R. Gibbs	Director	June 24, 2008

Signature	Title	Date

/s/ Robert Kelley Robert Kelley	Director	June 24, 2008

/s/ John Yearwood John Yearwood	Director	June 24, 2008

EXHIBIT INDEX

Exhibits designated with an “*” are filed, and with an “**” are furnished, as an exhibit to this Registration Statement on Form S-4. Exhibits designated with a “+” are identified as management contracts or compensatory plans or arrangements. Exhibits previously filed as indicated below are incorporated by reference.

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger dated as of June 3, 2008, by and among Smith International, Inc., Whitehall Acquisition Corp. and W-H Energy Services, Inc. (incorporated by reference to Annex A of this Registration Statement).
3.1		Restated Certificate of Incorporation of Smith dated July 26, 2005. Filed as Exhibit 3.4 to Smith’s report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference.
3.2		Restated Bylaws of Smith. Filed as Exhibit 3.1 to Smith’s report on Form 8-K dated April 29, 2008 and incorporated herein by reference.
4.1		Rights Agreement, dated as of June 8, 2000, between Smith and First Chicago Trust Company of New York, as Rights Agent. Filed as Exhibit 4.1 to Smith’s report on Form 8-A, dated June 15, 2000, and incorporated herein by reference.
4.2		Amendment to Rights Agreement dated June 8, 2000, by and among Smith and First Chicago Trust Company of New York and effective as of October 1, 2001. Filed as Exhibit 4.1 to Smith’s report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.
4.3		Amendment No. 2 to Rights Agreement by and among Smith and EquiServe Trust Company, N.A. and effective as of December 31, 2002. Filed as Exhibit 4.3 to Smith’s report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.
4.4		Form of Indenture between Smith and The Bank of New York, as Trustee. Filed as Exhibit 4.1 to Smith’s Registration Statement on Form S-3 dated August 22, 1997 and incorporated herein by reference.
4.5		Form of Senior Note due 2007. Filed as Exhibit 4.2 to Amendment No. 1 to Smith’s Registration Statement on Form S-3 dated September 9, 1997 and incorporated herein by reference.
4.6		Form of Senior Note due 2011. Filed as Exhibit 4.1 to Smith’s report on Form 8-K dated February 13, 2001 and incorporated herein by reference.
4.7		Form of Senior Note due 2016. Filed as Exhibit 4.1 to Smith’s report on Form 8-K dated June 12, 2006 and incorporated herein by reference.
5	.1*	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered.
10	.1+	Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan, effective January 1, 2008. Filed as Exhibit 10.1 to Smith’s report on Form 8-K dated May 19, 2008 and incorporated herein by reference.
10	.2+	Smith International, Inc. Form of Nonstatutory Option Agreement as amended December 2005. Filed as Exhibit 10.3 to Smith’s report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.
10	.3+	Smith International, Inc. Form of Nonstatutory Option Agreement as amended December 2006. Filed as Exhibit 10.5 to Smith’s report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
10	.4+	Smith International, Inc. Form of Restricted Stock Unit Agreement as amended December 2005. Filed as Exhibit 10.4 to Smith’s report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.
10	.5+	Smith International, Inc. Form of Restricted Stock Unit Agreement as amended December 2006. Filed as Exhibit 10.7 to Smith’s report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
10	.6+	Smith International, Inc. Form of Restricted Stock Unit Agreement as amended December 2007. Filed as Exhibit 10.6 to the Company’s report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference.
10	.7+	Smith International, Inc. Form of Performance-Based Restricted Stock Unit Agreement as amended December 2005. Filed as Exhibit 10.5 to Smith’s report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.

Exhibit
Number		Description of Exhibit

10	.8+	Smith International, Inc. Form of Performance-Based Restricted Stock Unit Agreement as amended December 2006. Filed as Exhibit 10.9 to Smith’s report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
10	.9+	Smith International, Inc. Form of Performance-Based Restricted Stock Unit Agreement as amended December 2007. Filed as Exhibit 10.9 to the Company’s report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference.
10	.10+	Director Compensation Summary of Smith International, Inc. effective January 1, 2008. Filed as Exhibit 10.10 to the Company’s report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference.
10	.11+	Smith International, Inc. Supplemental Executive Retirement Plan, as amended to date. Filed as Exhibit 10.1 to Smith’s report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.
10	.12+	Smith International, Inc. Amended and Restated Post-2004 Supplemental Executive Retirement Plan effective as of January 1, 2006. Filed as Exhibit 10.13 to Smith’s report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
10	.13+	Smith International, Inc. Amended and Restated Executive Officer Annual Incentive Plan effective as of January 1, 2008, dated October 17, 2007. Filed as Exhibit 10.13 to the Company’s report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference.
10	.14+	Employment Agreement dated December 10, 1987 between Smith and Douglas L. Rock. Filed as Exhibit 10.11 to Smith’s report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.
10	.15+	Employment Agreement dated December 10, 1987 between Smith and Bryan L. Dudman. Filed as Exhibit 10.13 to Smith’s report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.
10	.16+	Change-of-Control Employment Agreement dated January 4, 2000 between Smith and Douglas L. Rock. Filed as Exhibit 10.11 to Smith’s report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.
10	.17+	Change-of-Control Employment Agreement dated January 4, 2000 between Smith and Loren K. Carroll. Filed as Exhibit 10.14 to Smith’s report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.
10	.18+	Change-of-Control Employment Agreement dated January 4, 2000 between Smith and Margaret K. Dorman. Filed as Exhibit 10.15 to Smith’s report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.
10	.29+	Change-of-Control Employment Agreement dated January 4, 2000 between Smith and John J. Kennedy. Filed as Exhibit 10.16 to Smith’s report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.
10	.20+	Change-of-Control Employment Agreement dated May 15, 2005 between Smith and Michael Pearce. Filed as Exhibit 10.1 to Smith’s report on Form 8-K dated May 15, 2005 and incorporated herein by reference.
10	.21+	Form of Change-of-Control Employment Agreement as of April 2006. Filed as Exhibit 10.2 to Smith’s report on Form 8-K dated April 25, 2006 and incorporated herein by reference.
10	.22+	Form of Employment Agreement for Advisors as of April 2006. Filed as Exhibit 10.3 to Smith’s report on Form 8-K dated April 25, 2006 and incorporated herein by reference.
10.23		Credit Agreement dated as of May 5, 2005 among Smith and M-I L.L.C., the Lenders From Time to Time Party Thereto and Comerica Bank, as Administrative Agent, ABN AMRO Bank N.V., as Syndication Agent, Den Norske Bank ASA, as Documentation Agent, and Calyon New York Branch and RBS Securities Corporation, as Co-Lead Arrangers and Joint Bookrunners. Filed as Exhibit 10.1 to Smith’s report on Form 10-Q for the quarter ended March 31, 2005 and incorporated herein by reference.
10	.24+	Form of Director Indemnification Agreement as of February 28, 2007. Filed as Exhibit 10.28 to Smith’s report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.
10	.25+	Letter Agreement on Non-Competition between Smith and Loren K. Carroll dated May 9, 2008 filed herewith. Filed as Exhibit 10.1 to Smith’s report on Form 10-Q for the Quarter ended March 31, 2008 and incorporated herein by reference.

Exhibit
Number		Description of Exhibit

21.1		Subsidiaries of Smith. Filed as Exhibit 21.1 to Smith’s report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2*	Consent of Grant Thornton LLP.
23	.3*	Consent of Wachtell, Lipton, Rosen & Katz for form of opinion regarding legality of securities being registered (included as part of its form of opinion filed as Exhibit 5.1 and incorporated herein by reference).
99.1		Opinion of UBS(incorporated by reference to Annex C of this Registration Statement)
99	.2*	Consent of UBS
99	.3*	Form of Letter of Election and Transmittal.
99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.6*	Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9.
99	.7*	Form of Summary Advertisement Published in the New York Times on June 24, 2008.